                                                        Submitted Pursuant to
                                                        Rule 424(b)(3)
                                                        Registration No.
                                                        333-20059

                                  EQUITY BANK
                             5030 LINTON BOULEVARD
                          DELRAY BEACH, FLORIDA 33484
 ______________________________________________________________________________
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
 ______________________________________________________________________________

     Notice is hereby given that a Special Meeting of Shareholders of Equity Bank, a Florida banking corporation ("Equity"), will be held on February 27, 1997 at 8:00 a.m., local time, at 2300 W. Sample Road, Pompano Beach, Florida 33073 for the following purposes (the "Special Meeting"):

         1. To consider and vote upon the Agreement and Plan of Merger, dated as of October 25, 1996, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated January 17, 1997 (collectively the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, between Equity and SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation
     ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and wholly-owned subsidiary of SouthTrust ("ST-Florida"), whereby Equity will be merged with and into ST-Bank and the shares of common stock of Equity held by its shareholders will be converted into the right to receive 0.88 shares of common stock of SouthTrust (subject to appropriate adjustment in the event of certain occurrences and to the possible reduction in the event of Equity's failure to sell the Galen Medical Building or enter into a contract, the terms of which are acceptable to SouthTrust, for the sale of the Galen Medical Building as described in the accompanying Proxy Statement/Prospectus) in exchange for each outstanding share of common stock of Equity, subject to rights of dissent and exclusive of shares of common stock of Equity held in the treasury of Equity, with cash being paid in lieu of issuance of any fractional shares of common stock of SouthTrust, pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

         2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     If the Merger is consummated, the shareholders of Equity who (a) do not vote in favor of the Merger, and (b) otherwise comply with applicable Florida law relating to the exercise of dissenters' rights, will be entitled to statutory appraisal rights for their shares. See "THE MERGER -- Rights of Dissent and Appraisal" in the accompanying Proxy Statement/Prospectus, for a description of the procedures required to be followed to perfect appraisal rights.

     Only those persons who were holders of record of the common stock of Equity at the close of business on December 31, 1996, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     The Special Meeting may be adjourned from time to time without notice other than announcement at the Special Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     A Proxy Statement/Prospectus relating to and a proxy for use in connection with the Special Meeting are enclosed.

                                        By Order of the Board of Directors

                                        CHARLES E. BRIER

                                        President

5030 Linton Boulevard, Delray Beach, Florida
January 29, 1997

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT EQUITY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS
                               PROXY STATEMENT OF

                                  EQUITY BANK

                   FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                       TO BE HELD ON FEBRUARY 27, 1997

          -----------------------------------------------------------

                THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                             SOUTHTRUST CORPORATION

                RELATING TO UP TO 420,892 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

             TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF
                      EQUITY BANK INTO SOUTHTRUST BANK OF
                 FLORIDA, NATIONAL ASSOCIATION, A WHOLLY-OWNED
                             INDIRECT SUBSIDIARY OF
                             SOUTHTRUST CORPORATION
          -----------------------------------------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION OR EQUITY BANK. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SOUTHTRUST CORPORATION AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SOUTHTRUST CORPORATION AND ALL INFORMATION RELATING TO EQUITY BANK HAS BEEN SUPPLIED BY EQUITY BANK.

         THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF EQUITY ON OR ABOUT JANUARY 29, 1997.

          -----------------------------------------------------------

    THE SECURITIES OF SOUTHTRUST CORPORATION OFFERED IN CONNECTION WITH THE
       MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
       APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                  STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK
               DEPOSITS, ARE NOT OBLIGATIONS OF A BANK OR SAVINGS
                    ASSOCIATION, AND ARE NOT INSURED BY THE
                     FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.

       The date of this Proxy Statement/Prospectus is January 29, 1997.

                              TABLE OF CONTENTS



                                                                                                                     Page
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Certain Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Description of SouthTrust Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Market and Dividend Information Respecting the Common Stock of SouthTrust and Equity  . . . . . . . . . . . . . . . .  40
Comparison of the Common Stock of SouthTrust and Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Certain Information Concerning the Business of Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Selected Financial Data of Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Management's Discussion and Analysis of Financial Condition and Results of Operations . . . . . . . . . . . . . . . .  52
Beneficial Ownership of Equity Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
Index to the Financial Statements of Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit A - Agreement and Plan of Merger, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B - Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C - Applicable Dissent Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D - Opinion of Allen C. Ewing & Co. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

                             AVAILABLE  INFORMATION

         SouthTrust Corporation, a Delaware corporation ("SouthTrust"), is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of common stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of common stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates. Furthermore, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding SouthTrust and other registrants that file electronically with the Commission.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO SOUTHTRUST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER (205) 254-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 20, 1997. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  INTRODUCTION

GENERAL

        This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $3.00 per share ("Equity Common Stock"), of Equity Bank, a Florida banking corporation ("Equity"), in connection with the solicitation of proxies by the Board of Directors of Equity for use at a special meeting of shareholders of Equity to be held on February 27, 1997, at 8:00 a.m., local time, at the branch office of Equity located at 2300 W. Sample Road, Pompano Beach, Florida 33073, and at any postponement or adjournment thereof (the "Special Meeting").

        The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger, dated as of October 25, 1996, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 17, 1997 (collectively the "Merger Agreement"), between Equity and SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and a wholly-owned subsidiary of SouthTrust ("ST-Florida"), providing for the merger of Equity into ST-Bank (the "Merger") and, subject to rights of dissent and exclusive of shares of Equity Common Stock held in the treasury of Equity, the conversion in the Merger of each outstanding share of Equity Common Stock into 0.88 shares of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"). No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Equity Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on the Nasdaq National Market ("Nasdaq") on the last trading day immediately preceding the Effective Time of the Merger (as defined below).

        The agreed upon Exchange Ratio, including the number of SouthTrust shares issuable in the Merger, is subject to an adjustment in the event of a stock dividend or split by SouthTrust or upon the failure of Equity to comply with certain conditions in the sale by Equity of a parcel of improved other real estate known as the Galen Medical Building. Equity has agreed to cause its subsidiary, EBMW Corporation, to either (a) sell, transfer, convey or otherwise dispose of the Galen Medical Building for an amount at least equal to its book value as set forth on the most recent Financial Statements of Equity prepared prior to the consummation of such sale (the "Galen Book Value"), as adjusted, or (b) enter into a contract, the terms of which are acceptable to SouthTrust, ST-FL and ST-Bank, for the sale, transfer, conveyance or disposal of the Galen Medical Building (such sale or acceptable contract for sale as provided in the Merger Agreement is hereinafter referred to as the "Galen Sale"). Equity has agreed that any such contract will provide for the consummation of the Galen Sale no later than six months after the Effective Time of the Merger. Pursuant to the Merger Agreement, the aggregate net rental income accrued with respect to the Galen Medical Building by Equity (whether directly or through its subsidiary, EBMW Corporation) from June 30, 1996 through the first to occur of the Effective Time of the Merger or the Closing of the Galen Sale, is to be deducted from the Galen Book Value, and the Galen Book Value, as reduced by such amount of net income, is referred to in the Merger Agreement and hereinafter as the "Adjusted Galen Book Value".

        Under the Merger Agreement, if the Galen Sale (whether consummated before or after the Effective Time of the Merger) is for a sale price that is less than the Adjusted Galen Book Value, then the Exchange Ratio is to be appropriately reduced. This reduction is to be calculated by dividing (i) the difference between the sale price and the Adjusted Galen Book Value by (ii) the last sale price of SouthTrust Shares as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger. The result shall be the number of SouthTrust Shares to be deducted from the aggregate number of SouthTrust Shares to be delivered upon conversion of all Equity Shares. If the Exchange Ratio is so adjusted, the adjustment shall be carried out for four (4) decimal places and then rounded.

        Accordingly, assuming for purposes of illustration that the Adjusted Galen Book Value is equal to $3.5 million, and Equity sells the Galen Medical Building or enters into an acceptable contract for the sale of the Galen Medical Building for a sale price equal to $3 million, the Merger
Agreement provides that the aggregate number of SouthTrust shares to be received in the Merger could be reduced by an amount equal to $500,000, that is, the difference between the Adjusted Galen Book Value and the sale price of the Galen Medical Building.

        As of December 31, 1996, the Adjusted Galen Book Value was approximately $3.5 million. As of the date of this Proxy Statement/Prospectus, EBMW Corporation has entered into a contract (the "EBMW Contract") for the sale of the Galen Medical Building at a sale price of $3,530,000, which amount exceeds the Adjusted Galen Book Value as of December 31, 1996. Accordingly, assuming consummation of the sale of the Galen Medical Building in accordance with the existing purchase contract, there would be no adjustment to the Exchange Ratio.

        The Merger Agreement also provides that a condition to SouthTrust's obligation to consummate the Merger is that the Galen Medical Building be sold, or that an acceptable contract for the sale of the Galen Medical Building be entered into, prior to the Effective Time of the Merger. Failure to satisfy this condition could result in a delay or prevent the consummation of the Merger. Provided that (i) SouthTrust has approved the EBMW Contract to sell the Galen Medical Building, (ii) such approval has not been withdrawn by SouthTrust prior to the Effective Time, and (iii) the EBMW Contract to sell the Galen Medical Building is still in effect at the Effective Time of the Merger, this condition would be satisfied.

         The Merger Agreement contemplates that, at the Effective Time of the Merger, each right to purchase or acquire Equity Common Stock pursuant to stock options granted by Equity under Equity's Stock Option Plans (as defined in the Merger Agreement) will be assumed by SouthTrust and will be converted into and become rights to purchase or acquire SouthTrust Common Stock on a basis adjusted to reflect the Exchange Ratio. See "THE MERGER -- Effect of the Merger on Equity Stock Options."

        The 0.88 of a share of SouthTrust Common Stock for which each share of Equity Common Stock may be exchanged in the Merger (the "Exchange Ratio") had a per share value of $32.32, based upon the average of the last sales price of SouthTrust Common Stock for the five trading days immediately preceding
January 29, 1997, of $36.73. This represents an aggregate market value, on a fully diluted basis, for the total number of SouthTrust shares issuable in the Merger, of $15,457,049, if all of the shares of Equity Common Stock are exchanged for shares of SouthTrust Common Stock. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND EQUITY." Since the Exchange Ratio is fixed, subject to any adjustment that might be made as a result of the sale of the Galen Medical Building, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock to be received in the Merger in exchange for each share of Equity Common Stock. For additional information regarding the terms of the Merger, see the Merger Agreement which is attached hereto as Exhibit A and the text below under the caption "THE MERGER."

         Subject to the approval of the Merger Agreement by the shareholders of Equity and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective on the date and at the time on which the Merger is deemed effective by the Office of the Comptroller of the Currency (the "OCC") (the "Effective Time of the Merger"). It is anticipated that the Merger will become effective on or before February 28, 1997.

         Equity has granted SouthTrust an irrevocable option to purchase, under certain circumstances, up to 116,059 shares of Equity Common Stock at a purchase price of $28.875 per option share (the "Stock Option"). Equity granted the Stock Option as a condition of and as consideration for the entry by SouthTrust into the Merger Agreement. See "THE MERGER - Stock Option Agreement."

         This Proxy Statement/Prospectus was first sent or given to shareholders of Equity on or about January 29, 1997. SouthTrust has filed a Registration Statement with the Commission with respect to the shares of SouthTrust Common Stock to be issued pursuant to the Merger. This document also constitutes the Prospectus of

SouthTrust that is included as part of such Registration Statement. All information contained in this Proxy Statement/Prospectus pertaining to SouthTrust, ST-Florida and ST-Bank was supplied by SouthTrust, and all information contained in this Proxy Statement/Prospectus pertaining to Equity was supplied by Equity.

         A copy of the Merger Agreement is attached hereto as Exhibit A and incorporated herein by reference, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A.

VOTING AT THE SPECIAL MEETING

         The Board of Directors of Equity has fixed the close of business on December 31, 1996 as the record date (the "Record Date") for the determination of holders of shares of Equity Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, Equity had outstanding 467,155 shares of Equity Common Stock, which constituted the only outstanding class of capital stock of Equity entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Equity Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Equity Common Stock entitled to vote thereon is required to approve the Merger Agreement. Each holder of record of shares of Equity Common Stock on the Record Date is entitled to one vote for each share of such stock held of record.

         As of the Record Date, Equity directors and executive officers (a total of 8 persons) beneficially owned a total of 348,696 shares of Equity Common Stock, representing approximately 74.6% of the shares of Equity Common Stock entitled to vote at the Special Meeting. All of such directors and officers have advised Equity that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         THE BOARD OF DIRECTORS OF EQUITY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. SEE "THE MERGER - BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF EQUITY."

        A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. Only votes FOR a particular matter constitute affirmative votes. Votes, including broker non-votes, that are withheld or abstain, with respect to a matter are counted for quorum purposes, but since they are not cast for a particular matter such votes have the same effect as negative votes with respect to the proposal regarding the Merger Agreement. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of Equity either an instrument revoking the proxy or a duly executed proxy bearing a later date or (ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telecopy or personally by the directors, officers and employees of Equity, who will receive no extra compensation for their services. The expenses of such solicitation will be paid by Equity. Equity will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Equity Common Stock.

         EACH SHAREHOLDER OF EQUITY IS REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE WHETHER OR NOT SUCH SHAREHOLDER INTENDS TO ATTEND THE SPECIAL MEETING IN PERSON.

                                    SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to Equity, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust, a multi-bank holding company headquartered in Birmingham, Alabama, is engaged in a full range of banking services from more than 478 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. SouthTrust, through its bank-related subsidiaries, also offers other services, including mortgage banking services and securities brokerage services. As of September 30, 1996, SouthTrust had consolidated total assets of approximately $24.8 billion, which ranked it as the largest bank holding company headquartered in Alabama. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, National Association, Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $12.7 billion in total assets as of September 30, 1996. Of SouthTrust's approximately $24.8 billion in assets as of September 30, 1996, approximately $12.8 billion were in Alabama, approximately $5.4 billion were in Georgia, and approximately $5.0 billion were in Florida.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Florida, Georgia, North Carolina, Mississippi, South Carolina and Tennessee. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

         During the first nine months 1996, SouthTrust effected seven (7) acquisitions of financial institutions, with total assets of approximately $1.5 billion. The following table represents certain information with respect to transactions which were completed during the fourth quarter of 1996, or are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total             Total
   Institution                           Location            Assets(2)       Deposits(2)        Loans(1,2)
-----------------                        --------            ------          --------           -----
                                                                           (in millions)
Preferred Bank, FSB(3)               Palmetto, Florida        $ 95.0           $ 73.7            $ 62.6
FirstMerit Bank, N.A.(4)             Clearwater, Florida       124.3            113.7              83.5
Equity Bank                          Delray Beach, Florida      68.7             58.3              54.7
Charter Bank                         Delray Beach, Florida     229.4            200.7             207.2

-----------------------------
(1) Net of unearned income
(2) As of September 30, 1996
(3) Consummated on November 22, 1996
(4) Consummated on December 31, 1996

         The acquisition of FirstMerit Bank, N.A. was accounted for as a purchase, and the acquisition of Preferred Bank, FSB was accounted for as a pooling of interests. In addition, SouthTrust anticipates that the transactions with Charter Bank and Equity Bank each will be accounted for as poolings of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions.
Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, the number of acquisition opportunities that may be available to SouthTrust and the stages of development of any particular acquisition may vary, and SouthTrust may be engaged in discussions and, in some cases, negotiations and due diligence activities, that are intended to culminate in the execution of preliminary or definitive agreements with the other party respecting potential acquisitions. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of Equity
Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000. See "THE MERGER -- Parties to the Merger."

  SouthTrust of Florida, Inc.

         ST-Florida, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns the banking subsidiaries of SouthTrust which are located in Florida, including ST-Bank. See "THE MERGER - Parties to the Merger."

  SouthTrust Bank of Florida

         ST-Bank is a national banking association with its main office located in St. Petersburg, Florida. As of December 31, 1996, ST-Bank operated 139 branch offices in Florida. See "THE MERGER - Parties to the Merger."

  Equity

         Equity was organized under the laws of the State of Florida on August 23, 1983 for the purpose of engaging in the commercial banking business. Equity operates out of its main office at 5030 Linton Boulevard in Delray Beach, Florida, a branch office in Pompano Beach, Florida and an operations office in Delray Beach. Equity is not a member of the Federal Reserve System but is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Equity is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Department of Banking (the "Florida Department"). See "SUPERVISION AND REGULATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF EQUITY."

         The business of Equity consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Equity's primary market areas for loans and deposits are Palm Beach County, Florida, and Broward County, Florida.

         Equity maintains its principal executive offices at 5030 Linton Boulevard, Delray Beach, Florida 33484 and the telephone number at such office is (561) 496-1301. See "THE MERGER -- Parties to the Merger."

SPECIAL MEETING

        The Special Meeting will be held at 8:00 a.m., local time, on February 27, 1997 at 2300 W. Sample Road, Pompano Beach, Florida 33073 to consider and vote upon the Merger Agreement. Only holders of record of shares of Equity Common Stock as of the close of business on December 31, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting, including any adjournment thereof. At such date, there were 467,155 shares of Equity Common Stock outstanding, each share of which is entitled to one vote at the Special Meeting. See "THE MERGER; Background of the Merger; Reasons for the Merger; Recommendation of the Board of Directors of Equity."

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of Equity at the Special Meeting, the receipt of required regulatory approvals, and satisfaction of other conditions, Equity will be merged into ST-Bank pursuant to the Merger Agreement. At the Effective Time of the Merger, each outstanding share of Equity Common Stock will be converted, subject to rights of dissent and exclusive of shares of Equity Common Stock held in the treasury of Equity, into the right to receive 0.88 (the "Exchange Ratio") shares of SouthTrust Common Stock, which Exchange Ratio is subject to appropriate adjustment in the event that a stock split or stock dividend is effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Equity Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of a share of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

        The agreed upon Exchange Ratio, including the number of SouthTrust shares issuable in the Merger, is subject to an adjustment in the event of a stock dividend or split by SouthTrust or upon the failure of Equity to comply with certain conditions in the sale by Equity of a parcel of improved other real estate known as the Galen Medical Building. Equity has agreed to cause its subsidiary, EBMW Corporation, to either (a) sell, transfer, convey or otherwise dispose of the Galen Medical Building for an amount at least equal to its book value as set forth on the most recent Financial Statements of Equity prepared prior to the consummation of such sale (the "Galen Book Value"), as adjusted, or (b) enter into a contract, the terms of which are acceptable to SouthTrust, ST-FL and ST-Bank, for the sale, transfer, conveyance or disposal of the Galen Medical Building (such sale or acceptable contract for sale as provided in the Merger Agreement is hereinafter referred to as the "Galen Sale"). Equity has agreed that any such contract will provide for the consummation of the Galen Sale no later than six months after the Effective Time of the Merger. Pursuant to the Merger Agreement, the aggregate net rental income accrued with respect to the Galen Medical Building by Equity (whether directly or through its subsidiary, EBMW Corporation) from June 30, 1996 through the first to occur of the Effective Time of the Merger or the Closing of the Galen Sale, is to be deducted from the Galen Book Value, and the Galen Book Value, as reduced by such amount of net income, is referred to in the Merger Agreement and hereinafter as the "Adjusted Galen Book Value".

         Under the Merger Agreement, if the Galen Sale (whether consummated before or after the Effective Time of the Merger) is for a sale price that is less than the adjusted Galen Book Value, then the Exchange Ratio is to be appropriately reduced. This reduction is to be calculated by dividing (i) the difference between the sale price and the Adjusted Galen Book value by (ii) the last sale price of SouthTrust Shares as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger. The result shall be the number of SouthTrust Shares to be deducted from the aggregate number of SouthTrust Shares to be delivered upon conversion of all Equity Shares. If the Exchange Ratio is so adjusted, the adjustment shall be carried out to four (4) decimal places and then rounded.

         Accordingly, assuming for purposes of illustration that the Adjusted Galen Book Value is equal to $3.5 million, and Equity sells the Galen Medical Building or enters into an acceptable contract for the sale of the Galen Medical Building for a sale price equal to $3 million, the Merger Agreement provides that the aggregate number of SouthTrust Shares to be received in the Merger would be reduced by an amount equal to $500,000, that is, the difference between the Adjusted Galen Book Value and the sale price of the Galen Medical Building.

        As of December 31, 1996, the Adjusted Galen Book Value was approximately $3.5 million. As of the date of this Proxy Statement/Prospectus, EBMW Corporation has entered into a contract (the "EBMW Contract") for the sale of the Galen Medical Building at a sale price of $3,530,000, which amount exceeds the Adjusted Galen Book Value as of December 31, 1996. Accordingly, assuming consummation of the sale of the Galen Medical Building in accordance with the existing purchase contract, there would be no adjustment to the Exchange Ratio.

         The Merger Agreement also provides that a condition to SouthTrust's obligation to consummate the Merger is that the Galen Medical Building be sold, or an acceptable contract for the sale of the Galen Medical Building be entered into, prior to the Effective Time of the Merger. Failure to satisfy this condition could result in a delay or prevent the consummation of the Merger. Provided that (i) SouthTrust has approved the EBMW Contract to sell the Galen Medical Building, (ii) such approval has not been withdrawn by SouthTrust prior to the Effective Time, and (iii) the EBMW Contract to sell the Galen Medical Building is still in effect at the Effective Time of the Merger, this condition would be satisfied.

         The Merger Agreement contemplates that, at the Effective Time of the Merger, each right to purchase or acquire Equity Common Stock pursuant to stock options granted by Equity under Equity's Stock Option Plans (as defined in the Merger Agreement) will be assumed by SouthTrust and will be converted into and become rights to purchase or acquire SouthTrust Common Stock on a basis adjusted to reflect the Exchange Ratio. See "THE MERGER -- Effect of the Merger on Equity Stock Options."

         The 0.88 shares of SouthTrust Common Stock for which each outstanding share of Equity Common Stock may be exchanged in the Merger had an average value, based upon the average of the last sales price of SouthTrust Common Stock for the five (5) trading days immediately preceding January 29, 1997, of $32.32.

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents, on behalf of ST-Florida, shall send or cause to be sent to each former holder of record of Equity Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing such Equity Common Stock for certificates representing the appropriate number of shares of SouthTrust Common Stock.

         Following the Merger, the existing offices of Equity will operate as full-service branches of ST-Bank.

  Reasons for the Merger

         The Board of Directors of Equity considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration Equity's shareholders would receive in the Merger relative to Equity's per share book value, earnings, and other criteria of value of Equity's shares, (b) certain information regarding the financial condition, results of operations and business prospects of SouthTrust and Equity, (c) the lack of a public market for Equity securities, and the expense, difficulty and uncertainty of creating such a public market, (d) the competitive and regulatory environment for financial institutions generally, and specifically for Equity in light of the recent liberalization of the Florida laws pertaining to out-of-state banks, (e) the fact that the SouthTrust shares issuable in the Merger will be publicly tradable immediately upon their receipt, and that SouthTrust shares are widely traded and have a liquid trading market,
(f) the fact that SouthTrust shares have traditionally paid a dividend while Equity shares have not, (g) the fact that SouthTrust is a substantially larger entity than Equity, and therefore able to benefit from the economies of scale available in the financial services industry and to provide comprehensive financial services in relevant markets, (h) the opinion of Equity's financial advisor that the terms of the Merger are fair to Equity's shareholders from a financial point of view, (i) the fact that the aggregate investment of Equity's shareholders in SouthTrust would represent only an extremely small percentage of SouthTrust's total outstanding shares, compared to their percentage ownership position in Equity, and (j) other pertinent information. The Board of Directors of Equity did not assign any relative weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded on the basis of the foregoing, including the opinion of its financial advisor, that the terms of the transaction with SouthTrust are fair to the shareholders of Equity from a financial point of view. Based on these factors, the Board of Directors of Equity determined that the Merger was in the best interests of the shareholders of Equity and approved the Merger Agreement. See "THE MERGER -- Background of the Merger; Reasons for the Merger; Recommendation of the Board of Directors of Equity."

  Vote Required

         The affirmative vote of the holders of at least a majority of the outstanding shares of Equity Common Stock entitled to vote thereon is required to approve the Merger Agreement. Directors and executive officers of Equity and their affiliates owned, as of the Record Date, directly or indirectly, 348,696 shares of Equity Common Stock, constituting approximately 74.6% of the shares of Equity Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all shares held by such persons will be voted for approval of the Merger Agreement.

  Recommendation of the Board of Directors

         THE BOARD OF DIRECTORS OF EQUITY HAS DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF EQUITY AND ITS SHAREHOLDERS, AND THEREFORE HAS UNANIMOUSLY APPROVED THE

MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE SHAREHOLDERS OF EQUITY. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus, including the opinion of Equity's financial advisor.
See "THE MERGER - Background of the Merger; Reasons for the Merger; Recommendation of the Board of Directors of Equity; Opinion of Financial Advisor."

OPINION OF FINANCIAL ADVISOR

         In order to assist it in evaluating the terms of the Merger, the Board of Directors of Equity obtained a fairness opinion respecting the Merger from Allen C. Ewing & Co. ("Ewing"). On October 22, 1996, Ewing delivered its oral opinion to the Board of Directors that the terms of the proposed Merger are fair to the shareholders of Equity from a financial point of view. Ewing subsequently confirmed that opinion in final form by delivery of its written opinion dated January 27, 1997 and reconfirmed the opinion as of the date of this Proxy Statement/Prospectus. A copy of the full text of the written opinion of Ewing, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Exhibit D and should be read in its entirety. See "THE MERGER - Opinion of Financial Advisor."

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         Certain officers of Equity and members of the Equity Board of Directors have interests in the Merger that are in addition to any interests they may have as shareholders of Equity generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of Equity directors and officers, directors' and officers' liability insurance, and certain severance and other employee benefits.

         The Merger Agreement provides that the Board of Directors and executive officers of ST-Bank, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust or ST-Florida at or prior to the Effective Time of the Merger.

         One of the conditions to the obligation of SouthTrust, ST-Florida and ST-Bank to consummate the Merger is that Equity shall have caused its subsidiary , EBMW Corporation, to either (a) sell, transfer, convey, or otherwise dispose of that piece of other real estate owned known as the Galen Medical Building or, (b) arrange for and enter into a contract respecting the sale, transfer, conveyance or other disposition of such property to be consummated within six months after the Effective Time of the Merger. Equity, through its wholly-owned subsidiary, has entered into a contract for the sale of the Galen Medical Building to Grayline Partners, Inc., a company whose president and 50% owner is the son of Stanley Katz, a member of the Equity Board of Directors. See "THE MERGER - General," - Interests of Certain Named Persons in the Merger" and "-Business and Management of Equity Following the Merger; Plans for Business of Equity."

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective on the date and at the time on which the Merger is deemed effective by the OCC. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or before February 28, 1997, although there can be no assurance as to whether or when the Merger will become effective. See "THE MERGER - Effective Time of the Merger."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Equity who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Equity and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Equity may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Equity who otherwise complies with Rule 145 will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         Prior to the Effective Time of the Merger, each affiliate of Equity will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that such affiliate shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Equity and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies. Such affiliate shall further represent and warrant that such affiliate shall not sell, pledge, transfer or otherwise dispose of shares of Equity Common Stock during the 30 days immediately preceding the Effective Time of the Merger. See "THE MERGER - Resale of SouthTrust Common Stock Received in the Merger."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER - Accounting Treatment."


REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The respective obligations of SouthTrust and Equity to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of Equity's shareholders, and (iii) certain other conditions customary in transactions of this kind.

         The Merger is subject to approval by the OCC. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall occur as soon as practicable following the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, and (ii) approval by the shareholders of Equity of the Merger Agreement.

         On or about December 16, 1996, ST-Bank filed an application with the OCC seeking approval to merge Equity with and into ST-Bank. It is expected that the OCC will approve such application in the latter part of January, 1997. Following OCC approval there is a 15 day waiting period during which the Merger may not be consummated and which commences the authority of the United States Department of Justice (the "Justice Department") to challenge the Merger of Equity into ST-Bank on antitrust grounds. No assurance can be given as to when or whether the regulatory approval to consummate the Merger will be received.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written
instrument signed on behalf of each of the parties thereto.      See "THE
MERGER - Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and Equity, or (ii) by either SouthTrust or Equity individually, under certain specified circumstances, including if the Merger shall not have occurred on or prior to June 30, 1997, provided that the failure to consummate the Merger on or before such date is not caused by a breach of the Merger Agreement by the party seeking to terminate. See "THE MERGER - Termination."

RIGHTS OF DISSENT AND APPRAISAL

         Any holder of shares of Equity Common Stock is entitled to dissent from the Merger and demand the fair value of the shares of Equity Common Stock held by such holder in cash, if such dissenting shareholder follows the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus. See "THE MERGER - Rights of Dissent and Appraisal" and Exhibit C hereto.

STOCK OPTION AGREEMENT

         Immediately following the execution of the Merger Agreement, Equity granted SouthTrust an option (the "Stock Option") to purchase, under certain circumstances, up to 116,059 shares (the "Option Shares") of Equity Common
Stock at a price of $28.875 per share pursuant to the terms of a Stock Option Agreement dated October 25, 1996, between SouthTrust and Equity (the "Stock Option Agreement"). The Stock Option is exercisable only upon the occurrence of certain events set forth in the Stock Option Agreement, including the acquisition by a third party of Equity Common Stock, and is subject to receipt of required regulatory approvals. As of the date of this Proxy Statement/Prospectus, none of these events or conditions has occurred. The Stock Option shall terminate upon the earliest to occur of a number of circumstances, one of which is the Effective Time of the Merger. Equity granted the Stock Option as a condition of and in consideration for the entry by SouthTrust into the Merger Agreement. A copy of the Stock Option Agreement is attached hereto as Exhibit B, and any description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit B. See "THE MERGER - Stock Option Agreement" and Exhibit B hereto.

COMPARATIVE STOCK PRICES

         SouthTrust Common Stock is traded in the over-the-counter market through the facilities of Nasdaq. No broker-dealer makes a market in the shares of Equity Common Stock and all Equity Stock transfers were private transactions. Management of Equity has no knowledge of the sale prices received upon the sale of shares of Equity Common Stock. The last sale of shares of Equity Common Stock known to Management of Equity occurred on May 7, 1996.

         The following table sets forth applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.

                                                     SouthTrust                    SouthTrust
                                                    Common Stock                  Common Stock
                                                  Last Sales Price               Equivalent (3)
                                                --------------------             --------------
           October 24, 1996(1)  . . . . . . .      $   32 13/16                    $    28 7/8
           January 28, 1997(2)  . . . . . . .      $   36 1/2                      $    32 1/2



(1)      Last trading day preceding the execution of the Merger Agreement.
(2) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.
(3) Pro forma equivalents calculated using the last sales price for SouthTrust Common Stock as of the selected date multiplied by the Exchange Ratio.

         Equity's shareholders are advised to obtain current market quotations for SouthTrust Common Stock and current information regarding Equity Common Stock. No assurance can be given that the market price of SouthTrust Common Stock or the value of Equity Common Stock will not change at any time before the Effective Time of the Merger or that the market price of SouthTrust Common Stock will not change at any time thereafter. Since the Exchange Ratio of Equity Common Stock for SouthTrust Common Stock is fixed, it will not compensate Equity's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price for SouthTrust Common Stock were to decrease, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Equity Common Stock would decrease. It also should be noted that, in the event the market price of SouthTrust Common Stock were to increase, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Equity Common Stock would increase. Equity is not obligated to consummate the Merger if the Weighted Average Sales Price (as defined in the Merger Agreement) for SouthTrust Common Stock is less than $28.50 per share as of the Effective Time of the Merger. See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND EQUITY."

TAX TREATMENT

         Equity has received an opinion of Bradley Arant Rose & White LLP to the effect that, for federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by holders of shares of Equity Common Stock who receive SouthTrust Common Stock in the Merger (except in connection with the receipt of cash in lieu of fractional interests in shares of SouthTrust Common Stock); and (iii) the basis of the SouthTrust Common Stock received by the shareholders of Equity pursuant to the Merger and the holding period therefor will be the same as the basis and holding period of the Equity Common Stock surrendered in exchange therefor.
See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER MAY VARY FOR EACH HOLDER OF SHARES OF EQUITY COMMON STOCK. EQUITY SHAREHOLDERS ARE
URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER ON THEIR OWN PARTICULAR CIRCUMSTANCES.

COMPARISON OF RIGHTS OF EQUITY AND SOUTHTRUST SHAREHOLDERS

         Upon consummation of the Merger, Equity shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Florida corporate and banking law and Equity's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Florida law and Delaware corporate law and of Equity's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of Equity shareholders will change after the Merger. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND EQUITY."

EQUIVALENT SHARE DATA

         The following summary presents comparative historical unaudited per share data for both SouthTrust and Equity pro forma per share information for SouthTrust and pro forma equivalent per share information for Equity. The pro forma amounts assume the Merger was effective as of the commencement of the periods presented and was accounted for as a pooling of interests.
SouthTrust's pro forma amounts represent the combined pro forma results of SouthTrust and Equity, and the Equity pro forma equivalent amounts are computed by multiplying the SouthTrust pro forma amounts by a factor of 0.88 to reflect the Exchange Ratio. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.

                                                   Nine Months                        Years Ended
                                               Ended September 30,                     December 31,
                                               -------------------      -------------------------------------
                                                      1996                 1995            1994         1993
                                                    --------            ---------      ---------     ---------
Net income per common share:
         SouthTrust                                 $   1.98            $    2.36      $    2.15     $   1.94
         Equity                                         1.65                 1.49           2.03         1.39
         SouthTrust pro forma combined                  1.98                 2.36           2.15         1.94

         Equity pro forma equivalent                    1.74                 2.07           1.89         1.70


Cash dividends per common share:
         SouthTrust                                 $   0.66            $    0.80      $    0.68     $   0.60
         Equity                                         0.00                 0.00           0.00         0.00
         SouthTrust pro forma combined(1)               0.66                 0.80           0.68         0.60
         Equity pro forma equivalent                    0.58                 0.70           0.60         0.53


                                                                   Nine Months                       Year Ended
                                                             Ended September 30, 1996             December 31, 1995
                                                             ------------------------             -----------------
Book value per common share (period end):
         SouthTrust                                                 $    17.47                        $    16.28
         Equity                                                          18.02                             17.27
         SouthTrust pro forma combined                                   17.50                             16.29

         Equity pro forma equivalent                                     15.40                             14.34

___________________________________________
(1) SouthTrust pro forma combined dividends represent historical cash dividends of SouthTrust.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for SouthTrust and certain selected historical financial information for Equity. The historical income statement data included below is derived from audited consolidated financial statements of SouthTrust and audited financial statements of Equity. This information should be read in conjunction with the consolidated financial statements of SouthTrust and financial statements of Equity, and the related notes thereto, included in documents included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                   SOUTHTRUST CORPORATION AND SUBSIDIARIES

                                  Nine Months Ended
                                     September 30,                    Years Ended December 31,
                                  -------------------   -----------------------------------------------------
                                    1996       1995        1995     1994        1993        1992      1991
                                  --------  ---------   ---------  -------    -------     --------  ---------
INCOME STATEMENT DATA
(in thousands except per share
data):
  Interest income              $1,321,421  $1,095,793  $1,484,623 $1,108,612  $927,551   $ 828,080  $ 823,725
  Interest expense                682,335     578,869     791,423    501,067   397,743     382,930    474,453
                                ---------   ---------  ----------  ---------  --------   ---------  ---------
    Net interest income           639,086     516,924     693,200    607,545   529,808     445,150    349,272
  Provision for loan losses        62,830      39,489      61,286     44,984    45,032      43,305     38,042
                                ---------   ---------  ----------  ---------  --------   ---------  ---------
  Net interest income after
    provision for loan losses     576,256     477,435     631,914    562,561   484,776     401,845    311,230
  Non-interest income             185,578     151,730     208,664    184,778   174,702     136,683    108,881
  Non-interest expense            471,732     396,509     536,534    485,999   434,951     373,636    296,796
                                ---------   --------   ----------  ---------  --------   ---------  ---------
  Income before income taxes      290,102     232,656     304,044    261,340   224,527     164,892    123,315
  Provision for income taxes      103,817      87,240     105,039     88,338    73,992      50,646     33,309
                                ---------   ---------  ----------  ---------  --------   ---------  ---------
    Net income                  $ 186,285   $ 145,416  $  199,005  $ 173,002  $150,535   $ 114,246  $  90,006
                                =========   =========  ==========  =========  ========   =========  =========

  Net income per common share
    and common share equivalent $    1.98   $    1.75  $     2.36  $    2.15  $   1.94   $    1.66       1.42
  Cash dividends declared
    per common share                 0.66        0.60        0.80       0.68      0.60        0.52       0.48
  Average common shares and
    common share equivalents
    outstanding                    94,066      83,075      84,401     80,628    77,772      68,948     63,255

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                  $24,776.0   $20,020.8  $ 20,787.0  $17,632.1 $ 14,708.0  $12,714.4  $10,158.1
  Total loans net of unearned
   income                        18,057.8    13,882.5    14,655.1   12,121.9    9,448.3    7,546.6    5,965.0
  Total deposits                 16,624.7    14,077.5    14,575.1   12,801.2   11,515.4   10,082.3    8,277.2
  Total stockholders' equity      1,678.2     1,387.3     1,430.9    1,135.3    1,051.8      860.4      662.0

                                  EQUITY BANK

                                  Nine Months Ended
                                     September 30,                    Years Ended December 31,
                                  -------------------   -----------------------------------------------------
                                    1996       1995      1995       1994        1993        1992      1991
                                  --------   --------   -------    -------     -------    --------  ---------
INCOME STATEMENT DATA
(in thousands except per share
data):
  Interest income                 $  4,014  $   3,946   $  5,228   $   4,947   $ 4,840    $  5,255  $   5,802
  Interest expense                   1,296      1,499      1,953       1,748     2,076       2,859      3,802
                                  --------      -----   --------   ---------   -------    --------  ---------
    Net interest income              2,718      2,447      3,275       3,199     2,764       2,396      2,000
  Provision for loan losses            186         85        115         150       240         315        450
                                  --------  ---------   --------   ---------   -------    --------  ---------
  Net interest income after
    provision for loan losses        2,532      2,362      3,160       3,049     2,524       2,081      1,550
  Non-interest income                  580        306        456         747       647         372        594
  Non-interest expense               1,879      1,921      2,549       2,253     2,173       2,164      1,954
                                  --------  ---------   --------   ---------   -------    --------  ---------

  Income before taxes                1,233        747      1,067       1,543       998         289        190
  Provision for income taxes           474        280        382         607       355          17         -
                                  --------  ---------   --------   ---------   -------    --------  ---------
    Net income                    $    759  $     467   $    685   $     936   $   643    $    272  $     190
                                  ========  =========   ========   =========   =======    ========  =========

  Per Share Amounts:
  Net Income                      $   1.65  $    1.01   $   1.49   $    2.03   $  1.39    $   0.59  $    0.41
  Shares outstanding at period
    end                                460        461        461         461       461         461        461

BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets                    $ 68,663  $  66,542   $ 65,152   $  69,414   $74,125    $ 84,147  $  79,414
  Total loans net of unearned
    income                          54,690     45,005     43,738      46,901    51,018      51,560     52,850
  Total deposits                    57,687     56,882     56,142      60,576    66,866      77,248     11,629
  Total stockholders' equity         8,291      6,351      6,552       5,885     4,949       4,305      4,033

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a multi-bank holding company headquartered in Birmingham, Alabama. As of September 30, 1996, SouthTrust had consolidated total assets of approximately $24.8 billion. SouthTrust currently operates 11 bank subsidiaries with more than 478 offices in the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee.
SouthTrust, through its bank-related subsidiaries, also offers other services, including mortgage banking services, and securities brokerage services. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $12.7 billion in total assets as of September 30, 1996. Of SouthTrust's approximately $24.8 billion in assets as of September 30, 1996, approximately $12.8 billion were in Alabama, approximately $5.4 billion were in Georgia, and approximately $5.0 billion were in Florida.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan markets in Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for growth of population and per capita income growth.

         In addition, during the first nine months of 1996, SouthTrust has effected seven (7) acquisitions of financial institutions, with total assets of approximately $1.5 billion. The following table presents certain information with respect to transactions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total           Total
   Institution                           Location            Assets(2)       Deposits(2)       Loans(1, 2)
-----------------                        --------            ------          --------          -----
                                                                           (in millions)
Preferred Bank, FSB(3)               Palmetto, Florida        $ 95.0           $ 73.7            $ 62.6
FirstMerit Bank, N.A.(4)             Clearwater, Florida       124.3            113.7              83.5
Equity Bank                          Delray Beach, Florida      68.7             58.3              54.7
Charter Bank                         Delray Beach, Florida     229.4            200.7             207.2

----------------------------
(1) Net of unearned income
(2) As of September 30, 1996
(3) Consummated on November 22, 1996
(4) Consummated on December 31, 1996

         The acquistion of FirstMerit Bank, N.A. was accounted for as a purchase, and the acquisition of Preferred Bank, FSB was accounted for as a pooling of interests. In addition, SouthTrust anticipates that the transactions with Charter Bank and Equity Bank each will be accounted for as poolings of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, the number of acquisition opportunities that may be available to SouthTrust, and the stages of development of any particular acquisition may vary, and SouthTrust may be engaged in discussions and, in some cases, negotiations and due diligence activities that are intended to culminate in the execution of preliminary or definitive agreements with the other party respecting potential acquisitions. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of Equity Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  SouthTrust of Florida, Inc.

         ST-Florida, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns the banking subsidiaries of SouthTrust which are located in Florida, including ST-Bank.

  SouthTrust Bank of Florida

         ST-Bank is a national banking association with its main office located in St. Petersburg, Florida. As of December 31, 1996, ST-Bank operated 139 offices in Florida.

  Equity

         Equity was organized under the laws of the State of Florida on August 23, 1983, for the purpose of engaging in the commercial banking business. Equity operates out of its main office in Delray Beach, Florida, a branch office in Pompano Beach, Florida and an operations office in Delray Beach. Equity is not a member of the Federal Reserve System but is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC. Equity is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Department. See "SUPERVISION AND REGULATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF EQUITY."

         The business of Equity consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Equity's primary market areas for loans and deposits are Palm Beach County, Florida and Broward County, Florida.

         Equity maintains its principal executive offices at 5030 Linton Boulevard, Delray Beach, Florida 33484, and the telephone number at such office is (561) 496-1301.

GENERAL

         The Merger Agreement has been approved unanimously by the members of the Boards of Directors of Equity, SouthTrust, ST-Florida and ST-Bank, and by ST-Florida and SouthTrust as the sole shareholders of ST-Bank and ST-Florida, respectively. No approval of the Merger by the stockholders of SouthTrust is required.

         Pursuant to the Merger Agreement, Equity will be merged with and into ST-Bank pursuant to the Florida Financial Institutions Code and the National Bank Act, and ST-Bank will be the Surviving Corporation. Upon the effectiveness of the Merger, each outstanding share of Equity Common Stock will be converted into the right to receive 0.88 (the "Exchange Ratio") shares of SouthTrust Common Stock, subject to rights of dissent. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Equity Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger.

         The agreed upon Exchange Ratio, including the number of SouthTrust shares issuable in the Merger, is subject to an adjustment in the event of a stock dividend or split by SouthTrust or upon the failure of Equity to comply with certain conditions in the sale by Equity of a parcel of improved other real estate known as the Galen Medical Building. Equity has agreed to cause its subsidiary, EBMW Corporation, to either (a) sell, transfer, convey or otherwise dispose of the Galen Medical Building for an amount at least equal to its book value as set forth on the most recent Financial Statements of Equity prepared prior to the consummation of such sale (the "Galen Book Value"), as adjusted, or (b) enter into a contract, the terms of which are acceptable to SouthTrust, ST-FL and ST-Bank, for the sale, transfer, conveyance or disposal of the Galen Medical Building (such sale or acceptable contract for sale as provided in the Merger Agreement is hereinafter referred to as the "Galen Sale"). Equity has agreed that any such contract will provide for the consummation of the Galen Sale no later than six months after the Effective Time of the Merger. Pursuant to the Merger Agreement, the aggregate net rental income accrued with respect to the Galen Medical Building by Equity (whether directly or through its subsidiary, EBMW Corporation) from June 30, 1996 through the first to occur of the Effective Time of the Merger or the Closing of the Galen Sale, is to be deducted from the Galen Book Value, and the Galen Book Value, as reduced by such amount of net income, is referred to in the Merger Agreement and hereinafter as the "Adjusted Galen Book Value".

         Under the Merger Agreement, if the Galen Sale (whether consummated before or after the Effective Time of the Merger) is for a sale price that is less than the Adjusted Galen Book Value, then the Exchange Ratio is to be appropriately reduced. This reduction is to be calculated by dividing (i) the difference between the sale price and the Adjusted Galen Book
Value by (ii) the last sale price of SouthTrust shares as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger. The result shall be the number of SouthTrust Shares to be deducted from the aggregate number of SouthTrust Shares to be delivered upon conversion of all Equity Shares. If the Exchange Ratio is so adjusted the adjustment shall be carried out to four (4) decimal places and then rounded.

         Accordingly, assuming for purposes of illustration that the Adjusted Galen Book Value is equal to $3.5 million, and Equity sells the Galen Medical Building or enters into an acceptable contract for the sale of the Galen Medical Building for a sale price equal to $3 million, the Merger Agreement provides that the aggregate number of SouthTrust Shares to be received in the Merger would be reduced by an amount equal to $500,000, that is, the difference between the Adjusted Galen Book Value and the sale price of the Galen Medical Building.

         As of December 31, 1996, the Adjusted Galen Book Value was approximately $3.5 million. As of the date of this Proxy Statement/Prospectus, EBMW Corporation has entered into a contract (the "EBMW Contract") for the sale of the Galen Medical Building at a sale price of $3,530,000, which amount exceeds the Adjusted Galen Book Value as of December 31, 1996. Accordingly, assuming consummation of the sale of the Galen Medical Building in accordance with the existing purchase contract there would be no adjustment to the Exchange Ratio.

         The Merger Agreement also provides that a condition to SouthTrust's obligation to consummate the Merger is that the Galen Medical Building be sold, or an acceptable contract for the sale of the Galen Medical Building be entered into, prior to the Effective Time of the Merger. Failure to satisfy this condition could result in a delay or prevent the consummation of the Merger. Provided that (i) SouthTrust has approved the EBMW Contract to sell the Galen Medical Building, (ii) such approval has not been withdrawn by SouthTrust prior to the Effective Time, and (iii) the EBMW Contract to sell the Galen Medical Building is still in effect at the Effective Time of the Merger, this condition would be satisfied.

         All rights to purchase or acquire shares of Equity Common Stock issuable pursuant to the exercise of stock options granted by Equity under stock options of Equity (the "Equity Stock Option Plans"), and held by each participant thereunder, shall be converted into, as of the Effective Time of the Merger, rights to purchase or acquire shares of SouthTrust Common Stock on a basis adjusted to reflect the Exchange Ratio. See " -- Effect of the Merger on Equity Stock Options."

         Subject to the satisfaction or waiver of the conditions contained in the Merger Agreement, the Merger Agreement provides that the Effective Time of the Merger will occur as soon as practicable after the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over the transactions contemplated in the Merger Agreement, and (ii) the date on which the shareholders of Equity, to the extent their approval is required by applicable law, approve the transactions contemplated by the Agreement, or
(iii) such other time as the parties may agree. The Merger will become effective on the date and at the time on which the Merger is deemed effective by the OCC.


BACKGROUND OF THE MERGER; REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF EQUITY

         In early 1996, the Board of Directors began to consider alternative methods to increase and realize upon shareholder value in Equity. This consideration was prompted in part by the changes in the acquisition and regulatory environment that attended the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act. In order to facilitate these efforts, the Board authorized Equity to retain the services of Allen C. Ewing & Co. ("Ewing") to help locate and explore merger possibilities with various institutions.

         During the course of 1996, the Board identified and held preliminary discussions with several potential merger candidates. If an interest was shown by the other party and the prospect was considered financially qualified, it was offered written information concerning Equity, subject to executing a written confidentiality agreement. Meetings were also arranged between the representatives of the prospective merger partners and the officers of Equity to provide further information.

         As the year progressed, Equity engaged in merger negotiations with another private Florida bank, a public Florida bank, and with SouthTrust. In evaluating the competing proposals, the Board considered that SouthTrust's size and diversity and the relatively liquid market for its common stock were factors in favor of SouthTrust's proposal. Equity's shareholders would not receive a liquid security if it merged with the other private Florida bank unless a public offering could be conducted and consummated and the securities issued in respect of Equity's shares became marketable. The securities to be issued in respect of Equity's stock by the public Florida bank would be subordinate to many classes of senior preferred stock of that public Florida bank. In addition, the SouthTrust proposal offered a greater price premium for Equity than the competing proposals. On the basis of these factors, among others, the Board decided to document the proposed merger transaction with SouthTrust, while not terminating discussions with the other proposed merger partners.

         Thereafter, the Merger Agreement with SouthTrust was negotiated, and various representatives of SouthTrust and Equity conducted due diligence activities. The negotiations included provision for a fixed exchange ratio between SouthTrust shares and Equity shares, and, significantly, price protection for Equity shareholders in the form of a condition precedent to Equity's obligation to close if the Weighted Average Sales Price (as defined in the Merger Agreement) of SouthTrust shares is less than $28.50 per share as of the Effective Time of the Merger.

         At Board of Directors meetings on October 22 and 23, 1996, the Board considered the Merger Agreement presented to them as a result of these negotiations, and reviewed the terms thereof with the Board's legal and financial advisors. In these deliberations, the Board considered that its alternatives to the Merger were to pursue the proposal of the public Florida bank or to remain an independent concern. The Board determined that these alternatives would not maximize shareholder value to the extent provided in the SouthTrust proposal. The Board also noted that the share price of SouthTrust stock had been increasing since the discussions with SouthTrust began, and that although there could be no assurance that the price would continue to increase, the Board considered that SouthTrust's size, diversity of operations, and management gave it good prospects for continued growth.

         The consideration to be received in the Merger was the result of arms' length bargaining between Equity's and SouthTrust's representatives. The consideration to be received in the Merger represents a premium over Equity's book value per share. See "Opinion of Financial Advisor," below, for a discussion of how the Exchange Ratio compares to other measures of value relating to Equity. There was no affiliation, relationship, understanding or transaction between Equity and its representatives, on the one hand, and SouthTrust and ST-Bank and their respective representatives, on the other hand, prior to the execution of the Merger Agreement.

         The Board of Directors considered a variety of factors in evaluating and, ultimately, approving the Merger and the Merger Agreement. These factors included (a) the value of the consideration Equity's shareholders would receive in the Merger relative to Equity's per share book value, earnings, and other criteria of value of Equity's shares, (b) certain information regarding the financial condition, results of operations and business prospects of SouthTrust and Equity, (c) the lack of a public market for Equity securities, and the expense, difficulty and uncertainty of creating such a public market, (d) the competitive and regulatory environment for financial institutions generally, and specifically for Equity in light of the recent liberalization of the Florida laws pertaining to out-of-state banks, (e) the fact that the SouthTrust shares issuable in the Merger will be publicly tradable immediately upon their receipt, and that SouthTrust shares are widely traded and have a liquid trading market, (f) the fact that the SouthTrust shares have traditionally paid a dividend while Equity shares have not, (g) the fact that SouthTrust is a substantially larger entity than Equity, and therefore able to benefit from the economies of scale available in the financial services industry and to provide comprehensive financial services in relevant markets, (h) the opinion of Equity's financial advisor that the terms of the Merger were fair to Equity's shareholders from a financial point of view, (i) the fact that the aggregate investment of Equity's shareholders in SouthTrust would represent only an extremely small percentage of SouthTrust's total outstanding shares, compared to their percentage ownership position in Equity, and (j) other pertinent information. The Board of Directors of Equity did not assign any relative weight to these factors, but considered all of them to be material to its decisions. The Board of Directors of Equity believes that it appropriately addressed all of the relevant issues and matters of concern in the proposed transaction with SouthTrust, and it concluded, on the basis of all of the foregoing, including the opinion of its financial advisor, that the terms of the Merger and the Merger Agreement are fair to the Equity shareholders from a financial point of view. Based on these factors, the Board of Directors of Equity unanimously concluded that the Merger with SouthTrust was in the best interests of shareholders of Equity and therefore approved the Merger Agreement. Accordingly, on October 25, 1996, the Merger Agreement was executed.

         THE BOARD OF DIRECTORS OF EQUITY HAS DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF EQUITY AND ITS SHAREHOLDERS, AND THEREFORE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE SHAREHOLDERS OF EQUITY.

         SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of Equity will augment SouthTrust's existing market share in the south Florida banking market and enhance its competitive position in the Florida banking market.

OPINION OF FINANCIAL ADVISOR

         GENERAL

         Equity retained Ewing to act as its financial advisor in connection with the proposed sale of Equity. Ewing's services as financial advisor included soliciting acquisition proposals for Equity, assisting management and the Acquisitions Committee of the Board of Directors in evaluating and negotiating acquisition proposals, including the SouthTrust proposal, and rendering its opinion to the Board of Directors of Equity as to the fairness, from a financial point of view, of the Merger to the shareholders of Equity.
At an October 22, 1996, meeting of the Board of Directors of Equity, Ewing rendered an oral opinion to the Board of Directors of Equity to the effect that the terms of the Merger were fair, from a financial point of view, to the shareholders of Equity. On October 21, 1996, the day before Ewing delivered its oral opinion to the Board of Directors of Equity, the closing price of SouthTrust

Common Stock was $32.00 per share. Ewing has subsequently delivered a written opinion to the Equity Board, dated as of the date of this Prospectus/Proxy Statement, to the effect that, as of such date, the terms of the Merger are fair, from a financial point of view, to the shareholders of Equity. At December 31, 1996, the closing price of the SouthTrust Common Stock was $34.875 per share. THE TEXT OF EWING'S WRITTEN OPINION IS SET FORTH IN EXHIBIT D TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY BY THE SHAREHOLDERS OF EQUITY.

         EWING'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF EQUITY AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF EQUITY IN THE MERGER, BASED ON CONDITIONS AS THEY EXIST AND CAN BE EVALUATED AS OF THE DATE OF THE OPINION. EWING'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY EQUITY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING NOR DOES EWING'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER.

         In connection with its opinion, Ewing reviewed, analyzed and relied upon information and material bearing upon the Merger and the financial and operating condition of Equity and SouthTrust, including, among other things, the following: (i) the Merger Agreement; (ii) audited financial statements for Equity for the four years ended December 31, 1995; (iii) certain unaudited interim financial information for Equity for various periods for the year 1996;
(iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for SouthTrust for the three years ended December 31, 1995; (v) Quarterly Reports on Form 10-Q filed by SouthTrust for the first three quarters of 1996; (vi) other financial information concerning the business and operations of Equity furnished to Ewing by Equity for purposes of its analysis, including certain internal forecasts for Equity prepared by its senior management; (vii) information concerning the limited market for the shares of Equity Common Stock; and (viii) certain publicly available information concerning the trading of, and the trading market for, the SouthTrust Common Stock. Ewing also held discussions with the management of Equity and SouthTrust concerning their respective operations, financial condition, and prospects, as well as the results of regulatory examinations.

         Ewing also considered such further financial, economic, regulatory, and other factors as it deemed relevant and appropriate under the circumstances, including among others the following: (i) certain acquisition proposals and expressions of interest received by Equity from certain other banking companies; (ii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; and (iii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions. Ewing also took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally.

         In conducting its review and arriving at its opinion, Ewing relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Ewing did not attempt to verify such information independently. Ewing relied upon the management of Equity as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and bases therefor) provided to it and assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Ewing also assumed, without independent verification, that the aggregate allowances for loan and other losses for Equity, ST-Bank, ST-Florida, and SouthTrust are adequate to cover such losses. Ewing did not make or obtain any inspections, evaluations, or appraisals of the assets or liabilities of Equity, ST-Bank, ST-Florida, or SouthTrust, nor did Ewing examine any individual loan, property, or securities files. Ewing was informed by Equity, and assumed for purposes of its opinion, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Ewing also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis as contemplated by the Merger Agreement.

         VALUATION METHODOLOGIES

         In connection with its written opinion with respect to the terms of the Merger and the presentation of its oral opinion to Equity's Board of Directors, Ewing performed several analyses. Set forth below is a brief summary of these analyses, as updated in connection with Ewing's written opinion.

         Analysis of Terms of the Merger. Ewing calculated the imputed value of the Merger to the holders of Equity Common Stock based upon the fixed Exchange Ratio contained in the Merger Agreement and varying assumptions concerning the stock price of SouthTrust Common Stock at the Effective Time of the Merger. See "--Effect of Merger on Equity Common Stock." The analysis showed a value ranging from $25.08 to $30.80 per share of Equity Common Stock based on an assumed closing price for SouthTrust Common Stock at the Effective Time of the Merger ranging from $28.50 to $35.00 per share.
Under the terms of the Merger Agreement, Equity may terminate the Merger Agreement or abandon the Merger if the Weighted Average Sales Price (as defined in the Merger Agreement) for SouthTrust Common Stock is less than $28.50 per share as of the Effective Time of the Merger. See " -- Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

         Stock Trading History. Ewing examined the recent history of trading prices for the SouthTrust Common Stock and the relationship between movements of those stock prices and movements in the Keefe Bruyette & Woods, Inc. Bank Sector Index (the "Keefe Index"), a capital weighted index composed of 24 listed and over-the-counter stocks representing national money center and leading regional bank holding companies.

         This analysis showed that the price growth per share of SouthTrust Common Stock (excluding cash dividends but adjusted for stock splits) was 134.3%, 1.0%, 12.9%, negative 5.3%, and 42.4% during the years ended December 31, 1991, 1992, 1993, 1994, and 1995, respectively, and 36.1% during the year ended December 31, 1996. This analysis also showed that, during the period from December 31, 1992 through December 31, 1996, the SouthTrust Common Stock generally traded in a manner similar to the Keefe Index. During this period, the price of the SouthTrust Common Stock increased by approximately 107% and the Keefe Index increased by approximately 112%. In considering these analyses, Ewing noted that prior performance is not necessarily indicative of future performance.

         Ewing also examined recent trading volume history for SouthTrust Common Stock, which trades on Nasdaq. For the year ended December 31, 1996, the average monthly share volume represented approximately 4.8% of the total outstanding shares of SouthTrust Common Stock at September 30, 1996. Ewing also examined the trading patterns of Equity Common Stock and concluded that an active trading market for Equity Common Stock did not exist. Therefore, Ewing placed relatively little weight on the market activity of the Equity Common Stock.

         Comparable Transaction Analysis. Ewing performed an analysis of the premiums paid in comparable acquisition transactions. For such purposes, Ewing considered comparable transactions to be acquisitions announced from January 1, 1994 to September 12, 1996, where the target institution was a bank or bank holding company located in Florida with an announced deal value of $20.0 million or less. In each of the selected transactions, Ewing analyzed the premium to the target institution's book value, tangible book value, previous four quarters' earnings, total deposits, and total assets. Ewing then compared the ranges of these premiums to the assumed transactional value of the Merger, using an assumed closing price for SouthTrust Common Stock as of the Effective Time of the Merger ranging from $28.50 to $35.00 per share, producing a value of $25.08 to $30.80 per share of Equity Common Stock ("Assumed Range of Merger Value"). This analysis produced the following premium ranges for the selected comparable transactions based upon the Assumed Range of Merger Value: (i) price offered as a multiple of the target institution's book value of 1.0 times to 2.82 times, with a mean of 1.94 times and a median of 1.87 times, compared to a premium ranging from 1.37 times to 1.68 times for the Assumed Range of Merger Value based upon Equity's book value at November 30, 1996; (ii) price offered as a multiple of the target institution's tangible book value of 1.0 times to 2.82 times, with a mean of 1.96 and a median of 1.92 times, compared to a premium ranging from 1.37 times to 1.68 times for the Assumed Range of Merger Value based upon Equity's tangible book value at November 30, 1996;
(iii) price offered as a multiple of the target institution's previous four quarters' earnings of 7.01 times to 35.19 times, with a mean of 19.12 times and a median of 17.38 times, compared to a premium ranging from 11.81 times to
14.51 times for the Assumed Range of Merger Value based upon Equity's previous four quarters' earnings at November 30, 1996; (iv) price offered as a percentage of the target institution's total deposits of 6.74% to 30.82%, with a mean of 17.52% and a median of 16.52%, compared to 17.89% to 21.97% for the Assumed Range of Merger Value based upon Equity's total deposits at November 30, 1996; and (v) price offered as a percentage of the target institution's total assets of 6.19% to 27.26%, with a mean of 15.52% and a median of 15.20%, compared to 15.45% to 18.98% for the Assumed Range of Merger Value based upon Equity's total assets at November 30, 1996. No target institution or transaction used as a comparison in the analysis described above is identical to Equity or the Merger. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the acquisition value of the companies being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Ewing estimated the present value of the future stream of after-tax cash flows that Equity might be expected to produce through 2001, under various circumstances, assuming that Equity performed in accordance with the earnings projections of Equity management. Ewing estimated the terminal value of Equity at the end of the period by applying multiples of earnings (ranging from 10.0 times to 13.0 times) and then discounting the cash flow streams and terminal value using differing discount rates (ranging from 12.0% to 15.0%) chosen to reflect different assumptions about the required rates of return of Equity and the inherent risk surrounding the underlying projections by the management of Equity. This discounted cash flow analysis indicated a reference range of $10.4 million to $12.1 million, or $22.34 to $25.87 per share of Equity Common Stock.

         Dividend Analysis. Ewing analyzed the effect of the Merger on the dividends received by Equity shareholders. Equity has not paid a dividend on shares of Equity Common Stock since it was organized. Based upon the indicated annual cash dividends payable on the SouthTrust Common Stock at December 31, 1996, Ewing noted that Equity shareholders would receive $0.88 in annual cash flow for each share of SouthTrust Common Stock received in the Merger, or an estimated annual cash flow of $0.77 for each share of Equity Common Stock converted in the Merger.

         The summary set forth above does not purport to be a complete description of the analyses performed by Ewing. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Ewing believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part or all of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses reflected in Ewing's opinion. In addition, Ewing may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Ewing's view of the actual value of Equity. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Equity and SouthTrust. The analyses performed by Ewing are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Ewing's analysis of the fairness, from a financial point of view, of the terms of the Merger to the shareholders of Equity. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Ewing's opinion is just one of many factors taken into consideration by the Board of Directors of Equity in determining to enter into the Merger Agreement.

         COMPENSATION OF EWING

         Equity has agreed to pay Ewing a fee, payable at the closing of the Merger, equal to the greater of (i) $25,000 or (ii) 6.5% of the aggregate value of any consideration in excess of $10.5 million paid by SouthTrust to the shareholders of Equity in the Merger (excluding, for such purposes, the value of any stock options and severance payments). Equity has also agreed to indemnify and hold harmless Ewing and its directors, officers, and employees against certain liabilities, including liabilities under the federal securities laws, in connection with its services under its engagement agreement with Equity, except for liabilities resulting solely from the bad faith or gross negligence of Ewing.

         As a part of its investment banking business, Ewing is regularly engaged in the valuation of securities in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes. Equity's Board of Directors decided to engage Ewing based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in Florida, and its general investment banking experience in the financial services industry.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         Certain officers of Equity and members of the Equity Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of Equity generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of Equity directors and officers, directors' and officers' liability insurance, and certain severance and other employee benefits, as described below.

         SouthTrust has agreed in the Merger Agreement that it shall or shall cause the Surviving Corporation (as defined in the Merger Agreement) to indemnify, defend and hold harmless the present and former directors and officers of Equity against all losses, expenses, claims, damages or liabilities arising out of or incurred in connection with actions or omissions occurring on or prior to the Effective Time of the Merger (including the transactions contemplated by the Merger Agreement) to the full extent then permitted under Florida law and by the Articles of Incorporation and Bylaws of Equity as in effect on the date of the Merger Agreement. Each of Equity and SouthTrust has agreed to indemnify, defend and hold harmless each other against losses, expenses, claims, damages or liabilities arising out of or based upon any untrue statement of material fact supplied by the other and contained in the Registration Statement and the Proxy Statement/Prospectus.

         The Merger Agreement provides that the Board of Directors and the executive officer of ST-Bank, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust or ST-Florida at or prior to the Effective Time of the Merger.

         One of the conditions to the obligation of SouthTrust, ST-Florida and ST-Bank to consummate the Merger is that Equity shall have caused its subsidiary, EBMW Corporation, either to (a) sell, transfer, convey or otherwise dispose of a certain piece of other real estate owned, known as the Galen Medical, Building for an amount at least equal to its book value as set forth on the most recent Financial Statements of Equity prepared prior to the consummation of such sale, or (b) enter into a contract, the terms of which are acceptable to SouthTrust, ST-Florida and ST-Bank, for the sale, transfer, conveyance or disposal of the Galen Medical Building. At the time of this Proxy Statement/Prospectus, Equity, through its wholly-owned subsidiary, has entered into a contract with Grayline Partners, Inc., a New York corporation, for the sale of the Galen Medical Building at an aggregate purchase price of $3,530,000, consisting of $900,000 cash and $2,630,000 as a non-recourse purchase money mortgage. The 50% owner and president of Grayline Partners, Inc. is the son of Stanley Katz, a director of Equity. Mr. Katz also has an ownership interest in Greenfield Katz Development Company, which presently manages the Galen Medical Building. It is anticipated that Greenfield Katz Development Company will continue to manage the Galen Medical Building if this sale closes.

         Pursuant to the Merger Agreement, appropriate steps shall be taken to terminate all employee benefit plans of Equity as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such employee benefit plans, and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of Equity who ST-Bank employs after the Effective Time of the Merger shall be eligible to participate in the employee benefits plans of SouthTrust, including welfare and fringe benefit plans, on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that (a) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Equity's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and (b) credit for each such employee's past service with Equity or any of its subsidiaries prior to the Effective Time of the Merger shall be given by SouthTrust to employees for purposes of: (i) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust; and (ii) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans (including welfare and fringe benefit plans but such credit for past service shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; SouthTrust has further agreed that for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust Corporation Revised Retirement Income Plan (the "Retirement Plan") and SouthTrust Corporation Employees' Profit Sharing Plan (the "Profit Sharing Plan"), employment with Equity shall be credited as if it were employment with SouthTrust, but such service shall not be credited for the purposes of determining benefit accrual under the Retirement Plan.

         The Merger Agreement further provides that, as a condition to the obligation of Equity to consummate the Merger, ST-Bank shall have entered into and delivered certain Severance Agreements with Charles E. Brier and Robert T. Coughlin, providing for 12 monthly payments of $13,750 (less applicable payroll taxes) to Mr. Brier and $8,391.67 (less applicable payroll taxes) for Mr. Coughlin in the event the employment of such individuals with ST-Bank does not commence, or the employment of such individuals by ST-Bank is terminated by ST-Bank other than for cause, as defined in the severance agreements; provided that such severance payments terminate in the event of a voluntarily termination of employment with ST-Bank before the end of the term of such agreements, or in the event of the breach of the noncompetition and nonsolicitation provisions contained in the severance agreements. Furthermore, SouthTrust shall assume an obligation of Equity to pay an agreed upon settlement of a contingent liability in respect of long-term compensation in the amounts of $235,000 to Mr. Brier and $27,000 to Mr. Coughlin.

EFFECT OF MERGER ON EQUITY COMMON STOCK

         At the Effective Time of the Merger, each outstanding share of Equity Common Stock, other than shares of Equity Common Stock held by shareholders who have dissented from the Merger, as discussed below, and shares of Equity Common Stock held in Equity's treasury, shall be converted into the right to receive
0.88 shares of SouthTrust Common Stock, which Exchange Ratio is subject to appropriate adjustment in the event of stock splits and stock dividends effected by SouthTrust or in the event Equity fails to sell the Galen Medical Building or execute a definitive agreement to effect the sale of the Galen Medical Building for an amount at least equal to the Adjusted Galen Book Value. See "-- Background of the Merger." No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of a share of Equity Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive cash (without interest) in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled, and (ii) the per share last sales price of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         Since the Exchange Ratio of shares of SouthTrust Common Stock for Equity Common Stock is fixed (subject to certain adjustments that would result if certain events occurred. See " -- General"), it will not compensate Equity's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price of SouthTrust Common Stock decreases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Equity Common Stock would decrease. In the event the market price of SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Equity Common Stock would increase. On January 28, 1997, the most recent trading date practicable preceding the date of this Proxy Statement/Prospectus, the last sales price of SouthTrust Common Stock was $36 1/2 per share. No assurance can be given as to whether the market price of SouthTrust Common Stock or the value of Equity Common Stock will change prior to of the Effective Time of the Merger or whether the market price of SouthTrust Common Stock will change thereafter. Equity is not obligated to consummate the Merger it the Weighted Average Sales Price (as defined in the Merger Agreement) for SouthTrust Common Stock is less than $28.50 per share at the Effective Time of the Merger. Equity's shareholders are advised to obtain current market quotations for SouthTrust Common Stock and current information regarding Equity Common Stock.

EFFECT OF THE MERGER ON EQUITY STOCK OPTIONS

         At the Effective Time of the Merger, all rights with respect to Equity Common Stock pursuant to stock options or stock appreciation rights ("Equity Options") granted by Equity under the Equity Stock Plans (as defined in the Merger Agreement), which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted and become rights with respect to SouthTrust Common Stock and will be assumed by SouthTrust in accordance with the terms of the particular Equity Stock Plan under which such Equity Options were issued and the stock option agreement by which such Equity Options are evidenced, including the terms of such Equity Stock Option Plans wich provide for automatic acceleration of the vesting and exercise of such Equity Options upon a merger or consolidation of Equity. From and after the Effective Time of the Merger, (i) each Equity Option assumed by SouthTrust may be exercised solely for shares of SouthTrust Common Stock, (ii) the number of shares of SouthTrust Common Stock subject to such Equity Option shall be equal to the number of shares of Equity Common Stock subject to such Equity Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Equity Option shall be adjusted by dividing the per share exercise price under each such Equity Option by the Exchange Ratio and rounding down to the nearest cent.

         As soon as practicable after the Effective Time of the Merger, SouthTrust has agreed in the Merger Agreement to file a registration statement on Form S-8, with respect to the shares of SouthTrust Common Stock subject to the Equity Options and to use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Equity Options remain outstanding.

         It is intended that such assumption of Equity Options shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to shares of Equity Common Stock awarded under an Equity Stock Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the shares of SouthTrust Common Stock into which such Restricted

Stock is converted unless such restrictions arise under the Securities Act and are eliminated by virtue of the Registration Statement filed by SouthTrust of which this Proxy Statement/Prospectus is a part.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective after the receipt of final approval from the OCC and acknowledgement by the OCC of the effectiveness of the Merger. The Merger cannot become effective until Equity's shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or before February 28, 1997, although there can be no assurance as to whether or when the Merger will become effective.

EXCHANGE OF STOCK CERTIFICATES

         As soon as practicable after the Effective Time of the Merger, SouthTrust will deliver the total consideration to be paid by SouthTrust for the shares of Equity Common Stock to such institution as SouthTrust may designate, which institution will act as the exchange agent for the transaction (the "Exchange Agent"). As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send a letter of transmittal to each former holder of record of shares of Equity Common Stock for use in exchanging their certificates formerly representing shares of Equity Common Stock for exchange and conversion in accordance with the procedures provided for therein and in the Merger Agreement. The letter of transmittal will contain detailed instructions concerning the manner of executing and submitting such stock certificates. At the Effective Time of the Merger, the holders of shares of Equity Common Stock will cease to be shareholders of Equity and will have no voting or other rights with respect to shares of Equity Common Stock, other than the right to receive in the Merger shares of SouthTrust Common Stock upon surrender of the stock certificates respecting their shares of Equity Common Stock. As of the Effective Time of the Merger and except as otherwise indicated below, all holders of shares of Equity Common Stock shall be deemed to be holders of the shares of SouthTrust Common Stock into which such shares of Equity Common Stock shall have been converted in the Merger, whether or not they surrender the stock certificates representing their shares of Equity Common Stock. Such holders shall be entitled to all dividends or distributions in respect of shares of SouthTrust Common Stock where the record date for the payment of such dividends or distributions occurs on or after the Effective Time of the Merger; however, no such dividends or distributions shall be paid to holders of any unsurrendered certificate or certificates representing Equity Common Stock, and SouthTrust shall not be obligated to deliver any of the consideration to which any holder of Equity Common Stock is entitled as a result of the Merger or any cash payment in lieu of a fractional interest in SouthTrust Common Stock until such holder surrenders the certificate or certificates representing Equity Common Stock as provided for in the Merger Agreement. Until the stock certificates evidencing the shares of Equity Common Stock are surrendered pursuant to the Merger Agreement, no stock certificates representing shares of SouthTrust Common Stock will be delivered or remitted to such holders, and, until such holders become record holders of SouthTrust Common Stock, such holders shall not be entitled to vote the shares of SouthTrust Common Stock received in the Merger. In addition, holders of shares of Equity Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, and SouthTrust, after the lapse of the appropriate time period and in accordance with the applicable laws of escheat or abandoned property, may remit any unclaimed funds or unclaimed stock certificates representing shares of SouthTrust Common Stock to state officials under the applicable laws of escheat or abandoned property.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Equity who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Equity and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Equity may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Equity who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         At or prior to the Effective Time of the Merger, each such person deemed an affiliate of Equity will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Equity and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies. Such affiliate shall further represent and warrant that he or she shall not sell, pledge, transfer or otherwise dispose of shares of Equity for a period of 30 days prior to the Effective Time of the Merger.

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Equity and SouthTrust will be carried forward at their previously recorded amounts. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of Equity in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The Merger is subject to approval by the OCC. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall be consummated as soon as practicable following the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the OCC, and (ii) approval by the shareholders of Equity of the Merger Agreement.

         On December 16, 1996, ST-Bank filed with the OCC an application seeking approval to merge Equity with and into ST-Bank. It is anticipated that the OCC will approve such application in the latter part of January 1997. Following OCC approval there is a 15-day waiting period during which the Merger may not be consummated and during which the Justice Department may challenge the Merger of Equity into ST-Bank on antitrust grounds.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. SouthTrust and Equity are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described above. Should such other approval or action be required, it is contemplated that SouthTrust and Equity would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of Equity, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                 (a) the Proxy Statement/Prospectus shall have been filed with the Commission and shall have been cleared thereby or otherwise authorized for mailing, and the Registration Statement shall have been filed with and declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking any stop order;

                 (b) the accuracy of the representations and warranties of SouthTrust, ST-Florida, ST-Bank and Equity made in the Merger Agreement and the performance, in all material respects, of their respective obligations thereunder;

                 (c) there shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, or (ii) seeking damages in connection with the transactions contemplated by the Merger Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by the Merger Agreement which, in the case of (i) through
         (iii) and in the reasonable judgment of either SouthTrust or Equity, based on advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or Equity as the case may be;

                 (d) there shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Regulatory Authority (as defined in the Merger Agreement) which, in connection with the grant of any Consent (as defined in the Merger Agreement) by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Equity or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Equity or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority, shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances;

                 (e) there shall have been no: (i) determination by Equity that any fact, event or condition exists or has occurred that, in the judgment of Equity, (A) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by the Merger Agreement, or (B) would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange; or (ii) determination by SouthTrust that any fact, event or condition exists or has occurred, that, in the judgment of SouthTrust, (A) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the condition of Equity or the consummation of the transactions contemplated by the Merger Agreement, or (B) would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange;

                 (f) all employment agreements between Equity and any executive or employee thereof, if any, shall have been terminated;

                 (g) the total number of shares of Equity Common Stock outstanding as of the Effective Time of the Merger (exclusive of any shares of Equity Common Stock held in the treasury of Equity) including any securities or rights convertible into or exchangeable for shares of Equity Common Stock, shall not exceed 478,286 shares in the aggregate;

                 (h) the holders of not more than ten percent (10%) of the outstanding shares of Equity Common Stock shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares;

                 (i) each party shall have obtained the consent or approval of each person (other than Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement;

                 (j) SouthTrust shall have received an opinion of legal counsel to Equity concerning certain aspects of the transactions contemplated by the Merger Agreement;

                 (k) Equity shall have received an opinion of legal counsel to SouthTrust concerning certain aspects, including certain tax aspects, of the transactions contemplated by the Merger Agreement;

                 (l) Equity shall have sold or arranged for the sale of the Galen Medical Building and shall have completed the disposal of the impermissible investments in EBRC Corporation and EBSW Corporation in accordance with the provisions of Sections 5.14 and 5.15 of the Merger Agreement, respectively, and shall have delivered to SouthTrust a certificate certifying that these conditions have been satisfied;

                 (m) each Equity Option (as defined in the Merger Agreement) and the Equity Stock Option Plans (as defined in the Merger Agreement) shall have been converted and assumed by ST-FL in accordance with the Merger Agreement;

                 (n) the Weighted Average Sales Price (as defined in the Merger Agreement) of the SouthTrust Shares shall not be less than $28.50 per share;

                 (o) Equity shall have obtained an opinion, dated within 10 days prior to the date of this Proxy Statement/Prospectus, that the terms of the Merger are fair to Equity shareholders from a financial point of view; and

                 (p) ST-Bank shall have entered into and delivered certain severance agreements with Messrs. Brier and Coughlin (which condition is a condition to Equity's performance only.)

         At any time prior to the Effective Time of the Merger, any party to the Merger Agreement may waive any default in the performance of any term of the Merger Agreement by another party, may waive or extend the time for the compliance or fulfillment by the other of any and all of the other's conditions under the Merger Agreement, or may waive any or all of the conditions contained therein to its own obligations, except any condition which, if not satisfied, would result in the violation of any law or any applicable governmental regulation. In addition, the Merger Agreement may be amended by written instruments signed on behalf of each of the parties thereto.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by:

         (a) the mutual consent in writing of SouthTrust, ST-FL, ST-Bank and Equity;

         (b) either SouthTrust, ST-FL and ST-Bank or Equity, if the Merger shall not have occurred on or prior to June 30, 1997 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

         (c) either SouthTrust or Equity (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), in the event that any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled;

         (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of Equity set forth in the Merger Agreement or is a material breach of any covenant or agreement of Equity contained in the Merger Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of Equity on a consolidated basis or upon the consummation of the transactions contemplated by the Merger Agreement, (C) renders the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement; or

         (e) by Equity if (i) Equity shall have determined that any fact, event or condition exists that, in the judgment of Equity, (A) is materially at variance with any warranty or representation of SouthTrust, ST-FL or ST-Bank contained in the Merger Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-FL or ST-Bank contained in the Merger Agreement, or
(B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Merger Agreement, (ii) there shall be any litigation or threat of litigation
(A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by the Merger Agreement, or (iii) Equity shall have determined that any fact, event or condition exists that, in the judgment of Equity, would render the Merger and the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

CERTAIN EXPENSES

         The Merger Agreement provides that the parties thereto shall bear their own expenses incurred in connection with consummating the transactions contemplated thereby.

RIGHTS OF DISSENT AND APPRAISAL

         A shareholder of Equity may dissent from the Merger and receive in cash the appraised value, as of the Effective Time of the Merger, of the shares of Equity Common Stock held by such shareholder pursuant to Section 215a of the United States Code (the "Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Equity shareholders in light of Section 658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. The appraised value of the Equity Common Stock may differ from the consideration that a shareholder of Equity is entitled to receive in the Merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Exhibit C to this Proxy Statement/Prospectus.

         Under the Dissent Provisions, a shareholder of Equity may dissent from the Merger by (i) voting against the Merger or by giving notice in writing at or prior to the Special Meeting to Equity that the shareholder dissents from the Merger Agreement, and (ii) making a written request to ST-Bank to receive the fair value of the shares of Equity Common Stock, which request is required to be made within thirty days of the Effective Time of the Merger and to be accompanied by the surrender of the shareholder's stock certificates.

         The value of the shares of any dissenting shareholder shall be determined as of the Effective Time of the Merger by an appraisal made by a committee of three persons, composed of one person selected by the holders of a majority of the shares of Equity Common Stock for which rights of dissent are being asserted, one selected by the Board of Directors of ST-Bank and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.

         If, within ninety days from the Effective Time of the Merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting shareholders by ST-Bank. In addition, the SouthTrust Common stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which SouthTrust may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders. The OCC has taken the position that a shareholder may dissent as to less than all of the shares of stock owned by such shareholder. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by ST-Bank.

         The foregoing is only a summary of the Dissent Provisions. The full text of such provisions is set forth as Exhibit C to this Proxy
Statement/Prospectus and each Equity shareholder is urged to read these provisions carefully.


CONDUCT OF BUSINESS BY EQUITY PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger, Equity shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and
(iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Equity or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under the Merger Agreement.

         The Merger Agreement further provides that, until the Effective Time of the Merger, except as required by law or regulation or contemplated by the Merger Agreement, Equity shall not and it shall not permit any of its subsidiaries, without the prior written consent of SouthTrust, to:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Equity or any of its subsidiaries;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of Equity, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Equity, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Equity, provided, however, that the Equity Options previously granted may be exercised by the holders thereof to the extent then exercisable in accordance with the terms of such option grants;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on June 30, 1996 and disclosed in a Disclosure Schedule delivered pursuant to
                 Article III of the Merger Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) except as provided in the Merger Agreement to the contrary, or as reflected in Disclosure Schedule 5.1(b)(v) to the Merger Agreement, sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, except as reflected in Disclosure Schedule 5.1(b)(vi) to the Merger Agreement, will not exceed an aggregate of $65,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; or grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Equity that involves an aggregate of $25,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of Equity which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, or (C) acquisitions of control by Equity in a fiduciary capacity.


         Equity has also agreed that it will not, acting through any director or officer or other agent, authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Equity or any of its subsidiaries to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Equity. Except to the extent necessary to comply with the fiduciary duties of the Board of Directors of Equity and as advised by counsel neither Equity nor any director, officer or other agent of Equity or any representative thereof, shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to or enter into any contract or agreement with respect to any takeover proposal, but Equity may communicate information about such a takeover proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Equity shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Equity after the date of the Merger Agreement. For the purposes of the Merger Agreement, "takeover proposal" shall mean any proposal for a merger or other business combination involving Equity or any of its subsidiaries or for the acquisition of a substantial significant equity interest in Equity or any of its subsidiaries or for the acquisition of a substantial significant portion of the assets of Equity or any of its subsidiaries.

         Immediately prior to Closing, Equity will at SouthTrust's request establish and take reserves and accruals to conform Equity's loan, accrual reserve and other accounting policies to those of ST-Bank.

BUSINESS AND MANAGEMENT OF EQUITY FOLLOWING THE MERGER; PLANS FOR BUSINESS OF EQUITY

         Upon consummation of the Merger, Equity will be merged into ST-Bank, with ST-Bank being the Surviving Corporation in the Merger. As of the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation shall consist of those persons who are serving as directors of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation shall be those persons serving as officers of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         After the Effective Time of the Merger, the present main office of Equity will become a full service branch of ST-Bank and the operations of Equity will be integrated into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of Equity as a part of ST-Bank.

STOCK OPTION AGREEMENT

         As an inducement and a condition to SouthTrust to enter into the Merger Agreement, SouthTrust and Equity entered into the Stock Option Agreement, whereby Equity granted SouthTrust the Stock Option entitling SouthTrust to purchase up to 116,059 shares (which shall in no event exceed 19.9% of the issued and outstanding shares of Equity) of Equity Common Stock, at a price of $28.875 per share, under the circumstances described below. The following description of the Stock Option Agreement and the Stock Option does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein by reference and attached hereto as Exhibit B.

         The Stock Option is exercisable only if both a Preliminary Purchase Event (as hereinafter defined) and a Purchase Event (as hereinafter defined) shall have occurred after the date of the Stock Option Agreement and prior to the Effective Time of the Merger.

         The term "Preliminary Purchase Event" shall mean any of the following events or transactions:

                 (i) any person (other than SouthTrust or any subsidiary of SouthTrust) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Equity Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Equity Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                 (ii) the holders of Equity Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Equity's Board of Directors shall have withdrawn or modified in a manner adverse to SouthTrust the recommendation of Equity's Board of Directors with respect to the Merger Agreement, in each case, after it shall have been publicly announced that any person (other than SouthTrust or any subsidiary of SouthTrust) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (as hereinafter defined), (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), under Florida banking or corporate law, the Bank Holding Company Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction. As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or similar transaction involving Equity or any of its subsidiaries (other than transactions solely between Equity's subsidiaries), (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Equity or any of its subsidiaries representing in either case 25% or more of the consolidated assets of Equity and its subsidiaries, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Equity or any of its subsidiaries (each of (A), (B), or (C), an "Acquisition Transaction").

As used in the Stock Option Agreement, "person" shall have the meaning specified in Section 3(a)(9) and 13(d)(3) of the Exchange Act.

         The term "Purchase Event" shall mean any of the following events subsequent to the date of the Stock Option Agreement:

                 (i) without SouthTrust's prior written consent, and otherwise than as contemplated by the Merger Agreement, Equity shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than SouthTrust or any subsidiary of SouthTrust) to effect an Acquisition Transaction; or

                 (ii) any person (other than SouthTrust or any subsidiary of SouthTrust) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more (or, if such person or group is the beneficial owner of 25% or more on the date of the Stock Option Agreement, such person or group acquires an additional 10% or more) of the voting power of Equity or any of its significant subsidiaries.

         The Stock Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Time of the Merger, (ii) the material breach or default of any party to the Merger Agreement other than Equity; (iii) the termination by Equity of the Merger Agreement pursuant to
Section 10.1(c) thereof (excluding, however, any such termination based in whole or in part on Sections 9.6, 9.9, 9.10 or 9.11 of the Merger

Agreement); or (iv) the expiration of one year after the occurrence of any Purchase Event or Preliminary Purchase Event.

         In the event of any change in Equity Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares subject to the Stock Option, and the purchase price will be adjusted appropriately. After the occurrence of a Purchase Event, SouthTrust may assign the Stock Option Agreement and its rights thereunder in whole or in part.

         Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to an Exercise Termination Event, at the request of Holder (as defined in the Stock Option Agreement), delivered prior to an Exercise Termination Event, Equity will, subject to regulatory restrictions, be obligated to repurchase the Stock Option and any shares of Common Stock theretofore purchased pursuant to the Stock Option, at a specified price. As defined in the Stock Option Agreement, a "Repurchase Event" shall occur if (i) any person other than SouthTrust or a SouthTrust subsidiary shall have acquired beneficial ownership of (as such term is defined in Rule (13-d-3) promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Equity Common Stock, or (ii) any of the following transactions are consummated: (x) Equity consolidates with or merges into any person, other than SouthTrust or a SouthTrust subsidiary, and is not the continuing or surviving corporation of such consolidation or merger,
(y) Equity permits any person, other than SouthTrust or a SouthTrust subsidiary, to merge into Equity and Equity becomes the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Equity Common Stock shall be changed into or exchanged for stock or other securities of Equity or any other person or cash or any other property or the outstanding shares of Equity Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (z) Equity sells or otherwise transfers all or substantially all of its assets to any person, other than SouthTrust or a SouthTrust Subsidiary.

         In the event that prior to the exercise or termination of the Stock Option, Equity enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the terms and conditions set forth in the Stock Option Agreement, the Option shall be converted into, or exchanged for, an option (the "Substitute Option"), at the election of SouthTrust, of either the Acquiring Corporation (as defined below), any person that controls the Acquiring Corporation or, in the case of a merger described in (y) above, Equity. An "Acquiring Corporation" shall mean the continuing or surviving corporation of a consolidation or merger with Equity (if other than Equity), Equity, and the transferee of all or any substantial part of Equity's assets (or the assets of its subsidiaries). Following the termination of the Merger Agreement, Equity has agreed to file with the Commission and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by SouthTrust and its assigns of all or part of the Stock Option and/or any shares of Equity Common Stock into which the Stock Option is exercisable.

         The purpose of the Stock Option Agreement and the Stock Option is to increase the likelihood that the Merger will occur, by making it more difficult for another party to acquire Equity. The ability of SouthTrust to exercise the Stock Option and to cause up to an additional 116,059 shares of Equity Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Equity, as it is likely to increase the cost of an acquisition of all the shares of Equity Common Stock which would then be outstanding.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF EQUITY COMMON STOCK WHO ARE CITIZENS OF THE UNITED STATES. IT DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS OF EQUITY COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS OR FOREIGN PERSONS) OR TO HOLDERS OF EQUITY COMMON STOCK WHO ACQUIRED THEIR EQUITY COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE MERGER ITSELF.

         EACH HOLDER OF EQUITY COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Bank, ST-Florida, nor Equity has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax effects to holders of Equity Common Stock of the Merger or of any of the federal income tax effects to SouthTrust, ST-Bank, ST-Florida or Equity of the Merger. Instead, Equity will rely upon an opinion of Bradley Arant Rose & White LLP as to the federal income tax consequences of the Merger to the holders of Equity Common Stock. The opinion of Bradley Arant Rose & White LLP is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley Arant Rose & White LLP, which opinion is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the holders of Equity Common Stock will result from the Merger:

         (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Florida of substantially all of the assets of Equity solely in exchange for SouthTrust Common Stock and the assumption of all the liabilities of Equity by ST-Florida, followed by the transfer of the assets of Equity to ST-Bank and the assumption by ST-Bank of the liabilities of Equity.

         (ii) The acquisition by ST-Florida of substantially all of the assets of Equity in exchange solely for shares of SouthTrust Common Stock and the assumption by ST-Florida of Equity's liabilities, as described above, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Florida of substantially all of the assets of Equity will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Equity that were acquired by ST-Florida are transferred to ST-Bank. SouthTrust, ST-Florida and Equity each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (iii) No gain or loss will be recognized by the shareholders of Equity upon the receipt of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of Equity Common Stock.

         (iv) The basis of the SouthTrust Common Stock to be received by the Equity shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Equity Common Stock surrendered in the exchange.

         (v) The holding period of the shares of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) received by the shareholders of Equity will include the period during which the Equity Common Stock surrendered in exchange therefor was held, provided that the shares of Equity Common Stock were held as capital assets within the meaning of
                 Section 1221 of the Code as of the Effective Time of the Merger.

         (vi) Equity shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Equity Common Stock, subject to the provisions and limitations of Section 302 (a) of the Code. Those Equity shareholders who hold no SouthTrust Common Stock, directly or indirectly through application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code. As provided in Section 1011 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the Equity Common Stock surrendered as determined under Section 1011 of the Code.

         (vii) The payment of cash to an Equity shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided that such redemption is not essentially equivalent to a dividend.

         The opinion of Bradley Arant Rose & White LLP is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-Florida or ST-Bank other than those expressly stated in the opinion. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 300,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of September 30, 1996 there were 96,051,988 shares of SouthTrust Common Stock issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "SouthTrust Common Stock--Stockholder Rights Plan."

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank of Alabama, National Association) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designation describing the Series A Junior Participating Preferred Stock.

SOUTHTRUST COMMON STOCK

  Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiaries are banks, payments made by such subsidiaries to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "-- MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND EQUITY."

  Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

         In the event of liquidation, holders of the SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of SouthTrust provide that, because the Board of Directors of SouthTrust is classified, a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Rights Record Date") of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Rights Record Date. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of SouthTrust Common Stock issued after March 6, 1989. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, and a three-for-two stock split effected by SouthTrust on May 19, 1993.
Accordingly, at the present time four-ninths of a Right is attached to each share of SouthTrust Common Stock and four-ninths of a right will be issued with each share of SouthTrust Common Stock exchanged in the merger for Equity Common Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed below.

         The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A., as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

         The transfer agent for SouthTrust Common Stock is ChaseMellon Shareholder Services, L.L.C.

SOUTHTRUST PREFERRED STOCK

  General

         Under SouthTrust's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and (iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effective on January 24, 1992 and a further three-for-two stock split effective on May 19, 1993, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.


                 MARKET AND DIVIDEND INFORMATION RESPECTING THE
                     COMMON STOCK OF SOUTHTRUST AND EQUITY


COMPARATIVE STOCK PRICES PER SHARE

         The following table sets forth certain information as to the high and low last sales price per share of SouthTrust Common Stock for the calendar quarters indicated. The information listed below with respect to the high and low last sales prices for SouthTrust Common Stock was obtained from Nasdaq and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

                                                                       SouthTrust
                                                                       Common Stock
                                                                   --------------------
                                                                  High             Low
                                                                  ----             ---
              1994:
                      First Quarter   . . . . . . . . .         $19 3/8          $    18 1/8
                      Second Quarter  . . . . . . . . .              22               18 1/4
                      Third Quarter   . . . . . . . . .          21 7/8               19 5/8
                      Fourth Quarter  . . . . . . . . .          20 1/4               17 1/8
              1995:
                      First Quarter   . . . . . . . . .         $21 3/8          $    18 3/8
                      Second Quarter  . . . . . . . . .          23 1/8               20 7/8
                      Third Quarter   . . . . . . . . .          27 1/8               23
                      Fourth Quarter  . . . . . . . . .          25 7/8               24 1/2
              1996:
                      First Quarter   . . . . . . . . .         $27 7/8          $    25 1/4
                      Second Quarter  . . . . . . . . .          28 1/2               26 7/8
                      Third Quarter   . . . . . . . . .          31 3/4               26 1/2
                      Fourth Quarter  . . . . . . . . .          36 1/8               30 7/8


              1997:
                      First Quarter (through
                        January 28, 1997) . . . . . . .          37 1/8               34 1/2


              Shares of Equity Common Stock are not actively traded and there is no established public trading market for Equity Common Stock. Any such trading activity that occurs, takes place in privately negotiated transactions. Management of Equity has no knowledge of the sales price received upon the sales of shares of Equity Common Stock.

              On October 28, 1996 and October 30, 1996 (the trading days immediately before and after the public announcement of the proposed Merger), the last sales prices of SouthTrust Common Stock, as obtained from Nasdaq, were $32 3/4 and $33 3/16, respectively; and on January 28, 1997, the last sales price of SouthTrust Common Stock as obtained from Nasdaq was $36 1/2.

DIVIDENDS

              Equity has never declared annual dividends. Pursuant to the Merger Agreement, Equity may not declare, set aside or pay any dividend or other distribution during the pendency of the Merger Agreement. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND EQUITY - Dividends." The following table sets forth the cash dividends per share declared on SouthTrust Common Stock during the periods indicated:

                                                                Dividends Declared
                                                                   per share of
                                                             SouthTrust Common Stock
                                                             -----------------------
                 1994:
                    First Quarter . . . . . . . . . . . . . . .     $     0.17
                    Second Quarter  . . . . . . . . . . . . . .           0.17
                    Third Quarter . . . . . . . . . . . . . . .           0.17
                    Fourth Quarter  . . . . . . . . . . . . . .           0.17

                 1995:
                    First Quarter . . . . . . . . . . . . . . .     $     0.20
                    Second Quarter  . . . . . . . . . . . . . .           0.20
                    Third Quarter . . . . . . . . . . . . . . .           0.20
                    Fourth Quarter  . . . . . . . . . . . . . .           0.20

                 1996:
                    First Quarter.  . . . . . . . . . . . . . .     $     0.22
                    Second Quarter  . . . . . . . . . . . . . .           0.22
                    Third Quarter . . . . . . . . . . . . . . .           0.22
                    Fourth Quarter  . . . . . . . . . . . . . .           0.22

                 Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, SouthTrust's earnings and financial condition and other relevant factors. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the restrictions on the payment of dividends by banks described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

                 There are certain limitations on the payment of dividends to SouthTrust by its subsidiary banks. The amount of dividends that each subsidiary national bank of SouthTrust may declare in one year, without approval of the Office of the Comptroller of the Currency (the "OCC"), is the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under the rules of the OCC, the calculation of net profits is more restrictive under certain circumstances. The banking authorities in the states where SouthTrust owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent of Banks is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent of Banks.

                 Under the Florida Financial Institutions Code, a state bank may not declare or pay a dividend at any time which its net income from the current year combined with the retained net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by state and federal banking laws and regulations.

                 Under the Financial Institutions Code of Georgia, a bank may not pay dividends when it is insolvent, or would be rendered insolvent, and dividends may only be paid out of retained earnings and when the bank has paid-in capital and appropriated retained earnings, in combination equal to at least 20% of its capital stock.

                 Under the North Carolina Banking Code, a state chartered bank with common stock in excess of $15,000 may not declare a dividend until the surplus is equal to at least 50% of the amount of common stock.

                 The South Carolina Banking Code provides that, before a state chartered bank can pay a dividend, approval must be obtained from the South Carolina Commissioner of Banking.

                 Under the Tennessee Banking Code, a state bank may not declare dividends in excess of 90% of the net earnings during the past year until the surplus is equal to the amount of common stock.

                 The Mississippi Banking Code provides that no state bank may declare or pay any dividend upon its common stock unless it has received the written approval of the Commissioner of Banking and Consumer Finance.

                 Under the foregoing laws and regulations, at December 31, 1995, approximately $332.8 million was available for payment of dividends to SouthTrust by its bank subsidiaries.

SHAREHOLDERS

                 As of December 31, 1996 there were approximately 66 holders of record of Equity Common Stock.


                         COMPARISON OF THE COMMON STOCK
                                       OF
                             SOUTHTRUST AND EQUITY


                 The rights of Equity's shareholders are governed by the Articles of Incorporation of Equity, the Bylaws of Equity and the laws of the State of Florida. The rights of SouthTrust shareholders are governed by the Restated Certificate of Incorporation of SouthTrust, the Bylaws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of Equity's shareholders who become SouthTrust shareholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and Bylaws. The following summary of the rights of the holders of shares of SouthTrust Common Stock and the holders of shares of Equity Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of SouthTrust, the Articles of Incorporation and Bylaws of Equity, the General Corporation Law of the State of Delaware, the Florida Financial Institutions Codes and the Florida Business Corporation Act.

DIVIDENDS

                 The sources of funds for payments of dividends by SouthTrust are its subsidiaries. Because Equity and the primary subsidiaries of SouthTrust are financial institutions, payments made by such subsidiaries to SouthTrust and by Equity to its shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock--Dividend Rights" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND EQUITY--Dividends" for information concerning the effect of such limitations on SouthTrust's and Equity's ability to pay dividends. The General Corporation Law of the State of Delaware provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Florida Financial Institutions Code provides that a Florida banking corporation may declare dividends equal to the net profits of the period to which such dividends relate plus its retained net profits of the preceding two years. Further, with the approval of the Florida Department, a bank may declare a dividend from retained net profits which accrued prior to the preceding two years. Notwithstanding the foregoing, at least 20% of the bank's net profits must be carried over to the bank's surplus fund until the surplus fund shall equal at least the amount of its common and preferred stock then issued and outstanding. In any event, no bank may declare any dividend at a time at which its net income for the current year, combined with the retained net income for the preceding two years, is a loss or which would cause the capital accounts of the bank to fall below the minimum amounts required by state or federal law.

VOTING RIGHTS AND OTHER MATTERS

                 The holders of shares of Equity Common Stock and the holders of shares of SouthTrust Common Stock are each entitled to one vote per share on all matters brought before the shareholders. The holders of the shares of SouthTrust Common Stock and Equity Common Stock do not have the right to cumulate their votes in the election of directors.

                 The Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

                 SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

                 Section 607.0901 of the Florida Business Corporation Act is a similar provision. It provides that an affiliated transaction must be approved by, subject to certain exceptions, the vote of the holders of two-thirds of the voting shares of the Florida corporation other than those beneficially owned by an interested shareholder. An affiliated transaction includes any merger with an interested shareholder or any corporation which is an affiliate of the interested shareholder, any significant sale or mortgage of assets of the corporation to the interested shareholder and other transactions of similar effect. The Florida provision defines an interested shareholder as a beneficial owner of 10% or more of the outstanding voting shares of the corporation. Because Equity has fewer than 300 shareholders, Section 607.0901 is not applicable to it. In any event, the provision would not otherwise be applicable to the Merger because ST-Bank is not an "interested shareholder".

                 Section 607.0902 of the Florida Business Corporation Act limits the ability of persons to acquire prescribed amounts of voting securities of issuing public corporations. The statute provides that any person who proposes to make a control share acquisition must follow certain procedures, including giving notice of the intent to acquire stock and calling a meeting of shareholders at which such acquisition must be approved by resolution of a majority of shareholders of each class entitled to vote thereon. Otherwise, the acquired control shares shall be divested of voting rights and shall be subject to redemption, if so provided in the articles of incorporation or bylaws of the corporation. In addition, those shareholders not voting in favor of a control share acquisition may exercise rights of dissent. For purposes of this statute, a "control share acquisition" means the acquisition, directly or indirectly, by any person of as few as one-fifth of all voting power of the corporation, subject to certain exceptions. No similar provision exists under the General Corporation Law of the State of Delaware or, to the knowledge of SouthTrust, is otherwise applicable to SouthTrust Common Stock. Because Equity is not a public corporation, Section 607.0902 would not otherwise be applicable to the Merger because it is a merger that has been approved by the Board of Directors of Equity.

                 The effect of the Florida business combination and affiliated transactions provisions and the comparable provisions in the Delaware statute, respectively, is to make more difficult the acquisition of majority control of a corporation for the use of its assets to finance such acquisition. These Florida statutory provisions are not applicable to Equity, but the comparable Delaware statutory provisions are applicable to SouthTrust. The Florida control share statute discourages tender offers for stock where the purpose of such tender offers is to obtain voting control of the corporation. Equity is not subject to the Florida control share statute and Delaware law does not contain a similar provision.

                 The Bylaws of SouthTrust provide that the members of the Board of Directors are to be divided into three classes, which classes are as nearly equal in number as possible. Each class has been elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed. But for this provision in the Bylaws, all directors would stand for election at each annual meeting. The Bylaws of Equity provide that the Board of Directors of Equity shall hold one-year terms and shall be elected annually at a meeting of the shareholders called for such purpose.

                 Both Delaware and Florida law provide (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire Board of Directors, may be removed by the stockholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and Bylaws of SouthTrust provide, however, that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office and such removal may be effected only for cause.

                 The Bylaws of both SouthTrust and Equity also provide that vacancies on the Board of Directors caused by the death or resignation of a director or the creation of a new directorship may be filled by the remaining directors. Under the Restated Certificate of Incorporation of SouthTrust any vacancy created by such removal shall then be filled by a majority vote of the directors then in office and the successor director so elected shall fill the unexpired term of the director removed from office. The Articles of Incorporation of Equity require the vote of two-thirds of the remaining directors to fill any vacancy. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of shareholders at which the term of the class of directors to which he has been appointed expires. Therefore, in the case of SouthTrust if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after his appointment.

                 Under the General Corporation Law of the State of Delaware (unless otherwise provided in the certificate of incorporation), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. Under the Restated Certificate of Incorporation of SouthTrust, action by the written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and Bylaws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a meeting. Under the Florida Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting and without a shareholder vote if a written consent is signed by the holders of the percentage of outstanding capital stock necessary to take such action thereto. Under the Bylaws of Equity, any action taken by the Board of Directors without a meeting is a valid action if all members of the Board sign a written consent as to such action.

                 The portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. The Bylaws of Equity may be amended by a vote of two-thirds of the Board of Directors or by a majority of the shareholders of Equity.

                 The provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

RIGHTS ON LIQUIDATION

                 In the event of liquidation, the holders of SouthTrust Common Stock and the holders of Equity Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

                 The holders of SouthTrust Common Stock and Equity Common Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or Equity, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS

                 The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to shareholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its shareholders on an interim basis containing unaudited financial information.

                 The Equity Common Stock is not registered under the Exchange Act. Equity provides its shareholders with annual reports containing audited financial statements of Equity. In addition, Equity regularly files reports with the FDIC and the Florida Department, certain of which may be inspected by the public.

STOCKHOLDERS' RIGHTS PLAN

                 As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is four-ninths of a Right issued pursuant to the Rights Agreement described under such caption. There is no similar rights plan in effect with respect to Equity.


                           SUPERVISION AND REGULATION


  Bank Holding Company Regulation

                 SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). SouthTrust's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective holding companies and nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to its holding company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

                 As a bank holding company, SouthTrust is required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

                 According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support.

Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default - the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

                 Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to their holding companies without regulatory approval. The approval of the OCC is required for any dividend by a national bank to its holding company if the total of all dividends declared by such bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Financial Institutions Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code and the Financial Institutions Code of Georgia. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at December 31, 1995, approximately $332.8 million was available for payment of dividends to SouthTrust by its bank subsidiaries. The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

  Regulation of Equity

                 Equity is chartered by the State of Florida. It is subject to comprehensive regulation, examination and supervision by the Florida Department and the FDIC, and is subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; disclosure of the cost and terms of such credit; and restrictions as to permissible investments. Equity is examined periodically by both the Florida Department and the FDIC, to each of whom it submits regular periodic reports regarding its financial condition and other matters. Both the Florida Department and the FDIC have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of Equity, including the institution of cease and desist orders and the removal of directors and officers. Equity's deposit accounts are insured by the Bank Insurance Fund of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, has authority to conduct periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

                 Any insured bank which is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

  Capital Guidelines

                 The Federal Reserve Board has issued risk-based capital guidelines for bank holding companies. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%. At December 31, 1995, SouthTrust and all of SouthTrust's subsidiary banks were sufficiently capitalized to be considered "well capitalized." See "SUPERVISION AND REGULATION
- The Federal Deposit Insurance

Corporation Improvement Act." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust's national banking subsidiaries are subject to similar capital requirements adopted by the OCC, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the OCC and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

                 Equity, as a state non-member bank, is subject to the capital adequacy guidelines specified by the FDIC. In order to avoid being considered undercapitalized, the FDIC requires Equity to maintain a minimum Tier 1 capital of 4%, Tier 1 leverage ratio of at least 4% and total risk-based capital of at least 8% of risk weighted assets. At {December 31, 1995}, Equity was sufficiently capitalized to be considered "well capitalized."

                 A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

                 The following table sets forth the various regulatory capital ratios of each of SouthTrust and Equity as of the periods indicated:

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          SOUTHTRUST                                                                1995             1994
          ----------                                                                ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                   7.76%            7.68%
          Total risk-based capital* . . . . . . . . . . . . . . .                  12.21            11.71
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                   6.35             6.10

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          EQUITY                                                                    1995             1994
          ------                                                                    ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                  12.54%           10.67%
          Total risk-based capital* . . . . . . . . . . . . . . .                  13.79%           12.29%
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                   9.95%            8.44%
---------------------

* Under the risk-based and leverage capital guidelines, regulatory required minimums are 4% and 8% for Tier 1 and Total Capital ratios, respectively. The leverage ratio must be maintained at a level generally considered to be in excess of 3%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.


  The Federal Deposit Insurance Corporation Improvement Act

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions also became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FDICIA provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system. The risk-based insurance assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability (as defined in the statute) that the deposit insurance fund will incur a loss with respect to the institution.

         Effective with fiscal years beginning after December 31, 1992, each insured institution having over $500 million in total assets is required to submit to the FDIC and make available to the public an annual report on the institution's financial condition and management's responsibility and assessment of the internal controls over financial reporting. The institution's independent public accountant will be required to audit and attest to certain of the statements made in that annual report.

         FDICIA amended prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without prior regulatory approval. A depository institution which has a capital level category of "undercapitalized" may not accept brokered deposits without prior regulatory approval. FDICIA also established new uniform disclosure requirements for the interest rates and terms of deposits accounts.

         FDICIA also contains various provisions related to an institution's interest rate risk. Under certain circumstances, an institution may be required to provide additional capital or maintain higher capital levels to address interest rate risks.

         The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. Several of the provisions of FDICIA are being implemented through the adoption of regulations by various federal banking agencies. FDICIA is not expected to have a material effect on the results of operations of SouthTrust or Equity.

  Source of Strength

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital for a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking subsidiary or SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

  The Riegle-Neal Interstate Banking and Branching Efficiency Act

         In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became law. The Interstate Banking Act has two major provisions regarding the merger, acquisition and operation of banks across state lines. First it provides that effective September 29, 1995, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks will be preempted as of the effective date. States cannot enact laws opting out of this provision; however, states may adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirers, and the federal deposit caps apply only to initial entry acquisitions.

         In addition to the foregoing, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks will be able to engage in interstate branching by merging banks in different states. However, unlike the interstate banking provision, states may opt out of the application of this provision by enacting specific legislation before June 1, 1997. If a state does opt-out, banks will be required to comply with the such state's provisions with respect to branching across state lines.


                       CERTAIN INFORMATION CONCERNING THE
                               BUSINESS OF EQUITY

GENERAL

         Equity was organized in 1983 as a banking corporation under the laws of the State of Florida and began operation in October, 1985 with the primary purpose of serving the banking needs of the residents of Palm Beach County, Florida and surrounding areas. Since its organization, Equity has provided most traditional commercial banking services including interest and non-interest bearing checking and savings accounts, commercial, mortgage and installment loans and certificates of deposit.

MARKET AREA

         Equity's primary service area consists of Palm Beach and Broward Counties.


DEPOSIT ACTIVITIES

         Equity's deposit services include interest bearing and non-interest bearing business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit, money market accounts and IRA accounts. It is the policy of Equity to monitor its competition in order to keep the rates paid on its deposits at a competitive level. For additional information regarding Equity's deposit accounts, see "EQUITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Deposits."

LOAN ACTIVITIES

         Equity's lending programs include commercial, construction, real estate (both commercial and residential) and consumer programs. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan, and are further subject to competitive prices, money market rates, availability of funds and government regulations.

         For additional information regarding Equity's loans portfolio, see "EQUITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loan Portfolio" and "- Risk Elements of Loan Portfolio."

OTHER SERVICES

         Equity provides most other traditional commercial and consumer banking services, money orders, traveler's cheques, notary service, safe deposit services and wire transfers. Equity owns an automatic teller machine (ATM) and offers debit cards to its customers which can be used at ATMs which allow access to the HONOR network.

COMPETITION

         The banking industry in general, and Equity's primary service area in particular, is characterized by significant competition for both deposits and lending opportunities. In its market area, Equity competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors. Competition for deposits may have the effect of increasing the rates of interest Equity will pay on deposits, which would increase Equity's cost of money and possibly reduce its net income. Competition for loans may have the effect of lowering the rate of interest Equity will receive on its loans, which would lower Equity's return on invested assets and possibly reduce its net income. Many of Equity's competitors have been in existence for a significantly longer period of time than Equity and may offer certain services, such as trust services, that Equity does not provide at this time. The profitability of Equity depends upon its ability to compete in its primary service area.

         In recent years important federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. See "SUPERVISION AND REGULATION - The Riegle-Neal Interstate Banking and Branching Efficiency Act." There are approximately 370 established or future offices of commercial banks and savings and loan associations located in Palm Beach County and 380 established or future offices of commercial banks and savings and loan associations located in Broward County.

                        SELECTED FINANCIAL DATA OF EQUITY

                             Nine Months Ended
                                September 30,                      Years Ended December 31,
                              ------------------    ---------------------------------------------------
                               1996       1995       1995       1994       1993        1992      1991
                              -------    -------    -------    -------    -------    -------    -------
(In Thousands)

Net Interest Income           $ 2,718    $ 2,447    $ 3,275    $ 3,199    $ 2,764    $ 2,396    $ 2,000
Provision for Loan Losses         186         85        115        150        240        315        450
Net Income                        759        487        685        936        643        272        190
Per Share Data:
   Net Income                    1.65       1.01       1.49       2.03       1.39       0.59       0.41
   Cash Dividends                   0          0          0          0          0          0          0

Total Average Stockholders'
   Equity                       7,054      6,215      6,283      5,459      4,926      4,199      4,054
Total Average Assets           67,797     67,239     66,929     71,290     78,889     79,670     69,018

Ratios:
   Average Equity to Assets     10.40%      9.24%      9.39%      7.66%      6.24%      5.27%      5.87%
   Return on Average Equity     14.34%     10.02%     10.90%     17.15%     13.05%      6.48%      4.69%
   Return on Average Assets      1.49%      0.93%      1.02%      1.31%      0.82%      0.34%      0.28%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Equity Bank commenced operations in October 1985 with an emphasis on traditional commercial banking. Equity, committed to offering a full-range of services to the community, opened Equity Bank Mortgage Company ("EBMC"), a wholly-owned subsidiary, at approximately the same time. EBMC originated and purchased mortgage loans for permanent investors. In December 1987, due to rising interest rates, Equity adopted a plan to dispose of EBMC, with all assets and mortgage banking operations being sold by early 1988. Deteriorating real estate conditions during the early 1990's forced Equity to increase its provision for loan loss, resulting in lower profits while acquiring several properties through loan foreclosures. During the early 1990's, Equity's management formulated a plan to reduce the level of non-performing loans and other real estate owned, while increasing core deposit and profits. Primarily as a result of management's plan, Equity reflected record earnings for the year ended 1994 and opened it's first branch in Pompano Beach in April 1995. Pursuant to the prompt correction provisions of the FDICIA, Equity has been considered a well-capitalized institution since 1994 with total risk-based capital ratio of 13.79% and 12.29% for the years ended December 31, 1995 and 1994, respectively.

RESULTS OF OPERATIONS

         Equity earned approximately $759,000 during the first nine months of 1996, versus $467,000 for the same period in 1995, an increase of 62%. While an increase in net interest income was the biggest contributing factor to the overall improvement in net income, a decrease in losses from investments in real estate joint ventures also contributed significantly to the improvement, which losses totaled $4,000 as of September 30, 1996, as compared to a loss of $203,000 for the first nine months of 1995. During the first nine months of 1996, Equity's provision for loan losses was $186,000 as compared to $85,000 for the same period in 1995. Non-interest expenses were slightly lower in 1996 than 1995 primarily due to a decrease in deposit insurance expense. This decrease, effective January 1, 1996, is a result of the FDIC reducing the amount of insurance paid on deposit accounts.

         Equity posted earnings of $685,000, $936,000 and $643,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The decrease in earnings during 1995 was mainly attributable to the opening of an office in Pompano Beach, as well as a one-time writedown on investments in real estate joint ventures. For the year ended December 31, 1995, Equity posted a loss of $207,000, as compared to income of $167,000 and $86,000 for the years ended December 31, 1994 and 1993, respectively, on investments in real estate joint ventures. Equity has made significant progress in increasing its level of fee income during the past several years. As a result, fee income has increased over 30% from 1993 to 1995.

         A large portion of Equity's non-interest income is derived from Equity's investment in other real estate owned. During the years ended December 31, 1995, 1994 and 1993, income from other real estate owned was $321,000, $269,000 and $305,000 respectively. The primary source of such income is rental income from the Galen Medical Building. This building is located adjacent to the Boca Raton Community Hospital and leases medical office sites to physicians, physical therapists and the hospital. As of the date of this Proxy Statement/Prospectus, Equity's subsidiary, EBMW Corporation, has entered into a contract to sell the Galen Medical Building for $3,530,000. See "The Merger - General".

         Equity's non-interest expenses grew approximately $400,000 from 1993 to 1995, due mostly to increases in employee compensation and benefits, occupancy, equipment, advertising and promotional fees and expenses associated with the opening of the Pompano Office during 1995.

NET INTEREST INCOME

         Equity's principal source of revenue is net interest income, which is the difference between the interest earned on assets and interest paid on funds acquired to support those assets. The principal interest-earning assets are loans made to businesses and individuals. Interest-bearing liabilities that support those assets consist primarily of transaction accounts and time deposits. Net interest is affected by the balances and mix of interest-earning assets and interest-bearing liabilities and changes in their corresponding yields and costs and by the volume of interest-earning assets funded by non-interest bearing deposits.

         Net interest income increased from $2,764,000 in 1993 to $3,275,000 in 1995, an increase of approximately 18%. This increase was due in part to the change in the mix of interest-bearing liabilities as well as an increase in interest rates. These two factors contributed to the increase in Equity's net interest margin from 3.81% as of December 31, 1993, to 4.88% as of December 31, 1995. A significant portion of Equity's loan portfolio are loans which are directly tied to changes in the prime rate. While gross loans decreased approximately 14% from 1993 to 1995, the rise in interest rates over this same period allowed Equity to experience an increase in interest income of approximately $400,000.

         Net interest income for the nine month period ended September 30, 1996 was $2,718,000 versus 2,447,000 for the same period in 1995. An increase in loans, primarily construction loans, and a decrease in time deposits were the primary reason for the increase. While interest rates remained relatively constant, the average balance of loans outstanding as of September 30, 1996, increased approximately $4,000,000 from September 30, 1995. Interest expense decreased due mostly to the reduction in average time deposits of approximately $2,500,000, or 11% from September 30, 1995 to September 30, 1996. The net interest margin was 5.19% as of September 30, 1996, as compared to 4.91% as of September 30, 1995.

         During 1991 and 1992 Equity invested in tax certificates in the State of Florida. In Florida, tax certificates represent a priority lien against real property for which assessed real estate taxes are delinquent. During these two years, Equity purchased approximately $12 million of tax certificates for properties located primarily in Palm Beach and Dade counties. Equity's experience with this type of investment has been favorable as rates earned are generally higher than for other types of investments. While interest earned on tax certificates during 1991, 1992 and 1993 contributed significantly to Equity's net interest income, the investment in tax certificates at December 31, 1995 was approximately $220,000, with the interest earned during 1995 only $32,000. During 1996, Equity applied for tax deeds on several of the outstanding tax certificates. This required Equity to purchase all other outstanding tax certificates on these properties, for a total cash outlay of approximately $108,000. The majority of the tax certificates were redeemed through September 1996. As of September 30, 1996, Equity's investment in tax certificates was approximately $109,000.

        Equity, due in part to the purchase of tax certificates in 1991 and 1992, but not in more recent years, has in recent history relied somewhat on time deposits. As a direct result of its strategy of increasing core deposits and lowering the loan portfolio, Equity has been able to reduce its dependence on higher yielding time deposits. Even in rising interest rate environment during the past three years, Equity has been able to maintain approximately the same level of interest expense due to the reduction of approximately $12 million in time deposits.

AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELDS/RATES

         The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for the nine months ended September 30, 1996 and 1995 and the three years ended December 31, 1995.

                                                 Period Ended September 30,                           Year Ended December 31,
                               -----------------------------------------------------------------  -------------------------------
                                           1996                                1995                            1995
                               --------------------------------   ------------------------------  -------------------------------
                               Average                            Average                         Average
                               Balance    Interest   Yield/Rate   Balance    Interest Yield/Rate  Balance    Interest  Yield/Rate
                               -------    --------   ----------   -------    -------- ----------  -------    --------  ----------

ASSETS:
Interest Earning Assets:

Federal funds sold              $  5,765    $  226         5.23%   $  6,520    $  284     4.67%   $  6,529    $  378    5.79%
Investment securities(1)           4,863       235         6.44       6,525       325     6.64       6,296       415    6.59
Loans net of
  unearned income(2)              48,861     3,531         9.64      44,977     3,310     9.81      45,073     4,403    9.77
Tax Certificates                     239        22        12.27         326        27    11.04         327        32    9.79

Total interest
Earning Assets                  $ 59,728    $4,014         8.96    $ 58,348    $3,946     9.02    $ 58,225    $5,228    8.98%

Non-Interest

  Earning Assets:

Cash/Due From                   $  3,356                           $  2,828                       $  2,771
P&E, net                             419                                459                            459
Accrued Interest
  Receivable                         360                                407                            387
OREO                               3,910                              4,801                          4,801
Other Assets                         800                              1,289                          1,161
Allowance for Loan Loss             (776)                              (893)                          (875)
Total Assets                    $ 67,797                           $ 67,239                       $ 66,929
                                ========                           ========                       ========

Interest Bearing

  Liabilities:

Interest bearing demand         $ 12,121    $  173         1.90%   $ 11,760    $  177     2.01%   $ 11,540    $  234    2.03%
Money market deposits              8,587       170         2.64       8,864       185     2.78       9,011       253    2.81
Savings Deposits                   1,843        31         2.24       2,213        37     2.23       2,129        48    2.25
Time deposits                     21,631       842         5.19      24,217     1,011     5.57      23,384     1,301    5.56
Other borrowings                     713        21         3.93         582        18     4.12         526        24    4.56
Subordinated debentures              886        59         8.88       1,005        71     9.42       1,005        93    9.25
Total Interest
  bearing liabilities           $ 45,781    $1,296         3.77    $ 48,641    $1,499     4.11    $ 47,595    $1,953    4.10%

Non-interest

  Liabilities:

Demand Deposits                 $ 14,290                           $ 11,484                       $ 12,197
Other Liabilities                    672                                899                            854
Total Liabilities                 60,743                             61,024                         60,646
Total Shareholders'
 Equity                            7,054                              6,215                          6,283
Total Liabilities and
  Shareholders' Equity          $ 67,797                           $ 67,239                       $ 66,929
                                ========                           ========                       ========

Net Interest Income                         $2,718                             $2,447                         $3,275

Interest Rate Spread                                       5.19%                          4.91%                         4.88%

Net Yield Interest
  Earning Assets(3)                                        6.07%                          5.59%                         5.62%


                                                    Year Ended December 31,
                           ------------------------------------------------------------
                                      1994                             1993
                           -----------------------------   ----------------------------
                           Average                         Average
                           Balance  Interest  Yield/Rate   Balance  Interest Yield/Rate
                           -------  --------  ----------   -------  -------- ----------
ASSETS:
Interest Earning Assets:
-----------------------
Federal funds sold         $  4,482    $  189    4.22%   $  6,711    $  201    3.00%
Investment securities(1)      6,696       418    6.24       7,110       480    6.75
Loans net of
  unearned income(2)         50,049     4,237    8.47      52,829     3,925    7.43
Tax Certificates                943       103   10.92       2,296       234   10.19

Total interest
Earning Assets             $ 62,170    $4,947    7.96%   $ 68,946    $4,840    7.02%

Non-Interest

  Earning Assets:

Cash/Due From              $  2,345                      $  2,361
P&E, net                        383                           259
Accrued Interest
  Receivable                    353                           380
OREO                          5,364                         5,993
Other Assets                  1,554                         1,807
Allowance for Loan Loss        (879)                         (857)
Total Assets               $ 71,290                      $ 78,889
                           ========                      ========

Interest Bearing

  Liabilities:

Interest bearing demand    $ 12,447    $  253    2.03%   $ 13,171    $  278    2.11%
Money market deposits         8,900       207    2.33       9,625       246    2.56
Savings Deposits              2,699        61    2.26       2,685        69    2.57
Time deposits                29,082     1,129    3.88      37,803     1,410    3.73
Other borrowings                705        21    2.99         452         8    1.77
Subordinated debentures       1,005        77    7.66       1,005        65    6.47
Total Interest
  bearing liabilities      $ 54,838    $1,748    3.19%   $ 64,741    $2,076    3.21%

Non-interest

  Liabilities:

Demand Deposits            $ 10,252                      $  8,917
Other Liabilities               741                           305
Total Liabilities            65,831                        73,963
Total Shareholders'
 Equity                       5,459                         4,926
Total Liabilities and
  Shareholders' Equity     $ 71,290                      $ 78,889
                           ========                      ========

Net Interest Income                    $3,199                        $2,764

Interest Rate Spread                             4.77%                         3.81%

Net Yield Interest
  Earning Assets(3)                              5.15%                         4.01%


-----------------------------
(1) Excludes FASB 115 unrealized gains/losses on securities available for sale.

(2)      Includes non-accruing loans.

(3) Net yield on interest-earning assets is determined by dividing net interest income by total average interest-earning assets.



VOLUME/RATE ANALYSIS

         The following table represents the effect on net interest income of changes from prior comparable periods in volume, rate and rate/volume for the categories of interest-earning assets and interest-bearing liabilities set forth below and for the periods indicated. The effect of a change in volume has been determined by applying the rate in the earlier period to the change in volume during the current period. The effect of a change in rate was determined by applying the change in the rate from the earlier period to the volume from the current period.


                                  1995 Compared to 1994               1994 Compared to 1993
                                   Increase (Decrease)                 Increase (Decrease)
                                 ----------------------             ------------------------
                                 Volume     Rate     Net            Volume     Rate     Net

                                                   (dollars in thousands)
Interest Earned On:

Loans                             (421)     586      165             (207)     520       313
Investment Securities*             (25)      22       (3)             (28)     (34)      (62)
Federal funds sold                  87      103      190              (67)      54       (13)
Tax Certificates                   (67)      (4)     (71)            (138)       7      (131)
                                 -----     ----     ----             ----     ----      ----
Total interest income             (426)     707      281             (440)     547       107
                                 -----     ----     ----             ----     ----      ----

Interest Incurred On:

NOW accounts/
  money market accounts            (16)      43       27              (34)     (30)      (64)
Savings Deposits                   (13)      --      (13)              --       (8)       (8)
Time Deposits                     (221)     393      172             (325)      44      (281)
Other Borrowings, including
  Subordinated Debentures          (10)      29       19               13       12        25
                                 -----     ----     ----             ----     ----      ----
Total interest expense            (260)     465      205             (346)      18      (328)
                                 -----     ----     ----             ----     ----

Net interest income               (166)     242       76              (94)     529       435
                                 =====     ====     ====             ====     ====      ====

-----------------------------
*  Include securities available for sale


         Asset/Liability Management. Equity seeks to maintain a program of asset and liability management designed to limit its vulnerability to interest rate risk. The principal measure of Equity's exposure to interest rate risk is its interest rate sensitivity "gap", which is the difference between interest rate sensitive assets and interest rate sensitive liabilities. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the period analyzed, usually one fiscal year. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During periods of declining interest rates, the inverse would tend to occur. If the maturities of Equity's assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase (or decrease) in interest rates on net interest income would be minimal.

         Equity's asset and liability policies are directed toward matching, to the extent possible, its interest rate sensitive assets and interest rate sensitive liabilities to achieve and maintain a satisfactory differential between its interest income and interest expense regardless of the general level and movement of interest rates. To this end, Equity's management reviews on a periodic basis the duration of asset and liability categories.

INTEREST RATE SENSITIVITY ANALYSIS

         The following tables summarize the interest rate sensitive assets and liabilities of Equity at September 30, 1996, based on the period during which they mature or are subject to repricing.


                                              (dollars in thousands, except ratios)
                                                                                               Non-Interest
GAP POSITION:                  0-30 Days     31-90 Days    90-180 Days   181-365 Days  Over 1 year  Sensitive    Total
------------                   ---------     ----------    -----------   ------------  -----------  ---------    -----
Rate Sensitive Assets            50,396         1,706         3,159         1,001         4,476        7,925     68,663

Rate Sensitive Liabilities        1,156        23,217        16,373         2,743         1,566       23,608     68,663

Repricing Difference             49,240       (21,511)      (13,214)       (1,742)        2,910      (15,683)      --

Cumulative GAP                   49,240        27,729        14,515        12,773        15,683         --         --


R.S.A./R.S.L                   4,359.52%         7.35%        19.29%        36.49%       285.82%

Cumulative
R.S.A./R.S.L                   4,359.52%       213.77%       135.62%       129.37%       134.81%

GAP/Earning Assets                81.07%        45.65%        23.90%        21.03%        25.82%
GAP/Total Assets                  71.71%        40.38%        21.14%        18.60%        22.84%
GAP/Total Equity                 593.90%       334.45%       175.07%       154.06%       189.15%


DEPOSITS

         Equity offers a variety of deposit accounts, both commercial and individual. The commercial accounts that Equity offers are designed to attract a variety of depositors, from the small business to the most sophisticated. Individual accounts offered are also structured to meet a variety of needs, and include a range of options from simple non-interest checking accounts to multi-tiered interest checking. Equity offers savings and multi-tiered money market accounts. Equity derives its deposits primarily from Palm Beach and Broward Counties. Equity does not have a concentration of deposits from any one source, the loss of which would have a materially adverse effect on Equity's business.

         Historically, Equity has priced its time deposits based upon its need for funds. Equity is located in a highly competitive interest rate market and therefore has offered rates slightly above overall market rates in order to attract time deposits. The time deposits offered are short term, generally for no longer than a year. As stated earlier, Equity continues to work toward reducing its time deposits while emphasizing core deposits.

         The following table summarizes Equity's average deposits and the average rates paid by Equity on such deposits for the periods indicated.

                                                   Average Deposits
                      ---------------------------------------------------------------------------------------

                       September 30,                             Year Ended December 31,
                      ----------------     ------------------------------------------------------------------
                            1996                  1995                    1994                    1993
                      ----------------     -----------------       ------------------     -------------------

                      Amount     Rate       Amount     Rate         Amount      Rate       Amount       Rate
Demand deposits     $13,788      -         $ 12,197     -         $  10,252      -        $   8,917      -
NOW accounts          9,723      1.90%       11,540     2.03%        12,447      2.03%       13,171      2.11%
Savings deposits      1,500      2.24         2,129     2.25          2,699      2.26         2,685      2.57
Time deposits        24,877      5.19        23,384     5.56         29,082      3.88        37,803      3.73
Money Market          7,799      2.64         9,011     2.81          8,900      2.33         9,625      2.56
                    -------      ----      --------     ----      ---------      ----     ---------
Total               $57,687                $ 58,261               $  63,380               $  72,201
                    =======                ========               =========               =========


Weighted Average                 3.91%                  3.98%                    3.10%                   3.17%
rate on interest
bearing deposits


Time deposits $100,000 and over, have the following maturities:

                                                     September 30,
                                                         1996
                                                      -----------
         Less than 3 months . . . . . . . . .         $  1,207
         3 to 6 months  . . . . . . . . . . .            2,786
         6 to 12 months . . . . . . . . . . .              533
         More than 12 months  . . . . . . . .                -
                                                      --------
             Total  . . . . . . . . . . . . .         $  4,526
                                                      ========



NON-INTEREST INCOME AND EXPENSES

         The following tables present an analysis of non-interest income and expense for the periods indicated.

Non-Interest Income:

                                 Nine Months Ended September 30               Year Ended December 31
                                 -------------------------------         -------------------------------
(in Thousands)                      1996                 1995              1995        1994        1993
                                 ---------           -----------           ----        ----        ----
Customer service fees and other    $  204               $   278           $   339    $    312    $   257
Income (loss) from real estate
  joint ventures                       (4)                 (203)             (204)        167         86
Income from investment in real
  estate and other real estate
  owned - net                         380                   331               321         269        305
                                   ------               -------           -------    --------    -------

Total                              $  580               $   406           $   456    $    748    $   648
                                   ======               =======           =======    ========    =======

Non-Interest Expense:

                                 Nine Months Ended September 30               Year Ended December 31
                                 -------------------------------         -------------------------------
(in Thousands)                      1996                 1995              1995        1994        1993
                                 ---------           -----------           ----        ----        ----
Employee compensation and
   benefits                        $  823               $   852           $ 1,133    $   953     $   894
Occupancy and equipment               318                   294               400        297         352
Legal and professional fees           176                   218               290        263         125
Data processing                        73                    50                72         56         108
Deposit insurance assessments          15                    77                68        166         208
Advertising & Promotion               107                   106               138        109          80
Other                                 367                   324               448        409         406
                                   ------               -------           -------    -------     -------

Total                              $1,879               $ 1,921           $ 2,549    $ 2,253     $ 2,173
                                   ======               =======           =======    =======     =======

         Allowance for Loan Losses. The allowance for the loan losses is established through a provision for loan losses, which, at the time it is provided, is charged to expense. Loans are charged against the allowance for loan losses when management of Equity believes that the collectibility of the principal on such loans is unlikely. The allowance is an amount that management of Equity believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility of loans, which takes into consideration any prior loan loss experience on loans and commitments to extend credit. The evaluations also take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. See "Non-Performing Assets" for a description of non-accrual loans and loans past due 90 days or more in Equity's loan portfolio.

         The following table sets forth an analysis of Equity's allowance for loan losses for the periods indicated:

                                      September 30,                  Year Ended December 31,
                                -------------------------   ------------------------------------------
                                     1996        1995         1995             1994             1993
                                  ---------   ---------     --------         --------         --------
Balance, beginning of period      $    697    $    870      $    870         $    899         $    813
Charge-offs:
    Commercial                         (10)        (66)         (208)            (161)             (74)
    Real estate - commercial            --          --            --               --               --
    Real estate - residential           --          --           (54)              --              (25)
    Construction                        --          --            --               --               --
    Consumer                            (2)        (32)          (32)             (38)            (120)
                                  --------    --------      --------         --------         --------

                                       (12)        (98)         (294)            (199)            (219)
                                  --------    --------      --------         --------         --------


Recoveries:
    Commercial                           2           5             6               19                4
    Real estate - commercial            --          --            --               --               37
    Real estate - residential           --          --            --               --               --
    Construction                        --          --            --               --               --
    Consumer                            --          --            --                1               24
                                  ---------   ---------     --------         --------         --------

                                         2           5             6               20               65
                                  --------    --------      --------         --------         --------

Net Charge-offs                        (10)        (93)         (288)            (179)            (154)
                                  --------    --------      --------         --------         --------

Provision for loan losses              186          85           115              150              240
                                  --------    --------      --------         --------         --------

Balance, end of period            $    873    $    862      $    697         $    870         $    899
                                  ========    ========      ========         ========         ========

Ratio of net charge-offs
during the period to average loans
outstanding during the period         0.02%       0.21%         0.64%            0.36%            0.29%



        The table below presents (dollars in thousands) an allocation of the allowance for loan losses among various loan classifications and sets forth the percentage of loans in each category to total loans for the periods indicated. The allowance shown in the table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the allowance indicates future charge-off trends.

                  Allocation of the Allowance for Loan Losses

                           September 30                            December 31,
                          ---------------     -------------------------------------------------------
                               1996                1995                1994                1993
                          ---------------     --------------     ----------------    ----------------
                         Amount   Percent     Amount Percent     Amount   Percent    Amount   Percent
Commercial                $  145    19.60%    $  116   18.89%    $  124      16.61%  $  116      19.33%
Real estate - commercial     312    51.45        313   64.13        298      61.61      333      58.74
Real estate - residential     22     6.79         32   10.86         40      13.89       44      12.09
Construction                 153    18.41         11    1.69         25       0.96        7       3.48
Consumer                      25     3.75         33    4.43         44       6.93       53       6.36
Unallocated                  216      N/A        192     N/A        339       N/A       346       N/A
                          ------    ------    ------   ------    ------     ------   ------     ------

                          $  873   100.00%    $  697  100.00%    $  870     100.00%  $  899     100.00%
                          ======   ======     ======  ======     ======     ======   ======     ======



INCOME TAXES

         Equity accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109), Accounting for Income Taxes. Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         Significant components of the provision for income taxes for the years ending December 31, 1995 and 1994 are as follows:

                                                            1995                              1994
                                                                    (dollars in thousands)
         Current:
           Federal                                    $        105                       $        584
           State                                                11                                 52
                                                      ------------                       ------------

                Total current                         $        116                       $        636
                                                      ------------                       ------------

         Deferred:
           Federal                                             240                                (25)
           State                                      $         26                       $         (4)
                                                      ------------                       ------------

                Total deferred                        $        266                       $        (29)
                                                      ------------                       ------------
                                                      $        382                       $        607
                                                      ============                       ============


LIQUIDITY AND CAPITAL RESOURCES

         The average life of Equity's investment portfolio at December 31, 1995 is approximately two and one-half years. It is the objective of Equity to maintain a loan to deposit ratio of approximately 75%. Equity has not experienced liquidity problems in the past due primarily to steady growth in Equity's deposit base. As a result, Equity maintained a liquidity level in excess of 18% for most of 1994 and 1995. In the future, it is expected that any current, seasonal or unanticipated liquidity requirements will be met by managing the maturity structure of high quality marketable assets and by maintaining discretionary access to short term funding sources. Equity currently maintains Federal Funds borrowing lines and a secured line of credit with various correspondents which aggregate $1,000,000 and $5,000,000, respectively.

         In the normal course of business, the capital position of Equity is reviewed by management of Equity to ensure that Equity's capital is adequate and consistent with expected growth. The capital position of Equity represents the level of capital needed to support Equity's expansion. Since Equity's inception, the primary capital to support Equity's asset base has come entirely from the original capitalization of Equity and internally generated profits.

         The FDIC has specified guidelines for purposes of evaluating a bank's capital adequacy. Those guidelines assign weighted levels of risk to asset categories to measure capital adequacy. Specifically, in order to avoid being considered undercapitalized, the FDIC requires Equity to maintain, at a minimum, Tier 1 Capital of at least 4%, Tier 1 Leverage ratio of at least 4% and a total risk-based capital of at least 8% of risk weighted assets. As of December 31, 1995 Equity met the requirements to be categorized as a well capitalized institution under the applicable FDIC regulations. See "SUPERVISION AND REGULATION-Capital Guidelines."

         At December 31, 1995 Equity had no significant commitments for capital expenditures. In the normal course of business, Equity has various outstanding commitments to extend credit that are not reflected in the accompanying financial statements. At December 31, 1995 and 1994, commitments to extend credit and standby letters of credit aggregated approximately $5,262,000 and $3,422,000, respectively. Since certain of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Equity's exposure to credit loss in the event of non- performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. Equity uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Equity evaluates each borrower's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Equity upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include real estate, automobiles, boats, inventory, receivables and deposit accounts.

         Standby letters of credit are conditional commitments issued by Equity to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. There are no significant concentrations of credit risk with any individual counterparty to originate loans.

IMPACT OF INFLATION

         The financial statements and related data presented herein have been prepared using the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation on banks differs from its impact on nonfinancial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. Equity attempted to structure its assets and liabilities and manage its interest rate sensitivity gap accordingly, thus seeking to minimize the potential effects of inflation. For information on Equity's management of its interest rate sensitive assets and liabilities, see "-Liquidity and Capital Resources" and "-Asset/Liability Management."

INVESTMENT SECURITIES

         The following table provides an analysis of amortized cost, fair value and period or year-end yield and of securities available for sale as at September 30, 1996 and December 31, 1995, together with their maturities and weighted average yield as of September 30, 1996.


                                  September 30, 1996                             December 31, 1995
                             Securities Available for Sale                 Securities Available for Sale
                         ----------------------------------------      -------------------------------------
                         Amortized        Fair         Period-end       Amortized      Fair        Year-end
(Dollars in Thousands)      Cost          Value          Yield            Cost         Value         Yield
                         ----------    ----------      ----------      ----------    ---------     ---------

U.S. Treasury Securities $    1,998     $   2,009            6.64%     $    1,996    $   2,016          6.65%
U.S. Government Agency
   Securities                 1,500         1,437            5.33           2,500        2,452          5.71
Other Securities                375           375            7.57             300          300          7.84
                         ----------     ---------       ---------      ----------    ---------     ---------

  Total                  $    3,873     $   3,821            6.23%     $    4,796    $   4,768          6.24%
                         ==========     =========       =========      ==========    =========     =========



                               September 30, 1996
                               Maturity Schedule

                                                 U.S.                                Weighted
                                   U.S.       Government                             Average
(Dollars in Thousands)0         Treasuries     Agencies      Other        Total       Yield
                               ----------     --------     --------     ---------    --------
One year or less                 $  1,006     $      0     $      0     $  1,006       6.85%
After one through five years        1,003        1,437          190        2,630       5.77
Over five years                         0            0          185          185       7.45
                                 --------     --------     --------     --------     ------
Total                            $  2,009     $  1,437     $    375     $  3,821       6.13%
                                 ========     ========     ========     ========     ======

LOAN PORTFOLIO

         Although Equity offers a variety of loan products, its primary loan products are real estate commercial loans. Because of Equity's proximity to a hospital and medical center, a large number of its real estate commercial loans are concentrated in the healthcare industry. Beginning in early 1995, Equity began to put more emphasis on construction lending. The results of this new emphasis are not evident in Equity's 1995 financial statements, but in 1996 construction loans grew by $9,500,000 to $10,200,000 as of September 30, 1996. All real estate and construction loans are secured by the underlying real estate.


         Equity continues its efforts to increase its commercial loan portfolio. Commercial loans grew by almost 30% during the first nine months of 1996 to $10,900,000. Commercial business loans are generally offered with maturities ranging from three months to five years, with the majority maturing between 12 and 18 months. These loans generally are secured by accounts receivable, equipment, inventory, or other corporate assets. Commercial business loans made are based on an assessment of the business of the borrower and the ability of the business to generate cash flow sufficient to service the loans.

         The majority of Equity's loans are tied to the prime rate. Typically, its loans are priced one to one and one-half basis points over the prime rate. Equity does offer fixed rate consumer loans.

         The following table sets forth the composition of Equity's loan portfolio by type of loan at the dates indicated:


                                  September 30            December 31
                                  ------------   -----------------------------
                                      1996         1995       1994      1993
                                    -------      -------    -------    -------
Types of loans:
   Commercial, financial and
       agricultural                $ 10,902     $  8,396   $  9,231   $  8,630
   Real estate - commercial          28,609       28,500     28,054     32,012
   Real estate - residential          3,776        4,825      5,776      7,214
   Consumer                           2,084        1,967      3,041      3,603
   Construction                      10,235          751      1,661        496
                                   --------     --------   --------   --------

Total loans                        $ 55,606     $ 44,439   $ 47,763   $ 51,955
                                   ========     ========   ========   ========



         The following table represents the concentration of healthcare industry loans by loan type as of September 30, 1996:


(Dollars in Thousands)

                                 September 30
                                 ------------
                                      1996
                                    -------
Types of loans:
   Commercial, financial and
       agricultural                 $   999
   Real estate - commercial           6,764
   Consumer                             137
                                    -------

Total                               $ 7,900
                                    =======

         The following tables set forth the contractual maturities of loans outstanding September 30, 1996 and an analysis of sensitivities of loans due to changes in interest rates. Variable interest rates are rates which vary with the prime rate or as a result of the occurrence of a future event.

                                                             September 30, 1996
                                                                  Maturing                           Total
                                       -----------------------------------------------------------------------

                                                          Over one year
                                        One year           through five         Over five
                                         or less              years               years
                                       -----------        -------------        -----------
                                                          (in thousands)
Commercial, industrial and
  agricultural                         $    5,999          $    4,497          $        406       $     10,902
Construction                                2,822               3,231                 4,182             10,235
                                       ----------          ----------          ------------       ------------

         Total                         $    8,821          $    7,728          $      4,588       $     21,137
                                       ==========          ==========          ============       ============


Unearned Income
Loans Net of Unearned Income

                                                                      Interest Sensitivity
                                                                  ---------------------------
                                                                  Fixed Rate     Variable Rate
                                                                  ----------     -------------
                                                                          (in thousands)
Amount of loans due after one year:

Commercial, industrial and
  agricultural                                                     $   490          $ 4,413
Construction                                                             8            7,405
                                                                   -------          -------
         Total                                                     $   498          $11,818
                                                                    ======           ======


NON-PERFORMING ASSETS

         Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against the current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. This policy applies to all types of loans. Past due loans reflect the total principal balance of any loans which are not being paid as to principal or interest according to the terms of the contract. Other real estate owned represents properties acquired through foreclosure.

         The following table summarizes Equity's non-performing assets and accruing loans 90 days or more past due as of September 30, 1996 and December 31 for the past three years.

                                 September 30,                              December 31,
-----------------------------------------------------------------------------------------------------------
(in Thousands)                       1996                        1995           1994             1993

-----------------------------------------------------------------------------------------------------------
Non-accruing loans                 $     145                  $     135      $      286         $     236
Accruing loans past due
   90 days or more                       504                          2               4               181
Other real estate owned                3,588                      4,871           5,234             5,536
                                   ---------                  ---------      ----------         ---------

Total                              $   4,237                  $   5,008      $    5,524         $   5,953
                                   =========                  =========      ==========         =========

Interest income which would have been recorded under the original terms of non-accrual loans and the interest income actually recognized by the years indicated are summarized below (in thousands):

(in thousands)            September 30,             For the Year Ended December 31,
                          -------------     -----------------------------------------------
                              1996              1995             1994             1993
                          -------------     -------------    -------------    -------------
Interst income which
  would have been
  recorded                    $  8              $ 54             $ 34             $ 54

Interest income
  recognized                    (4)               (5)              --               --
                              ----              ----             ----             ----

Interest income
  foregone                    $  4              $ 49             $ 34             $ 54
                              ====              ====             ====             ====

                  BENEFICIAL OWNERSHIP OF EQUITY COMMON STOCK

         Equity is authorized under its Articles of Incorporation to issue 1,000,000 shares of Equity Common Stock. As of the Record Date, Equity had issued and outstanding 467,155 shares of Equity Common Stock. The following table sets forth information as of the Record Date with respect to those persons known by Equity to be the beneficial owners of more than 5% of the outstanding shares of Equity Common Stock and as to shares of Equity Common Stock beneficially owned by the directors or executive officers of Equity individually and by all officers and directors of Equity as a group. Management of Equity knows of no other persons, other than those set forth in the following table, who own beneficially more than 5% of the outstanding shares of Equity Common Stock as of the date of this Proxy Statement/Prospectus. See "THE MERGER-Background of the Merger; Reasons for Merger; Recommendation of the Board of Directors of Equity."

                                                           AMOUNT AND NATURE
                         NAME AND ADDRESS OF                 OF BENEFICIAL                    PERCENT
                           BENEFICIAL OWNER                  OWNERSHIP(1)                    OF CLASS
                         --------------------              -----------------                 ----------
5% Shareholders:
                      Charles E. Brier(2)
                      7311 E. Cypresshead Dr.
                      Parkland, FL  33067                        30,000                        6.42%

                      Norman Broad(2)
                      c/o Broad & Cassel
                      201 S. Biscayne Blvd.
                      Suite 300
                      Miami, FL 33131                           148,392                       31.77%

                      Roy Flack(2)
                      4050 North Ocean Dr. #103
                      Singer Island, FL  33404                   33,420                        7.15%

                      Stanley Katz(2)
                      2 North Breakers Row
                      Palm Beach, FL  33480                     132,209                       28.30%


Director:
                      Leon M. Weekes
                      777 E. Atlantic Avenue, #300
                      Delray Beach, FL  33447                     1,536                            *


All Directors and
Executive Officers of Equity
as a group (8 persons)                                          348,696                       74.64%

--------------------------

(1) Includes all shares held directly as well as by spouses and minor children over which shares the named individuals or group of individuals exercise sole or shared voting or investment power.

(2)      Messers Brier, Broad, Flack and Katz are also directors of Equity.

*        Percentage owned is less than 1%.

                                 LEGAL MATTERS

         Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley Arant Rose & White LLP, 2001 Park Place, Suite 1400, Birmingham, Alabama, counsel for SouthTrust. As of December 31, 1996 the partners and associates of the firm of Bradley Arant Rose & White LLP beneficially owned approximately 2,025,000 shares of SouthTrust Common Stock.


                                    EXPERTS

         The consolidated financial statements of SouthTrust and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, for the periods indicated in their reports thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Equity and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, have been included herein, and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified Public Accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

         Representatives of KPMG Peat Marwick are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                             ADDITIONAL INFORMATION

OTHER BUSINESS

         The Board of Directors of Equity does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

         (i) SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1995 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 17, 1996), together with SouthTrust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (Commission File No. 0-3613).

         (ii) SouthTrust's Current Reports on Form 8-K dated January 10, 1996 and January 22, 1997 (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY -Parties to the Merger - SouthTrust."

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Mr. Aubrey D. Barnard, SouthTrust Corporation, 420 North 20th Street, Birmingham, Alabama 35203, telephone number (205) 254-5000.

                       INDEX TO THE FINANCIAL STATEMENTS
                                 OF EQUITY BANK

Caption                                                                                                              Page
-------                                                                                                              ----
Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

Audited Financial Statements:

         Consolidated Balance Sheets as of December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . F-5

         Consolidated Statements of Income for each of the years in the three-year period ended December 31,
         1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

         Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended
         December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

         Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31,
         1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-8

         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-11 - F-26


Interim Unaudited Financial Statements:

         Condensed unaudited consolidated Balance Sheets as of September 30, 1996 and December 31, 1995   . . . . .  F-28

         Condensed unaudited consolidated Statements of Income for the nine month period ended September 30, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-30

         Condensed unaudited consolidated Statements of Shareholder's Equity for the nine month period ended September 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-31

         Condensed unaudited consolidated Statements of Cash Flows for the nine month period ended September 30, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-32

         Notes to condensed unaudited consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . .  F-35

                         EQUITY BANK AND SUBSIDIARIES
                      Consolidated Financial Statements
                          December 31, 1995 and 1994
                 (with Independent Auditor's Report Thereon)

                          Independent Auditors' Report

The Board of Directors
Equity Bank and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Equity Bank and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Equity Bank and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in notes 2(j) and 2(d), respectively, to the consolidated financial statements, the Bank changed its method of accounting for income taxes in 1993 and its method of accounting for certain investments in debt and equity securities in 1994.


West Palm Beach, Florida
January 30, 1996                                    /s/KPMG Peat Marwick LLP

                          EQUITY BANK AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 1995 and 1994

                         Assets                                         1995            1994
                         ------                                         ----            ----
Cash and due from banks                                              $ 3,588,786      2,498,843
Interest bearing time deposits                                             -            128,850
Federal funds sold                                                     5,679,000      4,868,000
Tax certificates                                                         223,633        630,488
Securities held to maturity (approximate market value of
    $6,082,500) (note 4)                                                   -          6,280,642

Securities available for sale (note 5)                                 4,767,978          -

Loans (note 3):
  Real estate:
    Residential                                                        4,824,973      5,775,780
    Commercial                                                        28,499,767     28,054,443
    Construction                                                         751,674      1,661,352
  Commercial                                                           8,395,608      9,230,585
  Consumer                                                             1,967,333      3,040,557
                                                                    ------------     ----------
            Total loans                                               44,439,355     47,762,717

  Less:
    Allowance for loan losses                                           (697,382)      (869,803)
    Net deferred loan origination fees and costs                          (4,059)         8,378
                                                                    ------------     ----------

            Net loans                                                 43,737,914     46,901,292

Federal Home Loan Bank of Atlanta stock (note 2(f))                      812,800        812,800
Premises and equipment, net (note 6)                                     455,908        371,393
Accrued interest receivable                                              424,516        571,966
Investments in real estate joint ventures (note 7)                       442,817        689,492
Investment in real estate and other real estate owned (note 8)         4,870,863      5,234,172
Other assets                                                             147,582        426,307
                                                                    ------------     ----------

                                                                    $ 65,151,797     69,414,245
                                                                    ============     ==========

See accompanying notes to consolidated financial statements.

             Liabilities and Stockholders' Equity                       1995                   1994
             ------------------------------------                       ----                   ----
Deposits
    Demand                                                         $ 13,570,417             10,276,168
    Interest bearing demand                                          12,082,278             14,124,297
    Money market                                                      8,634,344              8,441,120
    Savings                                                           1,951,539              2,647,846
    Time deposits under $100,000                                     17,337,922             21,960,984
    Time deposits $100,000 and over                                   2,565,236              3,125,615
                                                                   ------------             ----------

            Total deposits                                           56,141,736             60,576,030

Accrued interest payable                                                425,237                408,930
Official checks outstanding                                             524,594                888,675
Other liabilities                                                       335,160                482,076
Securities sold under agreement to repurchase (note 9)                  168,008                168,875
Subordinated convertible debentures (note 13)                         1,005,000              1,005,000
                                                                   ------------             ----------

            Total liabilities                                        58,599,735             63,529,586
                                                                   ------------             ----------

Commitments and contingencies (notes 3 and 16)

Stockholders' equity (notes 13, 14 and 15):
    Common stock, $3 par value. Authorized 1,000,000 shares;
      issued and outstanding 380,400 shares                           1,141,200              1,141,200
    Surplus                                                           2,542,632              2,542,632
    Unrealized loss on securities available for sale, net              (17,330)                  -
    Retained earnings                                                 2,885,560              2,200,827
                                                                   ------------             ----------

            Total stockholders' equity                                6,552,062              5,884,659
                                                                   ------------             ----------

                                                                   $ 65,151,797             69,414,245
                                                                   ============             ==========

                          EQUITY BANK AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

     For each of the years in the three-year period ended December 31, 1995

                                                                      1995               1994               1993
                                                                      ----               ----               ----
Interest income and fees:
      Loans                                                      $ 4,402,470          4,237,437          3,924,247
      Federal funds sold                                             377,406            188,731            201,354
      Securities                                                     415,394            414,953            476,833
      Tax certificates                                                32,377            102,860            234,469
      Time deposits in other banks                                        37              3,360              2,864
                                                                 -----------          ---------          ---------

              Total interest income                                5,227,684          4,947,341          4,839,767

Interest expense:
      Transaction and savings deposits                               535,166            521,130            592,984
      Time deposits under $100,000                                 1,103,302          1,017,074          1,244,280
      Time deposits $100,000 and over                                197,946            112,431            164,705
      Subordinated convertible debentures                             93,772             76,757             65,325
      Other                                                           22,422             21,215              8,101
                                                                 -----------          ---------          ---------

              Total interest expense                               1,952,608          1,748,607          2,075,395
                                                                 -----------          ---------          ---------

              Net interest income                                  3,275,076          3,198,734          2,764,372

      Provision for loan losses (note 3)                             115,000            150,000            240,000
                                                                 -----------          ---------          ---------

              Net interest income after
                provision for loan losses                          3,160,076          3,048,734          2,524,372

      Noninterest income (note 10)                                   456,448            747,511            647,553

      Noninterest expense(note 11)                                 2,549,391          2,252,906          2,173,448
                                                                 -----------          ---------          ---------

              Income before income tax expense and
                cumulative effect of change in
                accounting principle                               1,067,133          1,543,339            998,477

      Income tax expense (notes 12 and 2(j))                         382,400            607,320            379,159
                                                                 -----------          ---------          ---------

              Income before cumulative effect of change
                in accounting principle                              684,733            936,019            619,318

      Cumulative effect of change in accounting principle
          (note 2(j))                                                  -                  -                 23,997
                                                                 -----------          ---------          ---------
              Net income                                        $   684,733          $ 936,019          $ 643,315
                                                                 ===========          =========          =========

See accompanying notes to consolidated financial statements.

                          EQUITY BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      For each of the years in the three-year period ended December 31,1995


                                                                            Unrealized
                                                                             loss on
                                                                            securities       Retained
                                                 Common                      available       earnings
                                                 Stock         Surplus     for sale, net     (note 14)        Total
                                                 -----         -------     -------------     ---------        -----

Balance at December 31, 1992                   $ 1,141,200     2,542,632          -            621,493       4,305,325

Net income                                           -             -              -            643,315         643,315
                                               -----------     ---------       -------       ---------       ---------

Balance at December 31, 1993                     1,141,200     2,542,632          -          1,264,808       4,948,640

Net income                                           -             -              -            936,019         936,019
                                               -----------     ---------       -------       ---------       ---------

Balance at December 31, 1994                     1,141,200     2,542,632          -          2,200,827       5,884,659

Unrealized loss on securities available
    for sale, net                                    -             -           (17,330)          -             (17,330)

Net income                                           -             -               -           684,733         684,733
                                               -----------     ---------       -------       ---------       ---------

Balance at December 31, 1995                   $ 1,141,200     2,542,632       (17,330)      2,885,560       6,552,062
                                               ===========     =========       =======       =========       =========


See accompanying notes to consolidated financial statements.

                          EQUITY BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

     For each of the years in the three-year period ended December 31, 1995


                                                                       1995           1994          1993
                                                                       ----           ----          ----
Cash flows from operating activities:
    Net income before cumulative effect of change in
       accounting principle                                         $ 684,733        936,019       619,318
    Adjustments to reconcile net income before
       extraordinary item to net cash provided by
       operating activities:
          Cumulative effect of change in accounting
             principle                                                   -              -           23,997
          Provision for losses on other real estate owned              40,000        100,000        69,355
          Provision for loan losses                                   115,000        150,000       240,000
          Loss (income) from real estate joint ventures               203,409       (167,197)      (85,524)
          Write-down of leasehold improvement                          43,667        106,984        85,356
          Depreciation and amortization of premises and
             equipment                                                127,187        121,755        83,318
          Amortization of discounts on investment
             securities                                               (15,166)        (5,932)       (4,009)
          Loss on sale of securities available for sale                  -             2,500          -
          Deferred income taxes                                       265,706        (29,408)      102,537
          Decrease in accrued interest receivable                     147,450         49,809       200,837
          Decrease (increase) in other assets                          13,018        (52,821)      (71,334)
          Increase (decrease) in accrued interest payable              16,307         29,546        (6,590)
          Increase (decrease) in official checks
             outstanding                                             (364,081)       341,471       (54,654)
          Increase (decrease) in other liabilities                   (136,416)       220,552       177,147
          Loss (gain) on disposal of equipment and other
             real estate                                               24,523           -          (40,428)
          FHLB stock dividends                                           -           (10,100)      (43,400)
                                                                    ---------      ---------     ---------
             Net cash provided by operating activities


                                                                    1,165,337      1,793,178     1,295,926
                                                                    ---------      ---------     ---------







                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                                                                    1995             1994             1993
                                                                    ----             ----             ----
Cash flows from investing activities:
     Net decrease in loans                                       3,242,407        3,908,480        1,193,174
     Proceeds from sale of real estate                              80,120        1,011,720        1,378,410
     Payments for improvements to other real estate
       owned and real estate investment                            (19,030)        (859,202)        (131,221)
     Repayments of tax certificates                                406,855          750,588        2,505,902
     Purchases of securities                                          -          (2,036,405)      (1,000,000)
     Proceeds from maturities/called securities                  1,500,000             -           1,000,000
     Repayments on loans and distributions from real
       estate joint ventures                                        43,267             -              88,000
     Sales of securities available for sale                           -           1,997,500             -
     Redemption of interest-bearing tune deposits                  128,850             -                -
     Investments in real estate joint ventures                        -                (500)            -
     Purchases of premises and equipment                          (211,702)        (220,602)         (84,512)
                                                               -----------       ----------      -----------

            Net cash provided by investing activities            5,170,767        4,551,579        4,949,753
                                                               -----------       ----------      -----------

Cash flows from financing activities:
     Net increase in demand, interest bearing demand,
        money market and savings deposits                          749,147        1,171,886          786,703
     Net decrease in certificates of deposit                    (5,183,441)      (7,578,680)     (11,168,530)
     Net increase (decrease) in securities sold under
        agreement to repurchase                                       (867)          168,875        (400,000)
                                                               -----------       ----------      -----------

            Net cash used by financing activities               (4,435,161)      (6,237,919)     (10,781,827)
                                                               -----------       ----------      -----------

     Increase (decrease) in cash and cash equivalents            1,900,943          106,838       (4,536,148)

     Cash and cash equivalents at beginning of year              7,366,843        7,260,005       11,796,153
                                                               -----------       ----------      -----------

     Cash and cash equivalents at end of year                  $ 9,267,786        7,366,843        7,260,005
                                                               ===========       ==========      ===========









                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                                                                    1995             1994             1993
Supplemental schedule of cash flow information:
 Cash paid during the year for:
     Interest                                                  $ 1,958,603        1,718,921        2,081,985
                                                               ===========        =========        =========

     Income taxes                                              $   439,429          532,983           55,025
                                                               ===========        =========        =========

   Noncash investing activities:
     Increase in other real estate owned, acquired in
       satisfaction of loans                                   $   405,971           58,143           99,350
                                                               ===========        =========        =========


   Sale of real estate owned financed by the Bank              $   600,000             -             990,000
                                                               ===========        =========        =========

   Transfer of securities held to maturity to securities
      available for sale                                       $ 4,795,808             -           2,000,000
                                                               ===========        =========        =========

   Unrealized loss on securities available for sale            $    27,830             -                -
                                                               ===========        =========        =========



See accompanying notes to consolidated financial statements.

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1995 and 1994

(1)      BASIS OF PRESENTATION

         The consolidated financial statements include activity of Equity Bank (the Bank), a state chartered bank under the laws of the State of Florida, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The Bank provides a wide range of banking services to individual and corporate customers primarily in South Florida. The Bank is subject to competition from other financial institutions. The Bank is subject to regulations of certain federal agencies and undergoes periodic examinations by these regulatory authorities.

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the allowance for losses on other real estate owned and investment in real estate. In connection with the determination of the allowances for loan losses, real estate owned, and investment in real estate, management obtains independent appraisals for significant properties.

         Substantially all of the Bank's real estate loans are secured by real estate in South Florida. In addition, all real estate owned and investment in real estate are located in South Florida. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of other real estate owned and investment in real estate are susceptible to changes in market conditions in South Florida.

         Management believes that the allowances for losses on loans, real estate owned, and investment in real estate are adequate. While management uses available information to recognize losses on loans, real estate owned, and investment in real estate, future additions to the allowances may be necessary based on changes in economic conditions, particularly in South Florida. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans, real estate owned, and investment in real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)      STATEMENT OF CASH FLOWS

                  For purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold with original maturities of three months or less.

         (B)      LOANS AND ALLOWANCE FOR LOAN LOSSES

                  Loans are carried at the principal amount outstanding less an allowance for loan losses and net deferred loan origination fees and costs. Loans are placed on nonaccrual status when the loan becomes 90 days past due as to principal and interest (unless secured and in the process of collection) or when, in management's opinion, the full timely collection of interest or principal becomes uncertain. The accrued and unpaid interest is reversed against current income, and interest income collected is recognized when full collectibility of principal is expected.

                  The allowance for loan losses is maintained at a level considered adequate by management to provide for loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The allowance for loan losses is based on management's judgment after considering numerous factors including known and inherent risks in the portfolio, past loss experience, adverse situations that may effect the borrower's ability to repay, assumed values of the underlying collateral securing the loans, the current and prospective financial condition of the borrower and the prevailing and anticipated economic condition of the market.

                  The Bank adopted the provisions of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," (SFAS No. 114) on January 1, 1995. The provisions of SFAS No. 114 did not have a significant impact on financial condition or results of operations upon adoption. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of collateral. Impairment losses and changes in estimates to the impairment losses are included in the allowance for loan losses through a provision or credit for loan losses. Generally, the Bank recognizes interest income on impaired loans on a cash basis. Prior periods have not been restated.

         (C)      LOAN FEES AND COSTS

                  Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the term of the related loans as a yield adjustment to interest income using the interest method, calculated on a loan by loan basis. Fees are recognized in income upon
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  expiration of the commitment. Direct loan origination costs are expensed as incurred if the commitment expires unexercised. Commitment fees received in connection with standby letters of credit are recognized straight-line over the commitment period. Amortization of net deferred fees and costs is discontinued when collectibility of the related loan is uncertain.

         (D)      SECURITIES

                  Statement of Financial Accounting No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), has been implemented by the Bank effective January 1, 1994. SFAS 115 requires classification of securities into three categories. Debt securities that the Bank has the positive intent and ability to hold to maturity are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities are considered available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects).

                  Effective January 1, 1994, all securities classified as held for sale were designated as available for sale.

                  On November 15, 1995, the Financial Accounting Standards Board
                  (FASB) issued Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Special Report). Pursuant to the Special Report, the Bank was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held to maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future.

                  The Bank undertook such a reassessment and, effective December 30, 1995, all securities then classified as held to maturity were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $4,795,808 and an estimated fair value of $4,767,978, resulting in a net reduction to stockholders' equity for the unrealized loss of $17,330, after deducting applicable income taxes of $10,500.

                  No securities were designated as available for sale as of December 31, 1994.

                  Gains and losses from the sale of securities available for sale are computed under the specific identification method.

         (E)      TAX CERTIFICATES

                  The Bank invests in tax certificates for properties located in Palm Beach, Monroe, Pinellas and Dade Counties, Florida. Income on the certificates is recognized as earned. Tax certificates represent priority liens against real property for which assessed real estate taxes are delinquent.
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  The primary risks are that additional funds may be required to purchase other certificates related to the property, the risk that the liened property may be unusable, and the risk that potential environmental concerns may make taking title to the property untenable. Interest accrual is ceased and a loss allowance provided if, in management's opinion, losses are probable based on the above considerations. Beginning in 1993, the Bank curtailed additional investments in tax certificates.

         (F)      FEDERAL HOME LOAN BANK OF ATLANTA STOCK

                  During 1991 the Bank became a member of the Federal Home Loan Bank of Atlanta (FHLB). FHLB stock is carried at cost. Pursuant to collateral agreements (blanket floating lien) with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. As of December 31, 1995, $5,000,000 of advances were available and none were outstanding.

         (G)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

                  Maintenance and repairs are charged to expense as incurred. Improvements and betterments that materially prolong the useful lives of assets are capitalized. Upon sale or retirement, the cost and related depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized.

         (H)      INVESTMENTS IN REAL ESTATE JOINT VENTURES

                  Investments in real estate joint ventures are accounted for using the equity method and are for the purpose of developing and selling single family residential property (see note 15).

         (I)      INVESTMENT IN REAL ESTATE AND OTHER REAL ESTATE OWNED

                  Real estate acquired through foreclosure, in-substance foreclosure, and deed in lieu of foreclosure are recorded at the lower of cost or fair value less estimated costs to sell. Real estate held for development or sale is carried at the lower of cost or net realizable value. Sales are recorded at closing and profit recognized when down payment and other profit recognition criteria are met in accordance with Statement No. 66, "Accounting for Sales of Real Estate".

         (J)      INCOME TAXES

                  Effective January 1, 1993, the Bank adopted the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (SFAS 109) and reported the cumulative effect of the change in method of accounting for income taxes in the 1993
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  consolidated statement of income. SFAS 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         (K)      RECLASSIFICATIONS

                  Certain reported amounts for 1994 have been reclassified to conform to the 1995 presentation.

(3)      LOANS

         Activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 follows:

                                                       1995            1994            1993
                                                       ----            ----            ----
    Balance at beginning of year                    $ 869,803         899,048        813,918
    Provision charged to expense                      115,000         150,000        240,000
    Loans charged-off                                (294,118)       (199,481)      (219,455)
    Recoveries of loans previously charged-off          6,697          20,236         64,585
                                                    ---------        --------       --------
    Balance at end of year                          $ 697,382         869,803        899,048
                                                    =========        ========       ========

    Nonperforming loans which were 90 days past due and on nonaccrual status at December 31, 1995 and 1994 aggregated $135,492 and $286,393, respectively. Interest income of approximately $54,000, $34,000 and $54,000 was not recognized on such loans during 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, the Bank had $1,679 and $3,874, respectively, of loans which were 90 days past due and on accrual status. Accrued interest receivable at December 31, 1995 and 1994 on loans which were ninety days past due and on accrual status was approximately $-0- and $237, respectively.

    At December 31, 1995 and 1994, the Bank had approximately $701,000 and $749,000, respectively, of loans whose terms have been modified in troubled debt restructurings. The gross interest income that would have been recognized during the years ended December 31, 1995 and 1994 under the original terms of the loan was approximately $77,000 and $71,000, respectively. The amount of interest income on these restructured loans that was included in net income at December 31, 1995 and 1994 was approximately $53,000 and $61,000, respectively. No commitments exist at December 31, 1995 to lend additional funds to these debtors.

    At December 31, 1995, the total recorded investment in the impaired loans was $1,518,000 for which no specific allowance for credit losses was recorded. The average net recorded investment in impaired loans for the year ended December 31, 1995 was $ 1,734,000. Interest income of $131,000 was
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    recognized on impaired loans during the period of impairment in the year ended December 31, 1995.

    Approximately 20% or $9,122,000 of the Bank's loan portfolio is related to loans in the healthcare related industries. Approximately $7,955,000 of the healthcare related loans are secured by medical office condominiums and approximately $1,028,000 are unsecured or secured by a lien on business assets.

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    At December 31, 1995 the Bank had variable rate outstanding loan commitments and undisbursed lines of credit of approximately $4,982,000. The Bank uses the same credit policies in making such commitments and conditional obligations as it does for balance sheet items. In addition, undisbursed loan proceeds for construction loans were $106,000 at December 31,1995. Such commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, inventory and other business assets.

    At December 31, 1995 the Bank had outstanding letters of credit of $173,634 of which $67,134 are secured by customer certificates of deposit. Such letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) SECURITIES HELD TO MATURITY

    The amortized cost and estimated market values of investment securities held to maturity classified by type and contractual maturity at December 31,1994 are summarized below:

                                                                Amortized       Approximate
                                                                   cost         market value
                                                               -----------      ------------
    U.S. Treasury securities due after one year but
             within 5 years                                    $ 1,989,482        1,955,312
    U.S. Government Agencies, due after one year but
             within 7 years                                      3,991,160        3,827,188
    Other securities                                               300,000          300,000
                                                               -----------        ---------

                                                               $ 6,280,642        6,082,500
                                                               ===========        =========

    At December 31, 1994, securities held to maturity had gross unrealized losses of approximately $198,000.

    As noted in note 2(d), the Bank transferred all of its securities held to maturity to securities available for sale on December 30,1995 (see note 5).

(5) SECURITIES AVAILABLE FOR SALE

    The amortized cost and estimated market value of the investment securities available for sale at December 31, 1995 classified by type and contractual maturity are as follows:

                                                                      Gross        Gross       Estimated
                                                    Amortized      unrealized    unrealized      market
                                                       cost           gains        losses        value
                                                    ----------     ----------    ----------    ---------
    U.S. Treasury securities due within
             one year     $                            997,188         2,972         -         1,000,160
    U.S. Treasury securities due after
             one year but within 5 years               998,620        17,000         -         1,015,620
    U.S. Government agencies, due
             within one year                         1,000,000         4,370         -         1,004,370
    U.S. Government agencies, due
             after one year but within 7 years       1,500,000          -         (52,172)     1,447,828
    Other securities                                   300,000          -            -           300,000
                                                    ----------        ------      -------      ---------

                                                    $4,795,808        24,342      (52,172)     4,767,978
                                                    ==========        ======      =======      =========

    During 1994, the Bank sold securities designated as held for sale for $1,997,500 which resulted in a realized loss of $2,500. There were no sales of securities available for sale in 1995 or 1993.

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) PREMISES AND EQUIPMENT

    Premises and equipment at December 31,1995 and 1994 are summarized as follows:

                                                                 1995             1994
                                                                 ----             ----
    Leasehold improvements                                   $   252,849          183,000
    Furniture, fixtures and equipment                            981,658          839,804
                                                             -----------        ---------
                                                               1,234,507        1,022,804
    Less accumulated depreciation and amortization              (778,599)        (651,411)
                                                             -----------        ---------

                                                             $   455,908          371,393
                                                             ===========        =========

(7) INVESTMENT IN REAL ESTATE JOINT VENTURES (UNAUDITED)

    At December 31, 1995 and 1994, the Bank had investments or equity interests from 35% to 40% in the earnings or losses of certain unconsolidated joint ventures which were organized to develop and sell single family residential property. Condensed, combined balance sheets of the joint ventures as of December 31, 1995 and 1994 follow:

                                                                1995             1994
                                                                ----             ----
    Cash                                                     $ 153,514          217,990
    Land and land development costs                            353,226          715,107
    Construction in progress                                   115,438          906,558
    Other assets                                               125,366           62,332
                                                             ---------        ---------
                                                             $ 747,544        1,901,987
                                                             =========        =========

    Loans payable                                                   --          484,805
    Other liabilities, primarily customer deposits              28,580          133,465
    Partners' capital:
             Equity Bank                                       442,817          689,492
             Others                                            276,147          594,225
                                                             ---------        ---------
                                                             $ 747,544        1,901,987
                                                             =========        =========

    Total interest income recognized during 1994 relating to a loan payable to the Bank (prime rate) from one of the joint ventures aggregated approximately $6,700.

    Condensed, combined statements of income of the joint ventures (unaudited) for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                       1995            1994           1993
                                                       ----            ----           ----
    Revenues                                      $ 1,638,768       6,502,835      2,426,710

    Cost of sales                                   1,431,172       5,431,525      2,041,752
    Other expenses                                    718,765         635,477        171,148
                                                  -----------       ---------      ---------

                Net income (loss)                 $  (511,169)        435,833        213,810
                                                  ===========       =========      =========

    Bank's share of net income (loss)             $  (203,409)        167,197         85,524
                                                  ===========       =========      =========

(8) INVESTMENT IN REAL ESTATE AND OTHER REAL ESTATE OWNED

    Investment in real estate and other real estate owned at December 31,1995 and 1994 consists of the following:

                                                         1995           1994
                                                         ----           ----
    Investment in real estate:
             Medical office building                 $ 3,507,416      3,509,312
    Other real estate owned:
             Shopping center/office building             337,030        769,534
             Vacant land                               1,066,417      1,066,417
                                                     -----------      ---------
                                                       4,910,863      5,345,263
    Allowance for losses                                 (40,000)      (111,091)
                                                     -----------      ---------

                                                     $ 4,870,863      5,234,172
                                                     ===========      =========

    A summary of real estate operations for the years ended December 31,1995, 1994 and 1993 is as follows:

                                                              1995            1994           1993
                                                              ----            ----           ----
    Operating revenues                                     $ 647,114         756,614        801,239
    Operating expenses                                       286,160         388,061        426,848
                                                           ---------        --------        -------
                                                             360,954         368,553        374,391
    Provision for losses                                     (40,000)       (100,000)       (69,355)
                                                           ---------        --------        -------

               Income from real estate operations          $ 320,954         268,553        305,036
                                                           =========        ========        =======

    Activity in the allowance for losses on investment in real estate and other real estate owned for the years ended December 31,1995, 1994 and 1993 follows:
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   1995            1994            1993
                                                   ----            ----            ----
    Balance at beginning of year                 $111,091          34,491         82,212
    Provision charged to expense                   40,000         100,000         69,355
    Charge-offs                                  (111,091)        (23,400)      (117,076)
                                                 --------         -------       --------

    Balance at end of year                       $ 40,000         111,091         34,491
                                                 ========         =======       ========

    Legal and consulting fees relating to real estate operations, in-substance foreclosures and real estate owned are included in professional fees (see note 11) on the consolidated statements of income and are not included in the above income from real estate operations.

(9) SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

    The Bank enters into sales of securities under agreements to repurchase. Fixed coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the statements of financial condition. All securities underlying agreements are held by Compass Bank in Birmingham, Alabama, and all agreements are to repurchase the same securities.

    At December 31,1995 and 1994, the Bank had securities under agreement to repurchase with one customer for all funds which were on deposit in excess of $50,000, at a rate of 100 basis points under the Bank's average earned rate on funds sold. The customer's deposits are secured by Treasury notes held by the Bank.

    Information regarding this repurchase agreement for the years ended December 31, 1995 and 1994 is as follows:

                                                           1995         1994
                                                           ----         ----
    Deposit balance                                    $  168,008      168,875
    Approximate book value of Treasury notes            1,996,000    1,989,000
    Approximate market value of Treasury notes          2,016,000    1,955,000

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     (Continued)
(10)         OTHER NONINTEREST INCOME

    Other noninterest income for the years ended December 31, 1995, 1994 and 1993 consists of the following:

                                                                      1995         1994         1993
                                                                      ----         ----         ----
    Customer service fees and other                                $ 338,903      311,761      256,993
    Income (loss) from real estate joint ventures (note 7)          (203,409)     167,197       85,524
    Income from investment in real estate and other real
       estate owned - net (note 8)                                   320,954      268,553      305,036
                                                                   ---------      -------      -------

                                                                   $ 456,448      747,511      647,553
                                                                   =========      =======      =======

(11)         OTHER NONINTEREST EXPENSE

    Other noninterest expense for the years ended December 31, 1995, 1994 and 1993 consists of the following:

                                                            1995            1994           1993
                                                            ----            ----           ----
    Salaries and employee benefits                     $ 1,133,329         952,594        894,234
    Furniture and equipment                                177,969         163,740        142,462
    Occupancy                                              222,120         133,733        209,237
    Data processing and telecommunications                 136,276         105,516        161,647
    Professional fees                                      290,175         262,599        125,368
    Advertising and business promotion                     138,038         109,031         79,738
    Correspondent bank service charges                      89,895          95,002         90,243
    Deposit insurance assessment                            68,624         165,965        208,036
    Other                                                  292,965         264,726        262,483
                                                       -----------       ---------      ---------

                                                       $ 2,549,391       2,252,906      2,173,448
                                                       ===========       =========      =========

    The Bank paid approximately $40,800, $15,000 and $35,000 of legal fees in the years ended December 31, 1995, 1994 and 1993, respectively, to a law firm in which a former director of the Bank was a partner.
                                                                     (Continued)

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12)         INCOME TAXES

    The components of income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 follow:

                                                    1995            1994           1993
                                                    ----            ----           ----
    Income tax expense (benefit):
      Current:
        Federal                                  $ 105,437         584,278        236,191
        State                                       11,257          52,450         40,431
                                                 ---------         -------        -------
                                                   116,694         636,728        276,622
                                                 ---------         -------        -------

      Deferred
        Federal                                    240,075         (25,408)        96,326
        State                                       25,631          (4,000)         6,211
                                                 ---------         -------        -------
                                                   265,706         (29,408)       102,537
                                                 ---------         -------        -------

                                                 $ 382,400         607,320        379,159
                                                 =========         =======        =======

    The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1995, 1994 and 1993 are as follows:

                                                                       1995         1994         1993
                                                                       ----         ----         ----
    Deferred tax asset:
      Allowance for bad debts                                       $ 162,551      242,052      195,980
      Net deferred loan fees and costs                                   -            -          34,944
      Expenses related to other real estate not deductible
        for income tax purposes                                          -          49,487       16,518
      Unrealized loss on securities available for sale                 10,500         -            -
                                                                    ---------      -------      -------
                                                                      173,051      291,539      247,442
      Less valuation allowance                                           -            -            -
                                                                    ---------      -------      -------

            Total gross deferred tax asset                            173,051      291,539      247,442
                                                                    ---------      -------      -------

    Deferred tax liability:
      Premises and equipment depreciation difference                   22,432       21,672       27,933
      FHLB stock dividends                                             36,087       36,087       29,172
      Net deferred loan fees and costs                                 32,704       10,337         -
      Expenses related to other real estate, primarily
         depreciation and expenses not deductible for
        financial statement purposes                                   83,848         -            -
    Other, net                                                         63,988       34,245       30,547
                                                                    ---------      -------      -------
             Total gross deferred tax liability                       239,059      102,341       87,652
                                                                    ---------      -------      -------

             Net deferred tax asset (liability)                     $ (66,008)     189,198      159,790
                                                                    =========      =======      =======

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Income tax expense differs from the amount computed by applying the statutory Federal income tax rate of 34% to income from operations before income taxes and extraordinary item as follows:

                                                                     1995         1994         1993
                                                                     ----         ----         ----
    Tax expense at statutory Federal income tax rate              $ 362,800      524,735      339,482

    Other, primarily state income taxes, net of Federal
      income tax benefit                                             19,600       82,585       39,677
                                                                  ---------      -------      -------

                                                                  $ 382,400      607,320      379,159
                                                                  =========      =======      =======

(13)         SUBORDINATED CONVERTIBLE DEBENTURES

    During 1986 the Bank issued 600 units of common stock and convertible adjustable rate subordinated debentures. One unit consisted of 134 shares of common stock at $12.50 per share and a $1,675 convertible adjustable rate (the Bank's prime rate plus one half of one percent) subordinated debenture at a price of $3,350 per unit. Interest on the debentures is payable semiannually. The debentures and interest thereon are subordinated to the Bank's obligations to holders of all debt of the Bank, including its depositors, its obligations under the banker's acceptances and letters of credit, and any obligations to the Federal Deposit Insurance Corporation
    (FDIC). The debentures are convertible into common stock by the debenture holder at any time prior to maturity, on August 30, 1996, at a conversion price of $ 12.50 per share, subject to adjustment in certain circumstances (stock dividend, stock split, etc.). The debentures are now redeemable at the option of the Bank, at the outstanding principal amount of the debentures plus accrued interest, unless debenture holders elect conversion. Redemption of the debentures by the Bank prior to maturity must be approved by the FDIC. As of December 31, 1995, no debentures had been converted to common stock or redeemed.

    The directors and officers of the Bank purchased $529,300 of the above convertible subordinated debentures.

(14)         STOCK OPTIONS

    The Bank's stock option plan ("plan") provides for the grant of stock options to purchase up to 38,040 shares of the Bank's common stock to various employees of the Bank through September 30, 1995 based upon terms and conditions determined by the Board of Directors. At December 31, 1995 options for 25,790 shares of common stock, which expire ten years from the date of grant, were outstanding and exercisable at $11.50 - $13.00 per share.

    As of December 31, 1995, options to exercise 25,790 shares, which are exercisable ratably over five years from the date of the grant, expire as follows:

                      1996                 14,659
                      1997                   -
                      1998                  3,250
                      2003                  7,881

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    As of December 31, 1995, no shares had been exercised under the plan and 11,750 shares expired in December, 1995.

(15)         REGULATORY MATTERS

    On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the FDIC Improvement Act) became law. While the FDIC Improvement Act primarily addresses additional sources of funding for the SAIF and BIF, it also imposes a number of new, mandatory and discretionary supervisory measures on financial institutions.

    The FDIC Improvement Act imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. Furthermore, the FDIC Improvement Act establishes five capital categories and specifies supervisory actions in regard to undercapitalized institutions. Pursuant to the prompt correction action provisions of the FDIC Improvement Act, the Bank is considered well capitalized. In addition, the Bank meets all of its minimum regulatory capital requirements. The regulation ties the capital categories to three capital measures: leverage, Tier 1 risk-based, and total risk-based capital. At December 31, 1995, the Bank's total risk-based ratio was 13.79%, total Tier I risk-based ratio was 12.54%, and leverage ratio was 9.95%, based upon unaudited total risk-based capital of $7,224,000, unaudited Tier I capital of $6,570,000, and unaudited leverage capital of $6,570,000.

    Section 303 of the FDIC Improvement Act requires the FDIC to restrict the activities and equity investments of insured state banks, such as the Bank, to those permitted for national banks. Prohibited equity investments include equity interests in real estate, as defined. Certain of the Bank's wholly-owned subsidiaries hold such equity interests in real estate (see note 7). FDIC rules require certain of the Bank's subsidiaries to apply for and obtain FDIC approval before engaging directly or indirectly in such activities. During 1994, the Bank received correspondence from the FDIC which takes no objection to the Bank's plans to liquidate impermissible investments of certain of its subsidiaries no later than December 19, 1996, subject to compliance with certain aggregate investment and reporting requirements. If prospective equity investments are not approved by the FDIC, the Bank's potential for earnings, as compared with previous periods, could be significantly reduced.

    Dividends to shareholders are prohibited and restricted by state law based upon future profitability and other factors. Prior to opening, the Bank received $3,450,000 from the sale of stock of which $750,000 was allocated to retained earnings to cover preopening expenses and a portion of anticipated losses to be incurred subsequent to opening. The $750,000 allocated to retained earnings is not available for dividends.

(16)         COMMITMENTS AND CONTINGENCIES

    The Bank leases three office facilities. The lease for the Bank's main branch facility has an initial term of ten years with two ten-year renewal options. Payments escalate at 3% per year for years two through five and increase to 4% per year for the remainder of the lease.

    The Bank leases a second branch facility with an initial term of 30 months with three five-year renewal options. Payments are fixed for the initial term of the lease which averages $2,160 per month with

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    subsequent renewals at monthly base rent of $3,250, $4,063 and $4,875 for each of the three five-year periods, respectively.

    The lease for the Bank's operations facility has an initial term of two years with one one-year renewal option. Payments are fixed for the initial term of the lease and the renewal option.

    For financial accounting purposes, rent expense is based upon a straight-line basis considering all minimum required stepped-up rent increases during the minimum least term.

    Rent expense was $151,000 in 1995, $120,000 in 1994 and $139,000 in 1993.

    Future minimum lease payments for the five years ending December 31 follow:

                                            Facilities   Equipment       Total
                                            ----------   ---------       -----
                      1996                   $ 143,819     13,056       156,875
                      1997                     135,608     13,056       148,664
                      1998                      99,575      8,614       108,189
                      1999                     102,562      3,960       106,522
                      2000                     106,073        990       107,063

    At December 31, 1995 the Bank was required to maintain a reserve of $25,000 at the Federal Reserve Bank of Atlanta.

(17)         DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Cash and Due From Banks and Federal Funds Sold - The carrying amount of these assets is a reasonable estimate of their fair value.

    Tax Certificates - The carrying amount of the tax certificates is considered to equal the fair value.

    Securities Available for Sale - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Loans - For those loans with variable rates, fair value is considered to be equal to the carrying value. The fair value of other types of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

    Deposits - The fair value of demand deposits, interest-bearing demand, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                          EQUITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Securities Sold Under Agreements to Repurchase - The Fair value of securities sold under agreements to repurchase is considered to be equal to the carrying value.

    Subordinated Convertible Debentures - The fair value of subordinated convertible debentures is considered to be equal to the carrying value.

    Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

    The estimated fair values of the Bank's financial instruments at December 31, 1995 are as follows:


                                                                         Carrying           Fair
                                                                          amount            value
                                                                          ------            -----
    Assets:
             Cash and due from banks                                   $ 3,588,786        3,588,786
             Federal funds sold                                          5,679,000        5,679,000
             Tax certificates                                              223,633          223,633
             Securities available for sale                               4,767,978        4,767,978

    Loans                                                               44,435,296       44,114,000
    Less allowance for loan losses                                        (697,382)            -
                                                                       -----------       ----------
                       Loans, net                                       43,737,914       44,114,000
    Liabilities:
             Demand, interest-bearing demand, money market
                and savings deposits                                    36,238,578       36,238,578
             Certificates accounts                                      19,903,158       19,918,000
             Securities sold under agreements to repurchase                168,008          168,008
             Subordinated convertible debentures                         1,005,000        1,005,000

    Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                          EQUITY BANK AND SUBSIDIARIES

                   Consolidated Unaudited Financial Statements

                  for periods ended September 30, 1996 and 1995

                          EQUITY BANK AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                             September 30,
                                                                                 1996               December 31
                         Assets                                               (unaudited)              1995
                                                                             ------------           ------------

Cash and due from banks                                                      $  2,900,280           $  3,588,786
Federal funds sold                                                             1 ,355,000              5,679,000
Tax certificates                                                                  191,144                223,633
Securities available for sale                                                   3,820,879              4,767,978

Loans:
  Real estate:
     Residential                                                                3,776,405              4,824,973
     Commercial                                                                28,609,325             28,499,767
     Construction                                                              10,234,645                751,674
  Commercial                                                                   10,901,469              8,395,608
  Consumer                                                                      2,084,335              1,967,333
                                                                             ------------           ------------

     Total loans                                                               55,606,179             44,439,355

Less:
  Allowance for loan losses                                                      (872,576)              (697,382)
  Net deferred loan origination fees and costs                                    (43,801)                (4,059)
                                                                             ------------           ------------

     Net loans                                                                 54,689,802             43,737,914

Federal Home Loan Bank of Atlanta stock                                           812,800                812,800
Premises and equipment, net                                                       378,863                455,908
Accrued interest receivable                                                       427,716                424,516
Investments in real estate joint ventures                                         376,220                442,817
Investment in real estate and other real estate owned                           3,588,064              4,870,863
Other assets                                                                      122,315                147,582
                                                                             ------------           ------------

                                                                             $ 68,663,083           $ 65,151,797
                                                                             ============           ============


See accompanying notes to unaudited consolidated financial statements.

                                                                             September 30,
                                                                                 1996                  December 31
                 Liabilities and Stockholders' Equity                         (unaudited)                 1995
                                                                              -----------              -----------

Deposits:
  Demand                                                                      $ 13,788,036            $ 13,570,417
  Interest bearing demand                                                        9,722,577              12,082,278
  Money market                                                                   7,799,457               8,634,344
  Savings                                                                        1,499,836               1,951,539
  Time deposits under $100,000                                                  20,350,830              17,337,922
  Time deposits $100,000 and over                                                4,526,203               2,565,236
                                                                              ------------            ------------

     Total deposits                                                             57,686,939              56,141,736

Accrued interest payable                                                           292,880                 425,237
Official checks outstanding                                                        638,611                 524,594
Other liabilities                                                                  597,548                 335,160
Securities sold under agreement to repurchase                                    1,156,415                 168,008
Subordinated convertible debentures (note 2)                                             0               1,005,000
                                                                              ------------            ------------
     Total liabilities                                                          60,372,393              58,599,735

Stockholders' equity:
  Common stock, $3 par value. Authorized 1,000,000 shares; issued and outstanding 459,996 shares as of September 30, 1996 and 380,400 shares
     as of December 31, 1995                                                     1,379,988               1,141,200
  Surplus                                                                        3,298,794               2,542,632
  Unrealized loss on securities available for sale, net                            (32,283)                (17,330)
  Retained earnings                                                              3,644,191               2,885,560
                                                                              ------------            ------------

     Total stockholders' equity                                                  8,290,690               6,552,062
                                                                              ------------            ------------

                                                                              $ 68,663,083            $ 65,151,797
                                                                              ============            ============

                          EQUITY BANK AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

             For each of the nine month periods ended September 30,

                                                                                 1996                  1995
                                                                              (unaudited)           (unaudited)
                                                                             ------------           ------------

Interest income and fees:
  Loans                                                                      $  3,530,820           $  3,309,911
  Federal funds sold                                                              226,000                284,554
  Securities                                                                      234,972                324,989
  Tax certificates                                                                 21,735                 26,909
  Time deposits in other banks                                                       --                       37
                                                                             ------------           ------------

     Total interest income                                                      4,013,527              3,946,400

Interest expense:
  Transaction and savings deposits                                                373,844                399,031
  Time deposits under $100,000                                                    696,760                856,385
  Time deposits $100,000 and over                                                 144,718                154,404
  Subordinated convertible debentures                                              58,834                 70,608
  Other                                                                            21,461                 18,414
                                                                             ------------           ------------

     Total interest expense                                                     1,295,617              1,498,842

     Net interest income                                                        2,717,910              2,447,558

Provision for loan losses                                                         186,100                 85,000
                                                                             ------------           ------------

     Net interest income after provision for loan                               2,531,810              2,362,558
     losses

Noninterest income                                                                579,880                305,515

Noninterest expense                                                             1,878,859              1,921,422
                                                                             ------------           ------------

     Income before income tax expense                                           1,232,831                746,651

Income tax expense                                                                474,200                280,000
                                                                             ------------           ------------

     Net Income                                                              $    758,631           $    466,651
                                                                             ============           ============

Earnings per Common and Common Equivalent Share                              $       1.65           $       1.01

See accompanying notes to unaudited consolidated financial statements.

                          EQUITY BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               For the nine month period ended September 30, 1996


                                                                 Unrealized
                                                                   loss on
                                                                 securities
                                    Common                        available       Retained
                                    Stock          Surplus      for sale, net     Earnings          Total
                                    -----          -------      -------------     --------          -----

Balance at
   December 31, 1995             $ 1,141,200      2,542,632         (17,330)      2,885,560      6,552,062

Unrealized loss on securities
   for sale, net                        --             --           (14,953)           --          (14,953)

Conversion of subordinated
   debentures                        238,788        756,162            --              --          994,950

Net income                              --             --              --           758,631        758,631
                                 -----------    -----------     -----------     -----------    -----------

                                 $ 1,379,988    $ 3,298,794     $   (32,283)    $ 3,644,191    $ 8,290,690
                                 ===========    ===========     ===========     ===========    ===========

                          EQUITY BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

             For each of the nine month periods ended September 30,

                                                                               1996                 1995
                                                                            (unaudited)          (unaudited)
                                                                            -----------          -----------

Cash flows from operating activities:

  Net income                                                               $    758,631         $    466,651

  Adjustments to reconcile net income
     Provision for loan losses                                                  186,100               85,000
     Loss (income) from real estate joint ventures                                3,553              203,410
     Write-down of leasehold improvement                                         17,063               38,172
     Depreciation and amortization of premises and
       equipment                                                                 94,962               94,378
     Amortization of discounts on investment
       securities                                                                (3,728)             (13,376)
     Decrease (increase) in accrued interest receivable                          (3,200)              85,048
     Decrease in other assets                                                    18,513              145,946
     Decrease in accrued interest payable                                      (132,357)             (52,358)
     Increase in official checks
       outstanding                                                              114,017              367,604
     Increase (decrease) in other liabilities                                   271,387             (302,699)
     Loss (gain) on disposal of equipment and other
       real estate                                                              (39,938)              19,139
                                                                           ------------         ------------

     Net cash provided by operating activities                             $  1,285,003         $  1,136,915
                                                                           ============         ============

                          EQUITY BANK AND SUBSIDIARIES

                                                                                 1996                  1995
                                                                              (unaudited)           (unaudited)
                                                                              -----------           -----------

Cash flows from investing activities:
  Net decrease (increase) in loans                                           $(11,207,988)          $  2,344,185
  Proceeds from sale of real estate                                             1,412,924                 16,562
  Payments for improvements to other real estate
    owned and real estate investment                                              (37,250)               (14,666)
  Repayments of tax certificates                                                  140,336                387,058
  Purchases of securities                                                      (1,073,125)                  --
  Proceeds from maturities/called securities                                    2,000,000              1,500,000
  Repayments on loans and distributions from real
    estate joint ventures                                                          69,798                 43,265
  Sales of securities available for sale                                             --                     --
  Redemption of interest-bearing time deposits                                       --                  128,850
  Purchases of premises and equipment                                             (17,917)              (210,147)
  Payments for tax deed applications                                             (107,847)                  --
  Payments for redemption of subordinated debentures (see note 2)                 (10,050)                  --
                                                                             ------------           ------------

       Net cash provided by investing activities                               (8,831,119)             4,195,107
                                                                             ------------           ------------

Cash flows from financing activities:
  Net increase (decrease) in demand, interest bearing demand,
    money market and savings deposits                                          (3,428,672)              (366,330)
  Net increase (decrease) in certificates of deposit                            4,973,875             (3,327,907)
  Net increase in securities sold under agreement
    to repurchase                                                                 988,407                342,647
                                                                             ------------           ------------

       Net cash used by financing activities                                    2,533,610             (3,351,590)
                                                                             ------------           ------------

  Increase (decrease) in cash and cash equivalents                             (5,012,506)             1,980,432

  Cash and cash equivalents at beginning of period                              9,267,786              7,366,843
                                                                             ------------           ------------

  Cash and cash equivalents at end of period                                 $  4,255,280           $  9,347,275
                                                                             ============           ============

                          EQUITY BANK AND SUBSIDIARIES

                                                                                 1996                  1995
                                                                              (unaudited)           (unaudited)
                                                                              -----------           -----------

Supplemental schedule of cash flow information
  Cash Paid during the year
    Interest                                                                 $  1,425,662           $  1,551,201
                                                                             ============           ============
    Income taxes                                                             $    167,500           $    532,983
                                                                             ============           ============


Noncash investing activities:
  Increase in other real estate owned, acquired in
    satisfaction of loans                                                    $     70,000           $     67,517
                                                                             ============           ============
  Sale of real estate owned financed by the Bank                             $    600,000           $       --
                                                                             ============           ============

  Unrealized loss on securities available for sale                           $     23,952           $       --
                                                                             ============           ============

  Conversion of subordinated debentures
    to common stock                                                          $    994,950           $       --
                                                                             ============           ============


See accompanying notes to unaudited consolidated financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. PRESENTATION OF INTERIM FINANCIAL STATEMENTS

The consolidated financial statements include activity of Equity Bank (the
Bank), a state chartered bank under the laws of the State of Florida, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In management's opinion, the accompanying consolidated financial statements contain such adjustments necessary to present fairly the Bank's consolidated financial condition at September 30, 1996, the consolidated results of operations and the consolidated cash flows for the nine months ended September 30, 1996 and 1995. Such adjustments consisted only of normal recurring items. Results of the interim period may not be indicative of a full year of operation. The consolidated financial statements should be read in conjunction with the notes to the Bank's audited consolidated financial statements for the years ended December 31, 1995 and 1994.

2. SUBORDINATED CONVERTIBLE DEBENTURES

On August 30, 1996, upon maturity of the debentures, the Bank converted $994,950 into 79,596 shares of common stock, at a conversion price of $12.50 per share. The remaining portion, $10,050, was redeemed in cash.

3. EARNINGS PER SHARE

Earnings per share are based upon 459,996 and 460,800 shares of common and common stock equivalents outstanding at September 30, 1996 and 1995, respectively.

4. ALLOWANCE FOR LOAN LOSS

The following is a summary of the activity in the allowance for loan losses for the nine months ended September 30, 1996 and 1995:

                                                                                 1996                   1995
                                                                                 ----                   ----

Balance at beginning of period                                               $    697,382           $    869,803
Provision charged to expense                                                      186,100                 85,000
Loans charged-off                                                                 (12,878)               (98,103)
Recoveries of loans previously
    charged-off                                                                     1,972                  5,747
                                                                             ------------           ------------

Balance at end of period                                                     $    872,576           $    862,447
                                                                             ============           ============

                                                                       EXHIBIT A






                          AGREEMENT AND PLAN OF MERGER

                                       OF

                           SOUTHTRUST BANK OF FLORIDA,

                              NATIONAL ASSOCIATION

                                       AND

                                   EQUITY BANK

                                  JOINED IN BY

                           SOUTHTRUST OF FLORIDA, INC.

                                       AND

                             SOUTHTRUST CORPORATION

                                    ARTICLE I

                                   THE MERGER

         Section 1.1                Constituent Corporations; Consummation of Merger; Closing Date..............  2
         Section 1.2                Effect of Merger............................................................  3
         Section 1.3                Further Assurances..........................................................  4

                                                    ARTICLE II

                                    CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1                Manner of Conversion of Equity Shares.......................................  4
         Section 2.2                Equity Stock Options and Related Matters....................................  6
         Section 2.3                Fractional Shares...........................................................  7
         Section 2.4                Effectuating Conversion  ...................................................  7
         Section 2.5                Laws of Escheat.............................................................  9
         Section 2.6                Consideration...............................................................  9

                                                    ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF EQUITY

         Section 3.1                Corporate Organization......................................................  9
         Section 3.2                Capitalization.............................................................. 10
         Section 3.3                Financial Statements; Filings............................................... 10
         Section 3.4                Loan Portfolio.............................................................. 11
         Section 3.5                Certain Loans and Related Matters........................................... 12
         Section 3.6                Authority; No Violation..................................................... 12
         Section 3.7                Consents and Approvals...................................................... 13
         Section 3.8                Broker's Fees............................................................... 13
         Section 3.9                Absence of Certain Changes or Events........................................ 13
         Section 3.10               Legal Proceedings; Etc...................................................... 13
         Section 3.11               Taxes and Tax Returns....................................................... 14
         Section 3.12               Employee Benefit Plans...................................................... 14
         Section 3.13               Title and Related Matters................................................... 15
         Section 3.14               Real Estate................................................................. 16
         Section 3.15               Environmental Matters....................................................... 17
         Section 3.16               Commitments and Contracts................................................... 18
         Section 3.17               Regulatory and Accounting Matters........................................... 19
         Section 3.18               Registration Obligations.................................................... 19
         Section 3.19               State Takeover Laws......................................................... 19
         Section 3.20               Insurance................................................................... 19
         Section 3.21               Labor....................................................................... 19
         Section 3.22               Compliance with Laws........................................................ 19
         Section 3.23               Transactions with Management................................................ 20
         Section 3.24               Proxy Materials............................................................. 20
         Section 3.25               Deposit Insurance........................................................... 20
         Section 3.26               Untrue Statements and Omissions............................................. 20

                                  ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF
                        SOUTHTRUST, ST-FL AND ST-BANK

         Section 4.1                Organization and Related Matters of SouthTrust.............................. 21
         Section 4.2                Organization and Related Matters of ST-FL................................... 21
         Section 4.3                Organization and Related Matters of ST-Bank................................. 22
         Section 4.4                Capitalization.............................................................. 22
         Section 4.5                Authorization............................................................... 22
         Section 4.6                Financial Statements........................................................ 23
         Section 4.7                Absence of Certain Changes or Events........................................ 24
         Section 4.8                Legal Proceedings, Etc...................................................... 24
         Section 4.9                Insurance................................................................... 24
         Section 4.10               Consents and Approvals...................................................... 24
         Section 4.11               Accounting, Tax, Regulatory Matters......................................... 24
         Section 4.12               Proxy Materials............................................................. 24
         Section 4.13               No Broker's or Finder's Fees................................................ 24
         Section 4.14               Untrue Statements and Omissions............................................. 25

                                                     ARTICLE V

                                             COVENANTS AND AGREEMENTS

         Section 5.1                Conduct of the Business of Equity........................................... 25
         Section 5.2                Current Information......................................................... 26
         Section 5.3                Access to Properties; Personnel and Records................................. 27
         Section 5.4                Approval of Shareholders.................................................... 28
         Section 5.5                No Other Bids............................................................... 28
         Section 5.6                Notice of Deadlines......................................................... 28
         Section 5.7                Affiliates.................................................................. 28
         Section 5.8                Maintenance of Properties................................................... 29
         Section 5.9                Environmental Audits........................................................ 29
         Section 5.10               Title Insurance............................................................. 29
         Section 5.11               Surveys..................................................................... 29
         Section 5.12               Compliance Matters.......................................................... 30
         Section 5.13               Exemption Under Anti-Takeover Statutes...................................... 30
         Section 5.14               Sale of the Galen Medical Building.......................................... 30
         Section 5.15               Disposal of Impermissible Equity Investments................................ 30
         Section 5.16               Options..................................................................... 30
         Section 5.17               Conforming Accounting and Reserve Policies.................................. 31



                                                    ARTICLE VI

                                        ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1                Best Efforts; Cooperation................................................... 31
         Section 6.2                Regulatory Matters.......................................................... 31
         Section 6.3                Other Matters............................................................... 31
         Section 6.4                Indemnification; Insurance.................................................. 32


         Section 6.5                Current Information......................................................... 34
         Section 6.6                Registration Statement...................................................... 34
         Section 6.7                Reservation of Shares....................................................... 35
         Section 6.8                Shareholder Approval........................................................ 35
         Section 6.9                Board of Director Approval.................................................. 35
         Section 6.10               Execution of Stock Option Agreement......................................... 35



                                                    ARTICLE VII

                                           MUTUAL CONDITIONS TO CLOSING

         Section 7.1                Shareholder Approval........................................................ 35
         Section 7.2                Regulatory Approvals........................................................ 35
         Section 7.3                Litigation.................................................................. 35
         Section 7.4                Proxy Statement, Registration Statement, and Listing........................ 36

                                                   ARTICLE VIII

                          CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-FL AND ST-BANK

         Section 8.1                Representations and Warranties.............................................. 36
         Section 8.2                Performance of Obligations.................................................. 36
         Section 8.3                Certificate Representing Satisfaction of Conditions......................... 36
         Section 8.4                Absence of Adverse Facts.................................................... 36
         Section 8.5                Opinion of Counsel.......................................................... 36
         Section 8.6                Consents Under Agreements................................................... 37
         Section 8.7                Material Condition.......................................................... 37
         Section 8.8                Matters Relating to Employment Agreements................................... 37
         Section 8.9                Acknowledgment of Option Conversion......................................... 37
         Section 8.10               Outstanding Shares of Equity................................................ 37
         Section 8.11               Dissenters.................................................................. 37
         Section 8.12               Certification of Claims..................................................... 38
         Section 8.13               Disposal of Properties...................................................... 38
         Section 8.14               Certification of Loan Commitments........................................... 38


                                                    ARTICLE IX

                                        CONDITIONS TO OBLIGATIONS OF EQUITY

         Section 9.1                Representations and Warranties.............................................. 38
         Section 9.2                Performance of Obligations.................................................. 38
         Section 9.3                Certificate Representing Satisfaction of Conditions......................... 38
         Section 9.4                Absence of Adverse Facts.................................................... 38
         Section 9.5                Consents Under Agreements................................................... 38
         Section 9.6                Opinion of Counsel.......................................................... 39
         Section 9.7                SouthTrust Shares........................................................... 39
         Section 9.8                Price Condition............................................................. 39
         Section 9.9                Tax Opinion................................................................. 39
         Section 9.10               Fairness Opinion............................................................ 39
         Section 9.11               Severance Agreements........................................................ 39


                                                     ARTICLE X

                                         TERMINATION, WAIVER AND AMENDMENT
         Section 10.1               Termination................................................................. 39
         Section 10.2               Effect of Termination....................................................... 40
         Section 10.3               Amendments.................................................................. 40
         Section 10.4               Waivers..................................................................... 41
         Section 10.5               Non-Survival of Representations and Warranties.............................. 41

                                                    ARTICLE XI

                                                   MISCELLANEOUS

         Section 11.1               Entire Agreement............................................................ 41
         Section 11.2               Notices..................................................................... 41
         Section 11.3               Severability................................................................ 42
         Section 11.4               Costs and Expenses.......................................................... 43
         Section 11.5               Captions.................................................................... 43
         Section 11.6               Counterparts................................................................ 43
         Section 11.7               Governing Law............................................................... 43
         Section 11.8               Persons Bound; No Assignment................................................ 43
         Section 11.9               Exhibits and Schedules...................................................... 43
         Section 11.10              Waiver...................................................................... 43
         Section 11.11              Construction of Terms....................................................... 43


                          AGREEMENT AND PLAN OF MERGER
                                       OF
                SOUTHTRUST BANK OF FLORIDA, NATIONAL ASSOCIATION
                                       AND
                                   EQUITY BANK
                                  JOINED IN BY
                           SOUTHTRUST OF FLORIDA, INC.
                                       AND
                             SOUTHTRUST CORPORATION


                  This AGREEMENT AND PLAN OF MERGER, dated as of the 25 day of October, 1996 (this "Agreement"), by and between SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and Equity Bank, a Florida banking corporation ("Equity"), and joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


                  WHEREAS, ST-FL wishes to acquire the assets and business of Equity in exchange for stock of SouthTrust, the parent corporation of ST-FL, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                  WHEREAS, ST-FL desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, by causing Equity to be merged with and into ST-Bank;

                  WHEREAS, ST-FL has directed, adopted and approved the acquisition of the assets and business of Equity by merger through the wholly-owned subsidiary of ST-FL, ST-Bank;

                  WHEREAS, the respective Boards of Directors of ST-Bank and Equity deem it in the best interests of ST-Bank and of Equity, respectively, and of their respective shareholders, that ST-Bank and Equity merge pursuant to this Agreement (the "Merger");

                  WHEREAS, the Boards of Directors of ST-Bank and Equity have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States; and

                  WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-FL, will deliver, or cause to be delivered, to the shareholders of Equity the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Equity will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Equity, par value $3.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.


                                    ARTICLE I

                                   THE MERGER


         Section 1.1 Constituent Corporations; Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, Equity shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 655.412 and 658.40 through 658.45 of the Florida Banking Code (the "Florida Code") and 12 U.S.C. ss. 215a (the "National Bank Act") and ST-Bank shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by each of the Office of the Comptroller Department of Banking and Finance of the State of Florida and the Office of the Comptroller of the Currency (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and Equity, the Effective Time of the Merger shall occur on the 10th business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of Equity, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                              (b) The closing of the Merger (the "Closing")
shall take place at the principal offices of Equity at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                              (c) The main office of Equity is located at Delray
Beach, Florida. The main office of ST-Bank is located at St. Petersburg, Fl.

                              (d) The proposed main office of the Surviving
Corporation shall be located at St. Petersburg, Florida. The branch offices of the Surviving Corporation shall be the existing branch offices of ST-Bank and the existing main and branch offices of Equity.

                              (e) From and after the Effective Time of the
Merger, until replaced pursuant to applicable laws and under the provisions of the Articles of Association and Bylaws of the Surviving Corporation, the persons who shall serve as directors and executive officers, as the case may be, of the Surviving Corporation shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons as SouthTrust, or ST-FL may, at or prior to the Effective Time of the Merger, designate in writing.

                              (f) After the Effective Time of the Merger, the
Surviving Corporation shall have 1,000,000 shares of Common Stock, par value $10.00 per share ("ST-Bank Common Stock"), authorized, 1,000,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Corporation shall be $10,000,000, and the total capital of the Surviving Corporation shall consist of such capital stock, plus the combined capital and surplus of Equity (including unrealized losses on securities available for resale) and ST-Bank (as stated in
Section 1.1(g) hereof), adjusted, however, for earnings (losses) between June 30, 1996 and the Effective Time of the Merger.

                              (g) As of June 30, 1996, ST-Bank had total capital
of $10,000,000 divided into 1,000,000 shares of ST-Bank Common Stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $355,694,000. As of September 30, 1996, Equity had total capital of $3,000,000 divided into 1,000,000 shares of authorized Common Stock, par value $3.00, 459,996 of which are issued and outstanding and none of which are held as treasury stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $6,910,702.

                              (h) The Surviving Corporation shall have trust
powers.

                              (i) The Articles of Association under which the
Surviving Corporation will operate shall be the Articles of Association of ST-Bank.



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

         Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, Equity shall be merged with and into ST-Bank and the separate existence of Equity shall cease. The Articles of Association and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Association and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a national banking association organized under the laws of the United States and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations, including the tradenames and servicemarks of Equity. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

                              (b) The shares of ST-Bank Common Stock issued and
outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The Equity Shares (as hereinafter defined) shall be treated in the Merger as specified in Article II.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Equity last in office shall execute and deliver or cause to be executed and delivered in the name of Equity such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Equity.


                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


         Section 2.1 Manner of Conversion of Equity Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of Equity, par value $3.00 (the "Equity Shares"):

         (a) All Equity Shares which are held by Equity as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.3 hereof and except with regard to Dissenting Equity Shares (as hereinafter defined), each Equity Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 0.88 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares") (such fraction, as may be adjusted, as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an adjustment if and as required under Section 5.14 hereof and to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby



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
                  SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

         (c) Each outstanding Equity Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with and the National Bank Act (collectively the "Dissent Provisions"), to the extent each is applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Equity Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Equity shall give SouthTrust prompt notice upon receipt by Equity of any written objection to the Merger and any written demands for payment of the fair or appraised value of Equity Shares, and of withdrawals of such demands, and any other instruments provided to Equity pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Equity Shares held by such Dissenting Shareholder shall receive payment therefor from ST-Bank, as escrow agent (the "Escrow Agent"), on behalf of Equity out of funds provided to the Escrow Agent by Equity in accordance with the provisions of Section 2.1(d) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Equity Shares shall be canceled. Neither Equity nor the Surviving Corporation shall, except with the prior written consent of ST-FL, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Equity Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         (d) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, Equity shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration (with the SouthTrust Shares being valued in the manner set forth in Section 2.3) such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted to the Surviving Corporation.

         Section 2.2 Equity Stock Options and Related Matters. (a) As of the Effective Time of the Merger, all rights with respect to the Equity Shares issuable pursuant to the exercise of stock options ("Equity Options") granted by Equity under stock option plans of Equity (the "Equity Stock Option Plans"), and held by each participant thereunder, which Equity Options are listed and described in Disclosure Schedule 2.2 hereof and which are outstanding at the Effective Time of the Merger, whether or not such Equity Options are then exercisable, shall, subject to this section, be assumed by SouthTrust in accordance with the terms of the particular Equity Stock Option Plan under which such Equity Options were issued and the stock option agreement by which such Equity Options are evidenced. From and after the Effective Time of the Merger,
(i) each Equity Option assumed by SouthTrust hereunder may be exercised solely for SouthTrust Shares, (ii) the number of SouthTrust Shares subject to such Equity Option shall be equal to the number of Equity Shares subject to such Equity Option immediately prior to the Effective Time of the Merger multiplied by the Conversion Ratio and (iii) the per share exercise price under each such Equity Option shall be adjusted by dividing the per share exercise price under each such Equity Option by the Conversion Ratio and rounding down to the nearest cent.

                  (b) At all times after the Effective Time of the Merger, SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary to permit the exercise of the Equity Options in the manner contemplated by this Agreement. At or prior to, or (at the election of SouthTrust) promptly after, the Effective Time of the Merger, SouthTrust shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the SouthTrust Shares subject to the Equity Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Equity Options remain outstanding. SouthTrust shall make any filings required under any applicable state securities laws to qualify the SouthTrust Shares subject to such Equity Options for resale thereunder, and cause such SouthTrust shares to be listed on NASDAQ (as hereinafter defined).

                  (c) The number of SouthTrust Shares subject to the Equity Options to be assumed by SouthTrust hereunder and the exercise price thereof shall, from and after the Effective Time of the Merger, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 2.1(b) hereof if the record date with respect to such transaction is on or after the Effective Time of the Merger.

                  (d) It is intended that the foregoing assumption of Equity Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to Equity Shares awarded under an Equity Stock Option Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the SouthTrust Shares into which such Restricted Stock is converted pursuant to this Agreement. Except as otherwise provided herein, (i) the provisions of the Equity Stock Option Plans that provide for the issuance or grant of any other interest in respect of the capital stock of Equity shall be deleted as of the Effective Time of the Merger and (ii) Equity shall take all reasonable steps to ensure that following the Effective Time of the Merger no holder of Equity Options shall have any right thereunder to acquire any equity securities of Equity.

                  (e) Equity acknowledges that the holders of Equity Options who may become or be deemed to be executive officers or directors of SouthTrust after the Effective Time of the Merger may be subject to the short-swing sale restrictions of the Securities Exchange Act of 1934 and regulations promulgated thereunder.

                  (f) At the election of SouthTrust, Equity shall use its best efforts to procure from each holder of Equity Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgement of the treatment and disposition of such holder's Equity Options, as provided for under this Section
2.2 of this Agreement.


         Section 2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Equity Shares converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Share, as reported by The NASDAQ Stock Market -- National Market System ("NASDAQ") on the last trading day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.4 Effectuating Conversion (a) As promptly as practicable after the Effective Time of the Merger, SouthTrust shall send or cause to be sent to each former holder of record of Equity Shares transmittal materials in form reasonably acceptable to Equity (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Equity Shares for the consideration provided for in this Agreement. As soon as practicable after receipt of properly completed Letters of Transmittal, and stock certificates evidencing the Equity Shares held by the former holders of the Equity Shares, SouthTrust shall cause the appropriate number of SouthTrust Shares to be issued to the former holders of Equity Shares submitting such Letters of Transmittal. Amounts that would have been payable to Dissenting Shareholders for Equity Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(c) hereof shall be administered in accordance with the Dissent Provisions.

                  (b) At the Effective Time of the Merger, the stock transfer books of Equity shall be closed as to holders of Equity Shares immediately prior to the Effective Time of the Merger and no transfer of Equity Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Equity Shares shall, without any action on the part of any holder thereof, no longer represent Equity Shares. If, after the Effective Time of the Merger, certificates are properly presented to SouthTrust, such certificates shall be promptly exchanged for the consideration contemplated by this Agreement into which the Equity Shares represented thereby were converted in the Merger.

                  (c) In the event that any holder of record as of the Effective Time of the Merger of Equity Shares is unable to deliver the certificate which represents such holder's Equity Shares, ST-FL, in the absence of actual notice that any Equity Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                  (i) An affidavit or other evidence to the reasonable satisfaction of ST-FL that any such certificate has been lost, wrongfully taken or destroyed;

                  (ii) Such security and indemnity as may be reasonably requested by ST-FL to indemnify and hold ST-FL harmless in respect of such stock certificate(s); and

                  (iii) Evidence to the satisfaction of ST-FL that such holder is the owner of the Equity Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement;

provided, however, that the requirement for replacing certificates shall be no more burdensome that SouthTrust imposes on its own shareholders.

                  (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing Equity Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                  (e) No holder of Equity Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Equity Shares, and neither SouthTrust nor ST-FL shall be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares until such holder shall surrender the certificate or certificates representing Equity Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares. Subject to proper tender of certificates for Equity Shares or documents to replace lost certificates, and the Letter of Transmittal, the holders of Equity Shares, except the holders of Dissenting Equity Shares, shall have all rights and privileges of holders of SouthTrust Shares of record as of the Effective Time of the Merger.

         Section 2.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Equity Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Equity, SouthTrust, ST-FL, ST-Bank, nor any other person acting on their behalf shall be liable to a holder of Equity Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 2.6 Consideration. SouthTrust, on behalf of ST-FL, shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF EQUITY


         Equity hereby represents and warrants to ST-Bank, ST-FL and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) Equity is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Equity has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Equity is duly licensed or qualified to do business in Florida and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Equity. True and correct copies of the Articles or Certificate of Incorporation of Equity and the Bylaws of Equity, each as amended to the date hereof, have been delivered to SouthTrust.

                  (b) Each of Equity and its Subsidiaries (as defined below) has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Equity.

                  (c) Equity owns 100% of the issued and outstanding capital stock of the following Subsidiaries: EBMW Corporation, EBCH Corporation, EBRC Corporation, EBSW Corporation, EBJR Corporation, EBJH Corporation, EBRI Corporation, EBSJ Corporation, EBVO Corporation, EBCB Corporation, EBCD Corporation, EBCM Corporation, EBDC Corporation and EBLC Corporation each of which is a Florida corporation. Pursuant to joint venture agreements, copies of which were provided to SouthTrust, through its Subsidiary EBRC Corporation, Equity has a 35% profit participation in a joint venture, and through its Subsidiary EBSW Corporation, Equity has a 40% profit participation in a joint venture. For purposes of this Agreement, a "Subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                  (d) The minute books of Equity and its Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

         Section 3.2 Capitalization. The authorized capital stock of Equity consists of 1,000,000 shares of common stock, par value $3.00 (hereinbefore and hereinafter referred to as "Equity Shares"), 467,155 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of Equity). All of the issued and outstanding Equity Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. Except as reflected on Disclosure Schedule 2.2 hereto, as of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Equity, or any securities or rights convertible into or exchangeable for shares of capital stock of Equity. Except as may be limited or required by applicable laws relating to Florida state member banks, all of the issued and outstanding capital stock of Equity's Subsidiaries are owned by Equity and are so owned free and clear of all liens and encumbrances and adverse claims thereto.

         Section 3.3 Financial Statements; Filings. (a) Equity has previously delivered to SouthTrust copies of the consolidated financial statements of Equity as of and for the years ended 1993, 1994 and 1995 and the interim unaudited consolidated financial statements of Equity as of and for the periods ended March 30 and June 30, 1996 and Equity shall deliver to SouthTrust, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter (or other reporting period) or year of Equity, the consolidated financial statements of Equity as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Equity").

                  (b) Equity has previously delivered to SouthTrust copies of the Call Reports of Equity as of and for the years ended 1993, 1994 and 1995 and the Call Reports of Equity as of and for the periods ended March 30 and June 30, 1996, and Equity shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of Equity, the Call Reports of Equity as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of Equity").

                  (c) Each of the Financial Statements of Equity and each of the Call Reports of Equity (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Equity, and its Subsidiaries have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements consistent with past practices and reflect only actual transactions. Each of the Financial Statements of Equity and each of the Call Reports of Equity (including the related notes, where applicable) fairly present or will fairly present in all material respects the financial position of Equity on a consolidated basis as of the respective dates thereof and fairly present or will fairly present in all material respects the results of operations of Equity on a consolidated basis for the respective periods therein set forth.

                  (d) To the extent not prohibited by law, Equity has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by Equity, with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Except as reflected on Disclosure Schedule 3.3(e) hereto, since December 31, 1995, neither Equity nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Equity on a consolidated basis except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Equity or the Call Reports of Equity, or reflected in the notes thereto, (ii) which were incurred after December 31, 1995, in the ordinary course of business consistent with past practices, or (iii) which are contemplated by this Agreement or incurred with the written consent of SouthTrust.

         Section 3.4 Loan Portfolio. Except as set forth in Disclosure Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of Equity and the Call Reports of Equity as of and for the year ended December 31, 1995 and the period ended June 30, 1996 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, except (A) that enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;
(ii) the allowances for possible loan losses shown on the Financial Statements of Equity and the Call Reports of Equity as of and for the year ended December 31, 1995 and the period ended June 30, 1996 were, and the allowance for possible loan losses to be shown on the Financial Statements of Equity and the Call Reports of Equity as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Equity and other extensions of credit (including letters of credit or commitments to make loans or extend credit); and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in
Section 3.3(c).


         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither Equity nor any of its Subsidiaries is a party as of the date of this Agreement to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the knowledge of Equity or its Subsidiaries, is in default of any other material provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful", "loss" or any comparable classification; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Equity or any ten percent (10%) shareholder of Equity, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Equity including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of Equity.

         Section 3.6 Authority; No Violation. (a) Equity has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Equity and to the receipt of the Consents of the Regulatory Authorities and the other Consents referred to in Section 3.7 hereof, to consummate the transactions contemplated hereby. The Board of Directors of Equity has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to Equity' shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Equity are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Equity and delivered by Equity, will constitute a valid and binding obligation of Equity, and will be enforceable against Equity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  (b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by Equity nor the consummation by Equity of the transactions contemplated hereby, nor compliance by Equity with any of the terms or provisions hereof, will, assuming all Consents are obtained,
(i) violate any provision of the Articles of Incorporation or Bylaws of Equity
(ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, to Equity's knowledge, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable and material to Equity or any of its Subsidiaries or any of its properties or assets, or (iii) to Equity's knowledge, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or



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other encumbrance upon any of the respective properties or assets of Equity or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Equity or any of its Subsidiaries is a party, or by which Equity or any of its Subsidiaries or any of its properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the vote of the shareholders of Equity in connection with any proxy statement of Equity relating to the meeting of the shareholders of Equity at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consent of the OCC; (iii) approval of this Agreement by the shareholders of ST-Bank and Equity; (iv) filing of this Agreement and certified resolutions with the OCC; and (v) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Equity of this Agreement, and the consummation by Equity of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. None of Equity or any of its Subsidiaries nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Equity is a party to a letter agreement with Allen C. Ewing & Co., dated June 29, 1995, as amended on April 22, 1996, June 28, 1996, and September 27, 1996, a copy of which has been furnished to SouthTrust. Each party to this Agreement shall bear its own expenses with respect to this Agreement and the consummation of the Merger, irrespective of whether the Merger is closed.

         Section 3.9 Absence of Certain Changes or Events. Except as occasioned by this Agreement or with the consent of SouthTrust, since June 30, 1996, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Equity Shares or (ii) any change or any event involving a prospective change in the Condition of Equity on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of Equity on a consolidated basis or on Equity or any of its Subsidiaries generally, including, without limitation any change in the administration or supervisory standing or rating of Equity or any of its Subsidiaries with any Regulatory Authority, and to Equity's knowledge no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure
Schedule 3.10, neither Equity nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Equity or any of its Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Equity or any of its Subsidiaries challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Equity and its Subsidiaries as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Equity or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Equity or any of its Subsidiaries which has a material adverse effect on the Condition of Equity on a consolidated basis; to the knowledge of Equity and its Subsidiaries there is no default by Equity or any of its Subsidiaries under any material contract or agreement to which Equity or any of its Subsidiaries is a party; and none of Equity or its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Equity or any of its Subsidiaries and neither Equity nor any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. (a) Equity has previously delivered or made available to SouthTrust copies of the federal income tax returns of Equity and, if consolidated returns do not exist for all periods, of Equity and each of its Subsidiaries, for the years 1991, 1992, 1993 and 1994 and all schedules and exhibits thereto, and, will provide SouthTrust with a copy of its federal income tax return for the year 1995 and 1996, with all schedules and exhibits thereto, when such returns are filed, and, such returns have not been subjected to an audit by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, to the best knowledge of Equity and its Subsidiaries Equity and its Subsidiaries have duly filed in correct form all material federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Equity and its Subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Equity or any of its Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Equity and its



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Subsidiaries), other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Equity and the Call Reports of Equity are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. Neither Equity nor any of its Subsidiaries is responsible for the taxes of any other person other than Equity, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                  (b) (i) Proper and accurate amounts have been withheld by Equity and its Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Equity and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Equity in the Financial Statements of Equity.

         Section 3.12 Employee Benefit Plans. (a) None of Equity or any of its Subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).


                  (b) None of Equity or any of its Subsidiaries (or any pension plan maintained by it) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                  (c) None of Equity or any of its Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                  (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Equity and its Subsidiaries comply in both form and operation, in all material respects, with ERISA and the Code that are applicable, or intended to be applicable, to such "employee benefit plans." Neither Equity nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of Equity or the Call Reports of Equity.

                  (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Equity or any of its Subsidiaries (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of Equity or any of its Subsidiaries; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                  (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                  (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Equity or any of its Subsidiaries under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.



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         Section 3.13 Title and Related Matters. (a) Except as set forth in
Disclosure Schedule 3.13(a) and except with respect to "other real estate owned", Equity and its Subsidiaries have good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of Equity, or the Call Reports of Equity or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Equity and the Call Reports of Equity or incurred in the ordinary course of business after December 31, 1995, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Equity on a consolidated basis.

                  (b) All agreements pursuant to which Equity or any of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance on the part of Equity or any of its Subsidiaries, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Equity on a consolidated basis.

                  (c) Other than "other real estate owned", (i) all of the buildings, structures and fixtures owned, leased or subleased by Equity and its Subsidiaries, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Equity and its Subsidiaries, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Equity or any of its Subsidiaries or in which Equity or any of its Subsidiaries have any ownership or leasehold interest; provided that "other real estate owned" or otherwise held in the loan portfolio of Equity or any of its Subsidiaries is only reasonably identified on Disclosure Schedule 3.14(a).

                  (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which Equity or any of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Equity or any of its Subsidiaries. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and, to the knowledge of Equity and its Subsidiaries, no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Equity or any of its Subsidiaries, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Equity on a consolidated basis. Except as set forth in Disclosure Schedule 3.14(b), Equity and its Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect, except (A) that enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditor's rights generally, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. Equity and its Subsidiaries have the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Equity and its Subsidiaries and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                  (c) None of Equity or any of its Subsidiaries have violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have



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a material adverse effect on the Condition of Equity on a consolidated basis.

                  (d) As to each parcel of real property owned or used by Equity or any of its Subsidiaries, none of Equity or any of its Subsidiaries have received notice of any pending or threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15 Environmental Matters.

                  (a) Each of Equity, its Subsidiaries, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been to Equity's knowledge, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of Equity on a consolidated basis.

                  (b) None of Equity nor any of its Subsidiaries has received notice of any litigation pending or threatened before any court, governmental agency or board or other forum in which Equity, its Subsidiaries, or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release of an amount of a reportable quantity or more into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned or leased or operated by Equity, any of its Subsidiaries, or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of Equity on a consolidated basis.

                  (c) None of Equity or any of its Subsidiaries has received notice of any litigation pending or threatened before any court, governmental agency or board or other forum in which any Loan Property (or Equity or any of its Subsidiaries in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law (as defined below) or (ii) relating to the release of an amount of a reportable quantity or more into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a material adverse effect on the Condition of Equity on a consolidated basis.

                  (d) To the knowledge of Equity and its Subsidiaries, there is no reasonable basis for any litigation of a type described in 3.15(b), of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of Equity on a consolidated basis.

                  (e) During the period of (i) ownership or operation by Equity or any of its Subsidiaries of any of their respective current properties, or
(ii) participation by Equity or any of its Subsidiaries in the management of any Participation Facility, or holding by Equity or any of its Subsidiaries of a security interest in a Loan Property, to the knowledge of Equity, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Equity on a consolidated basis.

                  (f) "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by Equity or any of its Subsidiaries, or in which Equity or any of its Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Equity or any of its Subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or



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operator of such facility, but only with respect to such facility;
"Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, none of Equity or any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                  (a) Any employment contract (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Equity or any of its Subsidiaries);

                  (b) Any labor contract or agreement with any labor union;

                  (c) Any contract covenants which limit the ability of Equity or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Equity or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                  (e) Any other contract or agreement which would be required to be disclosed in reports filed by Equity with the SEC, the FRB, or the FDIC and which has not been so disclosed.

         Section 3.17 Regulatory and Accounting Matters. None of Equity or any of its Subsidiaries have agreed to take any action or has any knowledge of any fact that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act and protests thereunder; and none of Equity or any of its Subsidiaries have agreed to take any action or has knowledge of any fact that would materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 3.18 Registration Obligations. None of Equity or any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not restricted by any applicable state anti-takeover statute.

         Section 3.20 Insurance. Equity is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Equity and its Subsidiaries, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Equity and its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Equity or any of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. No work stoppage involving Equity or any of its Subsidiaries is pending as of the date hereof or, to the knowledge of Equity and its Subsidiaries, threatened. None of Equity or any of its Subsidiaries is involved in, or, to the knowledge of Equity and its Subsidiaries, threatened with or affected by, any proceeding asserting that Equity or any of its Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of Equity on a consolidated basis. No union represents or claims to represent any employees of Equity or its Subsidiaries, and, to the knowledge of Equity and its Subsidiaries, no labor union is attempting to organize employees of Equity or its Subsidiaries.

         Section 3.22 Compliance with Laws. Each of Equity and its Subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of Equity on a consolidated basis. Except as disclosed in



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Disclosure Schedule 3.22, None of Equity or any of its Subsidiaries:


                  (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of Equity on a consolidated basis; and

                  (b) has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Equity or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a material adverse effect on the Condition of Equity on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a material adverse effect on the Condition of Equity on a consolidated basis, (iii) requiring Equity or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Equity or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Equity at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, any business directly or indirectly controlled by any such person, or $5,000 for all such contracts or commitments in the aggregate for all such individuals.

         Section 3.24 Proxy Materials. None of the information relating to Equity or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of Equity in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than the information supplied by SouthTrust concerning SouthTrust or any of its Subsidiaries) shall remain with Equity and its Subsidiaries.

         Section 3.25 Deposit Insurance. The deposit accounts of Equity are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Equity has paid all regular premiums and special assessments and filed all reports required under the Act.


         Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Equity contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                          SOUTHTRUST, ST-FL AND ST-BANK


         SouthTrust, ST-FL and ST-Bank hereby jointly and severally represent and warrant to Equity as follows as of the date hereof and as of all times up to and including on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been delivered to Equity.

                  (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                  (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of SouthTrust.

         Section 4.2 Organization and Related Matters of ST-FL. (a) ST-FL is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-FL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-FL is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by ST-FL, or the character or location of the properties and assets owned or leased by ST-FL makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of ST-FL on a consolidated basis. ST-FL is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of ST-FL and the Bylaws of ST-FL, each as amended to the date hereof, have been delivered to Equity.

                  (b) ST-FL has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of ST-FL on a consolidated basis.

         Section 4.3 Organization and Related Matters of ST-Bank. (a) ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. ST-Bank has, or will have, as of the Effective Time of the Merger, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Bank is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Bank, or the character or location or the properties and assets owned or leased by ST-Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Association and Bylaws of ST-Bank, as each may be amended to the date hereof, have been delivered Equity.

                  (b) ST-Bank, as of the Effective Time of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.4 Capitalization. As of June 30, 1996, the authorized capital stock of SouthTrust consisted of 300,000,000 shares of common stock, par value $2.50 per share, 95,938,440 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A. a copy of which, as amended to date, has been delivered to Equity) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.5 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust, ST-FL and ST-Bank, and by the Shareholders of ST-FL and ST-Bank, and no other corporate or shareholder proceedings on the part of SouthTrust, ST-FL or ST-Bank are or will be necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. The shareholders of SouthTrust are not required to vote upon or approve the Merger or any matter related thereto. This Agreement is the valid and binding obligation of SouthTrust, ST-FL and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, the Articles of Incorporation or Bylaws of ST-FL or the Articles of Association or Bylaws of ST-Bank or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-FL or ST-Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST-FL or ST-Bank is a party, or by which SouthTrust, ST-FL or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-FL or ST-Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.5; and (Y) with respect to
(B) and (C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Financial Statements. (a) SouthTrust has delivered to Equity copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1994 and December 31, 1995, and as of and for the period ended June 30, 1996, and SouthTrust will make available to Equity, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                  (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of

SouthTrust for the respective periods therein set forth.

                  (c) Since June 30, 1996, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after June 30, 1996 in the ordinary course of business consistent with past practices. Since June 30, 1996, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

                  (d) SouthTrust has made available to Equity or its representatives all periodic and other reports required to be filed by SouthTrust with the SEC during 1995 and through the date of this Agreement, other than registration statements on Forms S-3, S-4 and S-8. Such reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such reports or necessary in order to make the statements in such reports, in light of the circumstances under which they were made, not misleading.


         Section 4.7 Absence of Certain Changes or Events. Since June 30, 1996, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

         Section 4.8 Legal Proceedings, Etc. Except as set forth on Disclosure
Schedule 4.8 hereto, neither SouthTrust nor any of its affiliates is a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to
Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.9 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.10 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Bank and Equity; (iii) issuance of a Certificate of Merger by the OCC; and (iv) as disclosed in Disclosure Schedule 4.10, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Bank or, to the knowledge of SouthTrust, by Equity of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.11 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a)(1)(C) of the Code, (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement, or (iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 4.12 Proxy Materials. None of the information relating solely to SouthTrust or any of its Subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Equity in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Equity to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

         Section 4.13 No Broker's or Finder's Fees. Neither SouthTrust, ST-FL nor ST-Bank or any of their Subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust, ST-FL or ST-Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

         Section 5.1 Conduct of the Business of Equity. (a) During the period from the date of this Agreement to the Effective Time of the Merger, Equity shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Equity or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                  (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation or as contemplated by this Agreement, or as disclosed in Disclosure Schedule 5.1(b) hereto, Equity shall not and it shall not permit any of its Subsidiaries, without the prior written consent of SouthTrust, which will not be unreasonably withheld or delayed, to:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Equity or any of its Subsidiaries;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of Equity, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Equity, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Equity, provided, however, that those Equity Options that have previously been granted may be exercised by the holder's thereof to the extent then exercisable in accordance with the terms of such option grants;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on June 30, 1996 and disclosed in a Disclosure Schedule delivered pursuant to
                  Article III of this Agreement or in the annexed Disclosure
                  Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) except as provided herein to the contrary or as reflected in Disclosure Schedule 5.1(b)(v), sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, except as reflected in Disclosure Schedule 5.1(b)(vi) will not exceed an aggregate of $65,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Equity that involves an aggregate of $25,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing Subsidiaries of Equity which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, or (C) acquisitions of control by Equity in a fiduciary capacity.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Equity will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of Equity. Equity will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of Equity or any of its Subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Equity or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving Equity or any of its Subsidiaries, and will keep SouthTrust fully informed of such events. Equity will furnish to SouthTrust, promptly after the preparation and/or receipt by Equity thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Equity and the Call Reports of Equity.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, Equity and its Subsidiaries shall permit SouthTrust or its agents full access, during normal business hours, to the properties of Equity and its Subsidiaries, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Equity or any of its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and Equity and its Subsidiaries shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of Equity's accountants. Equity and its Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Equity and its Subsidiaries shall cooperate, to the extent it does not incur undue cost, with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Equity and its Subsidiaries.

                  (b) All information furnished by the parties hereto pursuant to this Agreement or pursuant to the parties' Confidentiality Agreement dated August 1, 1996 (which shall survive the execution and any termination of this Agreement) shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice of any such required disclosure. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of Shareholders. Equity will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Subject to their fiduciary duties as advised in writing by counsel, the Board of Directors of Equity will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Equity will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. SouthTrust covenants to obtain all shareholder and similar consents required with respect to ST-FL and ST-Bank prior to the Effective Time of the Merger.

         Section 5.5 No Other Bids. Equity, acting through any director or officer or other agent shall not now, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Equity or any of its Subsidiaries, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Equity. Except to the extent necessary to comply with the fiduciary duties of the Board of Directors of Equity and as advised by counsel neither Equity nor any director, officer or other agent of Equity or any representative thereof, shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to or enter into any contract or agreement with respect to any takeover proposal, but Equity may communicate information about such a takeover proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Equity shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Equity after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Equity or any of its Subsidiaries or for the acquisition of a significant equity interest in Equity or any of its Subsidiaries or for the acquisition of a significant portion of the assets of Equity or any of its Subsidiaries.

         Section 5.6 Notice of Deadlines. Equity shall use its best efforts to notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Equity is a party, at least ten (10) days prior to such deadline.

         Section 5.7 Affiliates. At least thirty (30) days prior to the Effective Time of the Merger, Equity shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Equity, "affiliates" of Equity for purposes of the Securities Act of 1933. In addition, Equity shall use its reasonable efforts to cause each person who is an "affiliate" in the letter referred to above to deliver to SouthTrust



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not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the Equity Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder until such time as the financial results covering at least thirty
(30) days of combined operations of SouthTrust and Equity have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of Equity in exchange for the Equity Shares shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Equity have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this
Section 5.7.

         Section 5.8 Maintenance of Properties. Equity and its Subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended in all material respects, ordinary wear and tear excepted.

         Section 5.9 Environmental Audits. At the election of SouthTrust made by notice given to Equity at least 60 days before the Effective Time of the Merger, Equity will, at its own expense, with respect to each parcel of real property that Equity or any of its Subsidiaries owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.


         Section 5.10 Title Insurance. At the election of SouthTrust made by notice given to Equity at least 60 days before the Effective Time of the Merger, Equity will, at its own expense, with respect to each material parcel of real property that Equity or any of its Subsidiaries owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

         Section 5.11 Surveys. At the election of SouthTrust made by notice given to Equity at least 60 days before the Effective Time of the Merger, with respect to each material parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, Equity, at its own expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

         Section 5.12 Compliance Matters. Prior to the Effective Time of the Merger, Equity shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by Equity or any of its Subsidiaries, including compliance with Regulations Z and CC of the FRB; provided that neither SouthTrust, ST-FL, nor ST-Bank shall be responsible for discovering or have any obligation to disclose the existence of such defects to Equity nor shall SouthTrust, ST-FL, or ST-Bank have any liability resulting from such deficiencies or attempt to cure them.

         Section 5.13 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, Equity will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

         Section 5.14 Sale of the Galen Medical Building. During the period from the date of this Agreement to the Effective Time of the Merger, Equity agrees to cause its Subsidiary, EBMW Corporation, to either (a) sell, transfer,



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convey or otherwise dispose of that piece of other real estate owned known as the Galen Medical Building for an amount at least equal to its book value as set forth on the most recent Financial Statements of Equity prepared prior to the consummation of such sale (the "Galen Book Value") or (b) enter into a contract, the terms of which are acceptable to SouthTrust, ST-FL and ST-Bank, for the sale, transfer, conveyance or disposal of the Galen Medical Building (the sale or contract for sale occurring pursuant to this Section 5.14(b) shall be known as the "Galen Sale"). Equity agrees that any such contract will provide for the consummation of the Galen Sale no later than six months after the Effective Time of the Merger. The aggregate net rental income accrued with respect to the Galen Medical Building by Equity (whether directly or through its subsidiary, EBMW Corporation) from June 30, 1996 through the first to occur of the Effective Time of the Merger or the Closing of the Galen Sale, shall be deducted from the Galen Book Value, and the Galen Book Value, as reduced by such amount of net income, shall be referred to as the "Adjusted Galen Book Value". If the Galen Sale (whether consummated before or after the Effective Time of the Merger) is for a sale price that is less than the Adjusted Galen Book Value, then the Conversion Ratio shall be appropriately reduced. In order to calculate this reduction, the difference between the sale price and the Adjusted Galen Book Value shall be divided by the price of SouthTrust Shares determined under Section 2.3 of this Agreement, and the result shall be the number of SouthTrust Shares to be deducted from the aggregate number of SouthTrust Shares to be delivered upon conversion of all Equity Shares. If the Conversion Ratio is adjusted pursuant to this Section, the adjustment shall be carried out to four (4) decimal places and then rounded.

         Section 5.15 Disposal of Impermissible Equity Investments. During the period from the date of this Agreement to the Effective Time of the Merger, Equity agrees to cause all of its Subsidiaries, including but not limited to, EBRC Corporation and EBSW Corporation, to effect the sale, transfer, conveyance or disposal, pursuant to the terms of 12 CFR ss. 362.3(c), of the impermissible equity investments currently held by them, such sale, transfer, conveyance or disposal to take place prior to the Effective Time of the Merger.

         Section 5.16 Options. At the Effective Time of the Merger, all outstanding options to purchase Equity Shares shall be converted into options to purchase SouthTrust Shares as provided in Section 2.2 hereof.

         Section 5.17 Conforming Accounting and Reserve Policies. At the request of SouthTrust, Equity shall immediately prior to Closing establish and take such reserves and accruals as SouthTrust reasonably shall request to conform Equity's loan, accrual, reserve and other accounting policies to the policies of ST-Bank, provided however, such requested conforming adjustment shall not be taken into account as having a material adverse effect on the Condition of Equity on a consolidated basis.


                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Promptly following the execution and delivery of this Agreement, SouthTrust and Equity shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Equity. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government



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agency in connection with the transactions contemplated by this Agreement.

                  (b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of Equity or any of its Subsidiaries or obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                  (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Equity as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, and except as otherwise provided in Section 6.3(c) below, SouthTrust agrees that the officers and employees of Equity who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                      (i) with respect to SouthTrust's group medical
                  insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Equity's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                      (ii) except as otherwise provided in Section 6.3(c)
                  below, credit for each such employee's past service with Equity or any of its Subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                    (1) determining vacation and sick leave
                           benefits and accruals, in accordance with the established policies of SouthTrust;

                                    (2) establishing eligibility for
                           participation in and vesting under SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, provided, however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility in the 1990 Discounted Stock Plan of SouthTrust.

                  (c) The parties further agree that the Equity 401(k) Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "STPS Plan") effective as of January 1 of the year following the Effective Term of the Merger or, if so elected by SouthTrust, terminated as of a date prior to, on or after the Effective Time of the Merger and prior to such January 1. The determination as to whether the Equity 401(k) Plan shall be terminated or merged into the STPS Plan shall be made by SouthTrust. From and after the January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under the STPS Plan employment by Equity shall be credited as if it were employment by SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the STPS Plan.

         Section 6.4 Indemnification; Insurance. (a) SouthTrust shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Equity (each, an "Indemnified Party") after the Effective Time of the Merger against all losses, expenses (including reasonable attorney's fees), claims, damages or liabilities (collectively, "Costs") arising out of or incurred in connection with (A) actions or omissions occurring on or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated



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by this Agreement) to the full extent then permitted under, and in accordance with the terms and conditions of, the Florida Business Corporation Act and by the Articles of Incorporation and Bylaws of Equity as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit, and (B) any untrue or misleading statement (or alleged untrue or misleading statement) of a material fact contained in the Registration Statement, Proxy Statement or any regulatory filing prepared in connection with the Merger, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not untrue or misleading; provided, however, that SouthTrust shall not be liable to the extent that any Costs arise out of or are based on any untrue or misleading statement or omission, or alleged untrue or misleading statement or omission, made in the Proxy Statement in reliance upon and in conformity with information furnished by or on behalf of Equity. An Indemnified Party must give SouthTrust notice of a claim for which indemnity will be sought prior to the third anniversary of the Effective Term of the Merger.

                  (b) Equity agrees to indemnify, defend and hold harmless SouthTrust and its Subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact supplied by Equity and contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

                  (c) If the Surviving Corporation or SouthTrust or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, SouthTrust shall cause the Surviving Corporation to cause or SouthTrust shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation or of SouthTrust shall assume the obligations set forth in this Section 6.4.

                  (d) Any party indemnified pursuant to this Agreement is referred to herein as an "Indemnified Party," and the party obligated to provide the Indemnified Party with indemnification is referred to as an "Indemnifying Party." Any Indemnified Party wishing to claim indemnification under this section shall promptly notify the Indemnifying Party of the event giving rise to an Indemnification right hereunder, but the failure to notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party, except to the extent that the same materially prejudices the Indemnifying Party. In the event of any legal action (whether arising before or after the Effective Time of the Merger) in connection with which there is an Indemnification right hereunder, (A) the Indemnifying Party shall have the right to assume the defense thereof through counsel reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense, or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Party would present such counsel with a conflict of interest), (B) the Indemnified Party will cooperate in the defense of any such matter, and (C) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (such consent not to be unreasonably withheld or delayed).

                  (e) SouthTrust shall use its reasonable efforts (and Equity shall cooperate prior to the Effective Time of the Merger in these efforts) to maintain in effect for a period of three years after the Effective Time of the Merger Equity's existing directors' and officers' liability insurance policy (provided that SouthTrust may substitute therefor (i) policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Equity given at or prior to the Effective Time of the Merger, any other policy) with respect to claims arising from facts or events which occurred at or prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided that SouthTrust shall not be obligated to make premium payments for such three-year period in respect of such policy (or coverage replacement of such policy) which exceed, for the portion related to Equity's directors and officers, 150% of the annual premium payments on Equity's current policy in effect as of the date of this Agreement.

                  (f) The provisions of this Section 6.4 are intended to benefit, and shall be fully enforceable directly by, each Indemnified Party, and SouthTrust shall, and shall cause the Surviving Corporation to, enter into indemnification agreements with the Indemnified Parties that reflect the terms of this Section 6.4.

         Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with Equity and to report with respect to the general status and the ongoing operations of SouthTrust. Upon request by Equity, SouthTrust shall deliver to Equity copies of its periodic and other public reports and filings, including filings with regulatory authorities concerning the Merger.

         Section 6.6 Registration Statement. As soon as practicable after the execution of this Agreement, SouthTrust shall file a Registration Statement on Form S-4 relating to the SouthTrust Shares issuable in the Merger with the SEC and any required state securities authority. SouthTrust shall take all appropriate steps and will use its best efforts to cause such Registration Statement to become effective with the SEC and any such state securities authority prior to the Effective Time of the Merger, which Registration Statement shall permit all the shareholders of Equity who receive SouthTrust Shares in the Merger to receive unlegended, freely transferable securities; provided, however, that certain of such shares shall be subject to restrictions on their transfer by certain former shareholders of Equity as set forth in
Section 5.7 hereof. Further, SouthTrust shall cause the SouthTrust Shares issuable in the Merger to be listed on NASDAQ and any other market or exchange on which SouthTrust Shares are traded at and subsequent to the Effective Time of the Merger, so that the same shall be eligible for sale through the facilities of NASDAQ and any other such market or exchange. Equity will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable federal securities laws and state blue sky securities laws, as appropriate.

         Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-FL, shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

         Section 6.8 Shareholder Approval. ST-FL shall procure the affirmative vote of its sole shareholder approving the adoption of this Agreement and approving the Merger in accordance with applicable laws.

         Section 6.9 Board of Director Approval. The Boards of Directors of SouthTrust, ST-FL and ST-Bank have duly and validly authorized by all necessary corporate action, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for under this Agreement.

         Section 6.10 Execution of Stock Option Agreement. Concurrently with the execution of this Agreement and as a condition thereto, Equity and SouthTrust shall execute and deliver a Stock Option Agreement in substantially the form attached hereto as Exhibit 6.10.


                                   ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING

         The obligations of SouthTrust, ST-FL and ST-Bank, on the one hand, and Equity, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:



                                      A-26
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         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Equity and the sole shareholder of ST-Bank.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of the Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or Equity, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or Equity, as the case may be.

         Section 7.4 Proxy Statement, Registration Statement, and Listing. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC or any other regulatory authority. SouthTrust shall have received all federal and state securities laws, or "Blue Sky" permits or other authorizations or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement. The SouthTrust Shares issuable pursuant to the Merger shall have been approved for listing on NASDAQ subject only to official notice of issuance.


                                  ARTICLE VIII

         CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-FL AND ST-BANK


         The obligations of SouthTrust, ST-FL and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of Equity set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. Equity shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. Equity shall have delivered to SouthTrust, ST-FL and ST-Bank a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Equity under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of Equity or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Stroock & Stroock & Lavan or other counsel to Equity acceptable to SouthTrust as to the matters set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. Equity shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to



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permit the succession by the Surviving Corporation to any obligation, right or interest of Equity under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement. The parties hereto agree that the consent required under the lease agreement identified in Disclosure Schedule 3.7 is not "material" for purposes of this Section 8.6.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its Subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Equity or any other banking or other Subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Equity or any banking or other Subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. All employment agreements, whether written or oral, between Equity and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger, and at the election of SouthTrust, replacement employment agreements, which are satisfactory to SouthTrust and such employees, between each of such executives or employees and SouthTrust or the Surviving Corporation shall have been executed and delivered.

         Section 8.9 Acknowledgment of Option Conversion. Each Equity Option shall be canceled and terminated as of the Effective Time of the Merger and each holder of an Equity Option outstanding immediately prior to the Effective Time of the Merger shall have executed and delivered to SouthTrust such documents as SouthTrust, with the advice of counsel, may deem necessary to effectuate the cancellation and termination of such Equity Options and the release of any rights under the Equity Options and the Equity Stock Option Plans.

         Section 8.10 Outstanding Shares of Equity. The total number of Equity Shares outstanding as of the Effective Time of the Merger and the total number of Equity Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Equity Shares that are outstanding and fully exercisable as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Equity Shares, shall not exceed 478,286 shares in the aggregate.

         Section 8.11 Dissenters. The holders of not more than ten percent (10%) of the outstanding Equity Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

         Section 8.12 Certification of Claims. Equity shall have delivered a certificate to SouthTrust that Equity is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Equity.

         Section 8.13 Disposal of Properties. Equity shall have sold or arranged for the sale of the Galen Medical Building in accordance with the provisions of
Section 5.14 herein, and shall have completed the disposal of the impermissible investments in EBRC Corporation and EBSW Corporation in accordance with the provisions of Section 5.15 herein. Equity shall have delivered a certificate to SouthTrust that both of these conditions have been satisfied.

         Section 8.14 Certification of Loan Commitments. Equity shall have delivered a certificate to SouthTrust setting forth and describing the commitments or arrangements to extend credit to any person or entity, whether written or oral, made within 45 days prior to the Effective Time of the Merger, which remain unfunded as of the Effective Time of the Merger.

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                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF EQUITY


         The obligation of Equity to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust, ST-FL and ST-Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

         Section 9.2 Performance of Obligations. SouthTrust, ST-FL and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust, ST-FL and ST-Bank shall have delivered to Equity a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust, ST-FL and ST-Bank under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by Equity that any fact, event or condition exists or has occurred that, in the judgment of Equity, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust, ST-FL and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Equity, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. Equity shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Merger as to the matters set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 9.8 Price Condition. The Weighted Average Sales Price of the SouthTrust Shares shall be not less than $28.50 per share. "Weighted Average Sales Price" means the quotient of (a) the sum of the Daily Price Factors determined for the twenty (20) consecutive trading days immediately preceding the Effective Time of the Merger, divided by (b) the number of SouthTrust Shares traded during the twenty (20) consecutive trading days immediately preceding the Effective Time of the Merger. "Daily Price Factor" means the product of (i) the number of SouthTrust Shares traded on a trading day, multiplied by (ii) the price of SouthTrust Shares, determined as provided in Section 2.3 hereof, on such trading day.

         Section 9.9 Tax Opinion. Equity shall have received an opinion of Bradley, Arant, Rose & White on or before the date on which the Proxy Statement of Equity is to be mailed to holders of Equity Shares, to the effect, among others, that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Equity to the extent that they receive SouthTrust Shares in exchange for their Equity Shares in the Merger.

         Section 9.10 Fairness Opinion. Equity shall have obtained an opinion, dated within 10 days prior to the date of the Proxy Statement, from a firm selected by it that the terms of the Merger are fair to Equity shareholders from a financial point of view (the "Equity Fairness Opinion").

         Section 9.11 Severance Agreements. The Surviving Corporation shall have entered into and delivered those certain Severance Agreements with Messrs. Brier and Caughlin substantially in the form of Exhibit 9.11 hereto.

                                    ARTICLE X

                        TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:


                  (a) by the mutual consent in writing of SouthTrust, ST-FL, ST-Bank and Equity; or

                  (b) by SouthTrust, ST-FL, ST-Bank or Equity if the Merger shall not have occurred on or prior to June 30, 1997, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                  (c) by SouthTrust or Equity (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled;

                  (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust,
(A) is materially at variance with any warranty or representation of Equity set forth in the Agreement or is a material breach of any covenant or agreement of Equity contained in the Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of Equity on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement;

                  (e) by Equity if (i) Equity shall have determined that any fact, event or condition exists that, in the judgment of Equity, (A) is materially at variance with any warranty or representation of SouthTrust, ST-FL or ST-Bank contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-FL or ST-Bank contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Agreement,
(ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or (iii) Equity shall have determined that any fact, event or condition exists that, in the judgment of Equity, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party (except for any liability of any party then in breach), and have no effect, except as otherwise provided herein.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-FL, ST-Bank and Equity.

         Section 10.4 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust, ST-FL and ST-Bank, on the one hand, and Equity, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.


         Section 10.5 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-FL, ST-Bank or Equity shall survive the Merger; provided, however, that (a) Sections 5.3(b), 6.3(b), 6.4 and 6.6 of this Agreement shall survive the Merger, and (b) any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-FL, ST-Bank, Equity (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished;
and provided further, that no representation or warranty of SouthTrust, ST-FL, ST-Bank, or Equity contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-FL or ST-Bank, on the one hand, and Equity, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-FL, ST-Bank, Equity and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.


                                   ARTICLE XI

                                  MISCELLANEOUS


         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-FL, ST-Bank and Equity with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to Equity:

                              Equity Bank
                              5030 Linton Boulevard
                              Delray Beach, Florida 33484
                              Attention:  Charles E. Brier
                              Fax (561) 496-1336

                  with a copy to:

                              Stroock & Stroock & Lavan
                              3300 First Union Financial Center
                              200 South Biscayne Boulevard
                              Miami, Florida  33131-2385
                              Attention:  Michael Basile

                              Fax (305) 789-9302

                  If to ST-Bank, ST-FL or SouthTrust, then to:

                              SouthTrust Corporation
                              420 North 20th Street
                              Birmingham, Alabama 35203
                              Attention:    Mr. Frederick W. Murray, Jr.
                              Fax (205) 254-5022

                  with a copy to:

                              Bradley, Arant, Rose & White
                              1400 Park Place Tower
                              2001 Park Place
                              Birmingham, Alabama 35203
                              Attention:    C. Larimore Whitaker, Esq.
                              Fax (205) 252-0264

                  All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. Expenses incurred by Equity on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida without respect to its conflicts of laws principles.

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. Any matter disclosed in any of the Schedules to the Agreement shall be deemed incorporated by reference into each other Schedule thereto and disclosed in each such Schedule.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant,condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements. Unless expressly provided otherwise in this Agreement, references to a party's "judgment" mean that party's reasonable judgment, and references to the "approval" or "consent" of a party mean that party's approval or consent which shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]
                                                          EQUITY BANK


                                By: /s/ Charles E. Brier
                                    --------------------------------------------
                                                       Charles E. Brier
ATTEST                                            Its Chief Executive Officer

/s/ Marcia A. Wood
-----------------------
          Its Secretary

[CORPORATE SEAL]


                                                  SOUTHTRUST BANK OF FLORIDA,
                                                     NATIONAL ASSOCIATION


                                By: /s/ Charles E. Hughes
                                    --------------------------------------------
ATTEST:                                           Its Chief Executive Officer

/s/ Roger G. Clarke
-----------------------
          Its Secretary

[CORPORATE SEAL]




                                                  SOUTHTRUST OF FLORIDA, INC.



                                By: /s/ Charles E. Hughes
                                    --------------------------------------------
ATTEST:                                           Its Chief Executive Officer

/s/ Roger G. Clarke
-----------------------
          Its Secretary

[CORPORATE SEAL]

                                                    SOUTHTRUST CORPORATION


                                By: /s/ Alton E. Yother
                                    --------------------------------------------
ATTEST:                                            Its Senior Vice President

/s/ A.D. Barnard
-----------------------
          Its Secretary

                         AGREEMENT AND PLAN OF MERGER OF
                           SOUTHTRUST BANK OF FLORIDA,
                            NATIONAL ASSOCIATION WITH
                                   EQUITY BANK

                                LIST OF SCHEDULES



Disclosure Schedule 2.2
Disclosure Schedule 3.3(e)
Disclosure Schedule 3.4
Disclosure Schedule 3.5
Disclosure Schedule 3.6(b)
Disclosure Schedule 3.7
Disclosure Schedule 3.10
Disclosure Schedule 3.11
Disclosure Schedule 3.12(a)
Disclosure Schedule 3.13(a)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(b)
Disclosure Schedule 3.16
Disclosure Schedule 3.20
Disclosure Schedule 3.22
Disclosure Schedule 3.23
Disclosure Schedule 4.5
Disclosure Schedule 4.8
Disclosure Schedule 4.10
Disclosure Schedule 5.1(b)

                               AMENDMENT NO. 1
                                      TO
                         AGREEMENT AND PLAN OF MERGER


        THIS AMENDMENT NO. 1 to Agreement and Plan of Merger (the "Amendment") is made this 17th day of January, 1997, by and between Equity Bank, a Florida banking corporation ("Equity") and SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank") and joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL") and SouthTrust Corporation, a Delaware corporation ("SouthTrust").

        WHEREAS, Equity, ST-Bank, ST-FL and SouthTrust wish to amend that certain Agreement and Plan of Merger dated October 25, 1996, by and between Equity and ST-Bank joined into by ST-FL and SouthTrust (the "Merger Agreement") as set forth herein;

        NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Amendment to Section 2.2. The Merger Agreement is hereby amended by deleting subsections (a), (b) and (c) of Section 2.2 therein in their entirety and inserting in their place and stead the following:

        (a) As of the Effective Time of the Merger, all rights with respect to the Equity Shares issuable pursuant to the exercise of stock options (the "Equity Options") granted by Equity pursuant to stock option plans or employment agreements of Equity (the "Equity Stock Option Plans"), and held by each participant thereunder, which Equity Options are listed and described in Disclosure Schedule 2.2 hereof and which are outstanding at the Effective Time of the Merger, whether or not each such Equity Options are then exercisable, shall, subject to this section, be converted into and become rights with respect to SouthTrust Shares, and shall be assumed by ST-FL in accordance with all of the terms and conditions of the particular Equity Stock Option Plan under which such Equity Options were issued and the stock option agreement by which such Equity Options are evidenced, including the terms of such Equity Stock Option Plans which provide for automatic acceleration of the vesting and exercise of such Equity Options upon a merger or consolidation of Equity, expect that from and after the Effective Time of the Merger, Equity Options shall be exercisable to acquire SouthTrust Shares in lieu of Equity Shares, as set forth in this Section. From and after the Effective Time of the Merger, (i) each Equity Option assumed by ST-FL hereunder may be exercised solely to purchase SouthTrust Shares, which SouthTrust Shares, prior to the exercise of each Equity Option, either shall be transferred to ST-FL by SouthTrust or ST-FL shall purchase such SouthTrust Shares from SouthTrust in exchange for a purchase price in cash or its equivalent equal to the last sale price of the SouthTrust Shares, as reported by NASDAQ (as hereinafter defined) as of the last trading day prior to the transfer of the SouthTrust Shares to ST-FL or, at ST-FL's election, the last trading day prior to the exercise of each such Equity Option, (ii) the number of SouthTrust Shares subject to such Equity Option shall be equal to the number of Equity Shares subject to such Equity Option immediately prior to the Effective Time of the Merger multiplied by the Conversion Ratio and (iii) the per share exercise price under each such Equity Option shall be adjusted by dividing the per share exercise price under each such Equity Option by the Conversion Ratio and rounding down to the nearest cent. The exercise price of an Equity Option shall not be affected by any purchase price paid by ST-FL to SouthTrust for the SouthTrust Shares issuable upon exercise of the Equity Option.

(b) At all times after the Effective Time of the Merger, SouthTrust, in accordance with Section 2.2(a)(i) above, shall make available to ST-FL, and SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary to permit the full exercise of all of the Equity Options in the manner contemplated by this Agreement. At or prior to, or (at the election of SouthTrust) promptly after, the Effective Time of the Merger, SouthTrust shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the SouthTrust Shares subject to the Equity Options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Equity Options remain outstanding. SouthTrust shall make any filings required under any applicable state securities laws to qualify the SouthTrust Shares subject to such Equity Options for resale thereunder, and cause such SouthTrust Shares to be listed on NASDAQ (as hereinafter defined) or such other market or exchange on which SouthTrust Shares may be principally trading.

(c) The number of SouthTrust Shares subject to the Equity Options to be assumed by ST-FL hereunder and the exercise price thereof shall, from and after the Effective Time of the Merger, be subject to appropriate adjustment in the event of the occurrence of any transaction described in the last sentence of
Section 2.1(b) hereof if the record date with respect to such transaction is on or after the Effective Time of the Merger.

2. Subsections (d), (e), and (f) of Section 2.2 shall remain in full force and effect as set forth in the Merger Agreement.

3. Capitalized terms not defined herein shall have the meanings assigned to them in the Merger Agreement.

4. Except as expressly amended herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Amendment to be dated as of the day and year first above written.

[CORPORATE SEAL]

                                                        EQUITY BANK

                                              By:  /s/ Charles E. Brier
                                                 ----------------------------
                                              Its: President and CEO
                                                  ---------------------------

ATTEST:

By:  /s/ Marcia A. Wood
   -------------------------
Its: Secretary
    ------------------------

[CORPORATE SEAL]
       *                                 SOUTHTRUST BANK OF FLORIDA,
                                         NATIONAL ASSOCIATION


                                         By: /s/ CHARLES E. HUGHES
                                            ----------------------------------
                                                  Charles E. Hughes
                                                Its President and CEO

ATTEST:

By: /s/ Mary E. Zueare
   ---------------------------
        Mary E. Zueare
         Its Assistant Secretary

[CORPORATE SEAL]
                                                SOUTHTRUST OF FLORIDA, INC.

                                          By: /s/ ALTON E. YOTHER
                                             ----------------------------------
                                                     Alton E. Yother
                                                   Its Vice President

ATTEST:


By: /s/ AUBREY D. BARNARD
   ---------------------------
      Its Assistant Secretary

[CORPORATE SEAL]
                                                SOUTHTRUST CORPORATION


                                          By: /s/ ALTON E. YOTHER
                                             ----------------------------------
                                                      Alton E. Yother
                                                 Its Senior Vice President



ATTEST:


By: /s/ Aubrey D. Barnard
   ---------------------------
        Aubrey D. Barnard
         Its Secretary

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT, dated as of October 25, 1996 (the "Agreement"), is by and between Equity Bank, a Florida banking corporation ("Issuer"), and SouthTrust Corporation, a Delaware corporation ("Grantee").

         WHEREAS, Issuer and SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), have entered into an Agreement and Plan of Merger dated as of October 25, 1996 (the "Merger Agreement") and joined in by Grantee and SouthTrust of Florida, Inc., a Florida corporation and a wholly-owned subsidiary of Grantee ("ST-Sub") providing for, among other things, the merger of Issuer with and into ST-Bank, with ST-Bank as the surviving institution; and

         WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 116,059 shares (the "Option Shares") of Common Stock of Issuer, par value $3.00 per share ("Issuer Common Stock"), at a purchase price per Option Share (the "Purchase Price") equal to $28.875; provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

         3. Exercise of Option.

         (a) Provided that (i) none of Grantee, ST-Sub or ST-Bank shall be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of the Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time, but only following the occurrence of a Purchase Event (as defined below); provided that any purchase of Option Shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the

Bank Holding Company Act of 1956, as amended (the "BHCA"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein. Notwithstanding any conflicting provisions in the Merger Agreement, the Option shall terminate upon the first to occur of the following (the "Termination Date"): (i) the Effective Time of the Merger, (ii) the material breach or default of any party to the Merger Agreement other than Issuer; (iii) the termination by the Issuer of the Merger Agreement pursuant to Section 10.1(c) thereof (excluding, however, any such termination based in whole or in part on Sections 9.6, 9.9, 9.10 or 9.11); or (iv) the expiration of one year after the occurrence of any Purchase Event or Preliminary Purchase Event.

         (b) As used herein, a "Purchase Event" means any of the following events:

                  (i) Without Grantee's prior written consent, and otherwise than as contemplated by the Merger Agreement, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into a agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries (other than transactions solely between Issuer's subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, but excluding sales of loans or participations in loans substantially in accordance with Issuer's past practices or in securitization transactions, of assets of Issuer or any of its subsidiaries representing in either case 25% or more of the consolidated assets of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its significant subsidiaries; or

                  (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more (or, if such person or group is the beneficial owner of 25% or more on the date hereof, such person or group acquires an additional 10% or more) of the voting power of Issuer or any of its significant subsidiaries.

         (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                  (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); or

            (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case, after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), under Florida banking or corporate law, the BHC Act, the Bank Merger Act or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

         (e) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) subject to the next sentence, a place and date not earlier than three business days nor later than 15 business days after the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or consent of any regulatory authority is required in connection with such purchase, then, notwithstanding the prior occurrence of the Termination Date, the Closing Date shall be extended (so long as that Notice Date is prior to the Termination Date) for such period as shall be necessary to enable such prior notification or consent to occur or to be obtained (and the expiration of any mandatory waiting period). Issuer shall cooperate with Grantee in the filing of any applications or documents necessary to obtain any required consent or in connection with any required prior notification and the Closing shall occur immediately following receipt of such consent (or the filing of any such prior notification and the expiration of any mandatory waiting periods). Notwithstanding the foregoing, in no event shall any Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

         4. Payment and Delivery of Certificates.

         (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified herein.

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) above, (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever except for any arising by, through or under Grantee and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed, new Stock Option Agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter in form reasonably satisfactory to Issuer and its counsel agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement, is purchasing Option Shares based on its own independent investigation and not a reliance on any representation of Issuer not set forth herein, and confirming that Grantee has full access to all information and documents relevant to its decision to purchase the Option Shares as aforesaid, and that the purchase of Option Shares qualifies as an exempt private placement to an accredited investor as provided in applicable federal and state securities laws.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER FEDERAL LAW, INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF OCTOBER 25, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or other appropriate governmental authority or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer and, subject to the receipt of required federal and state law approvals, if any, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of the Grantee or its assignee, transferee, or designee provided that if the Option Shares are not to be issued in the name of the Grantee, Grantee shall pay all stock and transfer taxes due by reason thereof.

         (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by amendment to its Certificate or Articles of Incorporation or Bylaws or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying (if applicable) with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder and (B) in the event, under any federal law, including, without limitation, the BHCA, or under any state law, prior notice to or consent of any regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing any required application or notice and providing such information to such regulatory authority as such regulatory authority may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

         5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

         (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

         (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than those arising by, through or under Grantee, including any preemptive right of any shareholder of Issuer.

         6. Representations and Warrants of Grantee. Grantee hereby represents and warrants to Issuer that:

         (a) Due Authorization. Grantee has all requisite corporate power and authority to enter to this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

         (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act or other applicable federal law.

         7. Adjustment upon Changes in Capitalization, etc.

         (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         (b) In the event that, prior to the Termination Date, Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein, the Option, notwithstanding the fact that as of the date of consummation of such transaction the Termination Date shall have occurred, (provided that the Notice Date occurred before the Termination Date) shall be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such entity being referred to as the "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, because of the applicability of any law or regulation, have the exact terms as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of each share of Substitute Common Stock subject to the Substitute Option (the "Substitute Purchase Price") shall be equal to the Purchase Price multiplied by a fraction in which numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

         (e) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) the Issuer in a consolidation or merger or in which the Issuer is the continuing or surviving person, and (z) the transferee of all or any substantial part of the Issuer's assets (or the assets of its subsidiaries).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (z) the highest last sales price per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) within the six-month period immediately preceding the agreement described in Section 7(b) above; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that a Tender Offer or Exchange Offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable,

         Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee.


                  (iv) "Average Price" shall mean the average last sales price or closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the last sales price or closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

         (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

         (g) Issuer shall not enter into any transaction described in subsection
(b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all of the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguished from or have lesser economic value (other than any diminution resulting from the fact that the Substitute Common Stock is "restricted securities" within the meaning of Rule 144 under the Securities Act) than other shares of common stock issued by the Substitute Option Issuer).

         (h) The provisions of Section 8 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

         8. Repurchase at the Option of Grantee.

         (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending at the close of business 365 days thereafter, Issuer shall repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:


                  (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to complete or partial exercise of the Option with respect to which Grantee then has beneficial ownership;

                  (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

         (b) If Grantee exercises its rights under this Section 8, Issuer shall, within ten (10) business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the original certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or consent of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, or Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver from time to time, and as permitted by applicable law or regulation, that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying within five business days after the date on which Issuer is no longer prohibited; provided, however, that if Issuer at any time is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Grantee the Section 8 Repurchase Consideration, in full (and Issuer hereby undertakes to use its best efforts to obtain all required consents of regulatory authorities and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Grantee may, at its option, revoke its request that Issuer repurchase the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering; and (ii) deliver, to the Grantee either (A) a new Stock Option Agreement evidencing the right of Issuer to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to the Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then prohibited from repurchasing.

         Notwithstanding anything herein to the contrary, all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

         (c) For purposes of this Agreement, the "Applicable Price" means the highest of: (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) below; (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) above; or (iii) the highest last sales price per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) during the sixty (60) business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking form selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) above shall be consummated.

         9. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         10. Miscellaneous.

         (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision if such waiver is in writing. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 10(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law rules.

         (e) Descriptive Heading. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or a such other address for a party as shall be specified by like notice):

              If to Issuer to:   Equity Bank
                                    5030 Linton Boulevard
                                    Delray Beach, Florida  33484
                                    Fax:  (561) 496-1336

                                    Attention:  Charles E. Brier

              with a copy to:    Stroock & Stroock & Lavan
                                    First Union Financial Center
                                    200 S. Biscayne Blvd., 33rd Floor
                                    Miami, Florida 33131
                                    Fax:  (305) 789-9302

                                    Attention: Michael Basile, Esq.

              If to Grantee to:  SouthTrust Corporation
                                    420 North 20th Street
                                    Birmingham, Alabama  35203
                                    Fax:  (205) 254-6695

                                    Attention:  Frederick W. Murray, Jr.
                                    Executive Vice President

              with a copy to:    Bradley, Arant, Rose & White
                                    1400 Park Place Tower
                                    2001 Park Place
                                    Birmingham, Alabama  35203
                                    Fax:  (205) 521-8715

                                    Attention:  C. Larimore Whitaker, Esq.

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

             IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


ATTEST:                                          EQUITY BANK


By: /s/ Marcia A. Wood                           By: /s/ Charles E. Brier
   ---------------------------------                ----------------------------
         Marcia A. Wood                                  Charles E. Brier
         Its Secretary                                   Its President



[CORPORATE SEAL]


ATTEST:                                          SOUTHTRUST CORPORATION


By: /s/ A. D. Barnard                            By: /s/ Alton E. Yother
   ---------------------------------                ----------------------------
          A. D. Barnard                                   Alton E. Yother
          Its Secretary                                   Its Senior Vice
                                                          President


[CORPORATE SEAL]

                                                                       EXHIBIT C

                                 NATIONAL BANKS
                            CONSOLIDATION AND MERGER

Title 12 United States Code

Section 215A.  MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS.



          (b)     Dissenting shareholders

          If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

          (c)     Valuation of shares

          The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

          (d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

          If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                     EXHIBIT D


                         OPINION OF FINANCIAL ADVISOR


                              January 27, 1997


The Board of Directors
Equity Bank
5030 Linton Boulevard
Delray Beach, FL 33484

Members of the Board:

        Equity Bank ("Equity",) and SouthTrust Bank of Florida, National Association ("ST-Bank"), joined in by SouthTrust of Florida Inc. ("ST-FL") and SouthTrust Corporation have entered into a definitive Agreement and Plan of Merger dated as of October 25, 1996, as amended by Amendment No. 1 thereto dated January 17, 1997, (collectively the "Agreement") providing for Equity to be acquired by SouthTrust pursuant to the merger of Equity with and into ST-Bank (the "Merger,"). ST-Bank is a wholly-owned subsidiary of ST-FL, which is a wholly-owned subsidiary of SouthTrust. The Agreement provides, among other things, that each share of outstanding common stock, par value $3.00 per share, of Equity ("Equity Common Stock") will be converted in the Merger into the right to receive 0.88 share of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"). The Agreement also provides that, if the Weighted Average Sales Price (as defined in the Agreement) of the SouthTrust Common Stock is less than $28.50 per share as of the applicable calculation date, Equity may terminate the Agreement and abandon the Merger. Reference should be made to the Agreement for a more complete description of the terms and conditions of the Merger.

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the teens of the Merger to the shareholders of Equity.

        Allen C. Ewing & Co. is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. As part of its investment banking business, Allen C. Ewing & Co. is regularly engaged in the valuation of securities of banking and thrift companies in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes.

        Allen C. Ewing & Co. was engaged on June 29, 1995 as the financial advisor to Equity in connection with the Merger and will receive compensation from Equity upon consummation of the Merger. In the ordinary course of its business as a broker-dealer, Allen C. Ewing & Co. may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the accounts of its customers. Allen C. Ewing & Co. has no such position in the securities of Equity, ST-Bank, ST-FL, or SouthTrust as of the date of this opinion.

        In arriving at the opinion expressed in this letter, we have reviewed, analyzed, and relied upon information and material bearing upon the Merger in the financial and operating condition of Equity and SouthTrust, including, among other things, the following: (i) the Agreement; (ii) audited financial statements for Equity for the four years ended December 31, 1995; (iii) certain unaudited interim financial information for Equity for various periods during the year 1996; (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for SouthTrust for the three years ended December 31, 1995; (v)
Quarterly Reports on Form 10-Q filed by SouthTrust for the first three quarters of 1996; (vi) other financial information concerning the business and operations of Equity furnished to us by Equity for purposes of our analysis, including certain internal forecasts for Equity prepared by its senior management; (vii) information concerning the limited market for the shares of Equity Common Stock; and (viii) certain publicly available information concerning the trading of, and the trading market for, the SouthTrust Common Stock. We have also held discussions with the management of Equity

The Board of Directors
Equity Bank
Page 5
January 6, 1997

and SouthTrust concerning their respective operations, financial conditions, and prospects, as well as the results of regulatory examinations.

        We have also considered such further financial, economic, regulatory, and other factors as we have deemed relevant and appropriate under the circumstances, including among others the following: (i) certain acquisition proposals and expressions of interest received by Equity from certain other banking companies; (ii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; and (iii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking and thrift industry generally.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available, including that referred to above, and we have not attempted independently to verify such information. We have relied upon the management of Equity as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and basis therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the allowances for loan and other losses of Equity, ST-Bank, ST-FL, and SouthTrust are adequate to cover any such losses. We have not made or obtained any inspections, evaluations, or appraisals of any of the assets or liabilities of Equity, ST-Bank, ST-FL, or SouthTrust, nor have we examined any individual loan, property, or securities files.

        Based upon and subject to the foregoing, we are of the opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of Equity. This opinion is necessarily based upon conditions as they exist and can be evaluated on the date of this letter and the information made available to us through such date.


                                Very truly yours,

                                ALLEN C. EWING & CO.



                                By: /s/ CHARLES E. HARRIS
                                   -----------------------------------
                                Charles E. Harris
                                President and Chief Executive
                                Officer

                                   EQUITY BANK
                              5030 LINTON BOULEVARD
                           DELRAY BEACH, FLORIDA 33484


        PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS -- FEBRUARY 27, 1997

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF EQUITY BANK)

                  The undersigned shareholder of Equity Bank ("Equity") hereby appoints Charles E. Brier and Marcia A. Wood, and each of them, with full power of substitution, as proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of the Shareholders of Equity to be held in Pompano Beach, Florida, on February 27, 1997, at 8:00 a.m., local time, or at any adjournment thereof:

                  (1) PROPOSAL TO MERGE EQUITY INTO SOUTHTRUST BANK OF FLORIDA, NATIONAL ASSOCIATION


                  FOR [ ]           AGAINST [ ]               ABSTAIN [ ]

                  With respect to the approval of that certain Agreement and Plan of Merger (the "Merger Agreement"), between Equity and SouthTrust Bank of Florida, National Association, ("ST-Bank") and joined into by SouthTrust Corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a wholly-owned subsidiary of SouthTrust and the parent of ST-Bank ("ST-FL"), and pursuant to which Equity will be merged into ST-Bank and each share of common stock of Equity outstanding as of the Effective Time of the Merger shall be converted into the right to receive 0.88 shares of common stock of SouthTrust (subject to adjustment), as described in more detail in the Proxy Statement/Prospectus dated January , 1997; and

                  (2) IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL (1).


Dated:                       , 1997
      ----------------------                ----------------------------------
                                               (Signature(s) of Shareholder)


      ----------------------,  1997         ----------------------------------
                                                      (co-owner, if any)

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.